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EUR 590,000,000

Multicurrency Revolving Credit and Bank Guarantee Facilities

between

Elster Group SE

as Company and Original Borrower

Certain Subsidiaries of the Company

as Original Borrowers and Original Guarantors

and

ING Bank N.V., Frankfurt Branch

Mizuho Corporate Bank, Ltd.

UniCredit Bank AG

as Coordinating Mandated Lead Arrangers

Commerzbank Aktiengesellschaft, Filiale Luxemburg

as Facility Agent

UniCredit Bank AG

as Bank Guarantee Agent

and

Others

Page I

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Page II

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33.	Sharing among the Finance Parties	140

34.	Payment Mechanics	143

35.	Set-Off	146

36.	Notices	146

37.	Calculations and Certificates	150

38.	Partial Invalidity	151

39.	Remedies and Waivers	151

40.	Amendments and Waivers	151

41.	Confidentiality	154

42.	Confirmation concerning Money Laundering	157

43.	USA Patriot Act	158

44.	Governing Law	159

45.	Jurisdiction	159

46.	Conclusion of this Agreement (Vertragsschluss)	160

SCHEDULE 1 The Original Parties		161

SCHEDULE 2 Conditions Precedent		165

SCHEDULE 3 Form of Requests		171

SCHEDULE 4 Form of Monthly Report		175

SCHEDULE 5 Form of List of Existing Bank Guarantees		177

SCHEDULE 6 Form of Pledge Agreement		178

SCHEDULE 7 Mandatory Cost Formulae		181

SCHEDULE 8 Form of Transfer Certificates		184

SCHEDULE 9 Form of Accession Letters		189

SCHEDULE 10 Form of Resignation Letter		192

SCHEDULE 11 Form of Compliance Certificate		193

SCHEDULE 12 Form of Solvency Certificate		194

SCHEDULE 13 Form of Confidentiality Undertaking		196

SCHEDULE 14 Timetables		200

SCHEDULE 15 Form of Process Agent Appointment Letter		201

Page III

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THIS AGREEMENT is dated 08 April 2011 and made between:

(1)	Elster Group SE as original borrower (the "Company");

(2)	The Subsidiaries of the Company listed in Part I (The Original Borrowers) of SCHEDULE 1 (The Original Parties) as original borrowers (together with the Company, the "Original Borrowers");

(3)	The Subsidiaries of the Company listed in Part II (The Original Guarantors) of SCHEDULE 1 (The Original Parties) as original guarantors (the "Original Guarantors");

(4)	ING Bank N.V., Frankfurt Branch, Mizuho Corporate Bank, Ltd. and UniCredit Bank AG as coordinating mandated lead arrangers (the "Coordinating Mandated Lead Arrangers");

(5)	Bank of America, N.A. Frankfurt Branch, Bayerische Landesbank, Commerzbank AG, Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG, Goldman Sachs International, J.P. Morgan plc, Landesbank Baden-Württemberg, Natixis and SEB AG as mandated lead arrangers (together with the Coordinating Mandated Lead Arranger, the "Arrangers");

(6)	The financial institutions listed in Part III (The Original Lenders) of SCHEDULE 1 (The Original Parties) as lenders (the "Original Lenders");

(7)	Commerzbank AG, Deutsche Bank AG, Filiale Deutschlandgeschäft and UniCredit Bank AG as original issuing banks (the "Original Issuing Banks");

(8)	Commerzbank Aktiengesellschaft, Filiale Luxemburg as facility agent of the Finance Parties (the "Facility Agent"); and

(9)	UniCredit Bank AG as bank guarantee agent of the Finance Parties (the "Bank Guarantee Agent").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.

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"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 29 (Changes to the Obligors).

"Additional Cost Rate" has the meaning given to it in SCHEDULE 7 (Mandatory Cost formulae).

"Additional Financial Indebtedness" means any Financial Indebtedness incurred in reliance on paragraph (b)(v) to (vii) of Clause 26.5 (Financial Indebtedness).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 29 (Changes to the Obligors).

"Additional Issuing Bank" has the meaning given to it in Clause 31.5 (Changes to the Issuing Banks).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Adjusted Consolidated EBIT" has the meaning given to it in Clause 25.1 (Financial definitions).

"Adjusted Consolidated EBITDA" has the meaning given to it in Clause 25.1 (Financial definitions).

"Affected Lender" means a Lender:

(a)	whose long term unsecured debt credit rating (or, if it does not have such a rating, that of its Holding Company) is BBB+ or less (as rated by Standard & Poor's) or Baa1 or less (as rated by Moody's Investors Service); or

(b)	which, if neither it nor its Holding Company has a long term unsecured debt credit rating, has in the opinion of any Issuing Bank (other than any Issuing Bank which is the potential Affected Lender or any of its Affiliates) suffered a material adverse change in its financial condition after the Signing Date; or

(c)	which is a Defaulting Lender.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agent" means each of the Facility Agent and the Bank Guarantee Agent.

"Agreed Extension" has the meaning given to it in Clause 10.2 (Repayment of Bank Guarantees).

"Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period.

"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

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"Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.

"Ancillary Facility" means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

"Ancillary Lender" means each Facility A Lender which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities) or an Affiliate of such Facility A Lender.

"Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility then in force:

(a)	the principal amount under each overdraft facility and each on demand short term loan facility (net of any credit balances on any account of any of the Borrowers with the Ancillary Lender making available that Ancillary Facility to the extent that such credit balance is freely available to be set off by that Ancillary Lender against liabilities owed to it by the relevant Borrower under that Ancillary Facility);

(b)	the face amount of each letter of credit, surety (Bürgschaft), guarantee (Garantie), bond and similar instrument outstanding under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

"Assignment Certificate" means a certificate substantially in the form set out in Part II of SCHEDULE 8 (Form of Transfer Certificates) or any other form satisfactory to the Facility Agent.

"Assignment Date" means, in relation to an assignment pursuant to paragraph (e) of Clause 28.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Assignment Date specified in the Assignment Certificate; and

(b)	the date on which the Facility Agent accepts the Assignment Certificate.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

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"Availability Period" means the period from and including the Signing Date to and including the date falling one month prior to the Final Maturity Date.

"Available Commitment" means in relation to a Facility, a Lender's Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility and the Base Currency Amount of the aggregate of its Ancillary Commitments;

(b)	in relation to any proposed Loan, the Base Currency Amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date and the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date;

(c)	the amount equal to its Bank Guarantee Proportion in the Base Currency Amount of any outstanding Bank Guarantee; and

(d)	in relation to a proposed Bank Guarantee, the amount equal to its Bank Guarantee Proportion in the Base Currency Amount of any other Bank Guarantee that is due to be issued on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation, the following amounts shall not be deducted from a Lender's Commitment under that Facility:

(i)	the amount equal to that Lender's Bank Guarantee Proportion in the Base Currency Amount of Bank Guarantees that are due to expire or to be reduced in accordance with this Agreement on or before the proposed Utilisation Date; and

(ii)	that Lender's participation in Loans that are due to be repaid, prepaid or otherwise reduced in accordance with this Agreement on or before the proposed Utilisation Date and that Lender's (or its Affiliate's) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate of each Lender's Available Commitment in respect of that Facility.

"Bank Guarantee" means any letter of credit, surety (Bürgschaft) or guarantee (Garantie), including counter-guarantees, issued or to be issued by an Issuing Bank under this Agreement, including (subject to the provisions of Clause 6.1 (Roll-in of Existing Bank Guarantees)) any Existing Bank Guarantee.

"Bank Guarantee Commission" has the meaning given to it in paragraph (a) of Clause 15.1 (Bank Guarantee Commission).

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"Bank Guarantee Proportion" means on any day in relation to any Lender in respect of any then outstanding Bank Guarantee and any Loss Amount, the proportion (expressed as a percentage) which that Lender's Commitment in relation to the Facility under which that Bank Guarantee has been issued (after deducting the amount of any Ancillary Facility made available by that Lender) bears to the aggregate of the Commitments of all Lenders under that Facility (after deducting the aggregate amount of all Ancillary Facilities made available under that Facility). If the Commitments under the relevant Facility have been reduced to zero, the Bank Guarantee Proportion shall be calculated on the basis of the Commitments immediately prior to that reduction.

"Bank Guarantee Reduction Entry" has the meaning given to it in paragraph (a) of Clause 7.1 (Reduction of outstanding Bank Guarantees).

"Bank Guarantee Reduction Day" has the meaning given to it in paragraph (b) of Clause 7.1 (Reduction of outstanding Bank Guarantees).

"Bank Guarantee Request" means (in case of delivery by using the Electronic Platform) any request for the issuance or an amendment, extension or increase of a Bank Guarantee rendered with the Electronic Platform or (in case of delivery by fax or letter) a notice substantially in the form set out in Part II (Form of Bank Guarantee Request) of SCHEDULE 3 (Form of Requests) or any other request (in the form agreed with the relevant Issuing Bank).

"Base Currency" means EUR.

"Base Currency Amount" means:

(a)	in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request);

(b)	in relation to a Bank Guarantee, the Face Amount (or, if the Face Amount is not denominated in the Base Currency, such Face Amount or other sum as notionally converted by the Electronic Platform into the Base Currency on the basis of the relevant exchange rates displayed therein or, during any Platform Disruption Period, such amount as notionally converted into the Base Currency in accordance with the conversion rules set forth in paragraph (a)(ii) of Clause 6.6 (Platform Disruption Period));

(c)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Facility Agent by a Borrower pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Facility Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement); and

(d)	in relation to a Loss Amount, the amount of such Loss Amount in the Base Currency (or, if such amount is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date of calculation as required pursuant to this Agreement),

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as adjusted to reflect any repayment or prepayment of a Loan, a Loss Amount or (as the case may be) expiry or reduction of a Bank Guarantee or cancellation, reduction or termination of an Ancillary Facility.

"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Bond Engagement Letter" means an engagement letter dated on or about the date of this Agreement and entered into between, amongst others, the Company as guarantor and certain banks and financial institutions as underwriters in relation to the issue of the Initial Bond.

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 29 (Changes to the Obligors).

"Break Costs" means the amount (if any) by which:

(a)	the interest (without taking into account the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Luxembourg, Frankfurt am Main, Munich and Essen and:

(a)	(in relation to any date for payment or purchase of euro) any TARGET Day;

(b)	(in relation to the issuance of a Bank Guarantee) in the place of the Facility Office of the relevant Issuing Bank; or

(c)	(in relation to any date for payment or purchase of a currency other than euro) in the principal financial centre of the country of that currency.

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"Cash" means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 3 Months;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except any Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements or encumbrances arising under the account bank’s general business terms and conditions; and

(d)	the cash is freely and (subject to paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facilities.

"Cash Cover" means any cash cover provided by a Borrower to an account opened in the name of that Borrower if and to the extent the following conditions are met:

(a)	the account, as the case may be, is with the Facility Agent or the relevant Issuing Bank;

(b)	the account has been pledged (first ranking, subject only to encumbrances arising under the account bank's general business terms and conditions which will be contractually subordinated pursuant to the terms of the relevant Pledge Agreement to the pledges granted to the Facility Agent or the relevant Issuing Bank (as applicable) under the relevant Pledge Agreement) to the Facility Agent or, as the case may be, the relevant Issuing Bank under a Pledge Agreement; and

(c)	any amounts deposited in the pledged account shall secure the obligations of the Borrowers pursuant to (i) Clause 8.2 (Indemnification by the Borrowers) in respect of Bank Guarantees (in the case of pledges granted to an Issuing Bank) or (ii) Clause 30.17 (Parallel debt) in respect of the Parallel Obligations (in the case of pledges granted to the Facility Agent).

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having, in each case, a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investor Services Limited, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

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(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(v)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(vi)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days' notice; or

(vii)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security.

"Change of Control Event" has the meaning given to it in paragraph (a) of Clause 11.2 (Change of control).

"Change of Control Event Notification" has the meaning given to it in paragraph (b) of Clause 11.2 (Change of control).

"Code" means the US Internal Revenue Code of 1986 as amended from time to time.

"Commitment" means a Facility A Commitment or Facility B Commitment.

"Commitment Fee" has the meaning given to it in paragraph (a) of Clause 15.4 (Commitment Fee).

"Compliance Certificate" means a certificate substantially in the form set out in SCHEDULE 11 (Form of Compliance Certificate).

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"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the form of SCHEDULE 13 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent.

"Consideration" has the meaning given to it in paragraph (b)(vi)(A) of Clause 26.6 (Acquisitions).

"Consolidated Total Net Cash Interest Expenses" has the meaning given to it in Clause 25.1 (Financial definitions).

"Consolidated Total Net Debt" has the meaning given to it in Clause 25.1 (Financial definitions).

"Continuing Lender" has the meaning given to it in paragraph (c) of Clause 11.2 (Change of control).

"Default" means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

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"Defaulting Lender" means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.5 (Lenders' participation), which has become an Affected Lender and failed to provide cash cover in accordance with paragraph (d) of Clause 31.6 (Right to demand cash cover from Affected Lenders) or which has failed to indemnify an Issuing Bank in accordance with Clause 8.3 (Indemnification by the Lenders);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the relevant Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Discontinuing Lender" has the meaning given to it in paragraph (b) of Clause 11.2 (Change of control and control agreements).

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Dutch Civil Code" means the Dutch Civil Code (Burgerlijk Wetboek).

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"Economic Sanctions Law" means any economic or financial sanctions administered by the United Nations, OFAC, the US State Department, the European Union, Germany or any other national economic sanctions authority.

"Electronic Platform" means the internet communication system for the communication, processing and calculations to be made in connection with the issuance and administration of Bank Guarantees which will be operated by UniCredit Bank AG as Bank Guarantee Agent or any replacement Bank Guarantee Agent.

"Electronic Platform Agreement" means the agreement entered into between each of the Borrowers, the Bank Guarantee Agent and the Issuing Banks in relation to the use of the Electronic Platform.

"Environmental Law" means any applicable law or regulation that relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health (to the extent relating to matters of the environment); or

(c)	any emission or substance capable of causing harm to any living organism or the environment.

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974 as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any member of the Group, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(b) of ERISA (or, solely for the purposes of any requirement of or provision under the Code, Section 414(m) and (o) of the Code).

"ERISA Event" means:

(a)	any "reportable event," as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived);

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(b)	a prohibited transaction with respect to a Plan within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available;

(c)	a violation of the fiduciary responsibility rules of Section 404 of ERISA with respect to a Plan;

(d)	with respect to any US Pension Plan, the occurrence of any event that would result in the imposition of a limitation under Section 436 of the Code or Section 206 of ERISA, determined without regard to any contribution made or the provision of security under Section 436 of the Code or Section 206 of ERISA to avoid the imposition of the limitation;

(e)	with respect to any Plan that is intended to be a qualified plan under Section 401(a) of the Code, any occurrence or event that results or could reasonably be expected to result in the loss of the Plan’s qualified status or for which the cost of correction under the IRS employee plans compliance resolution system or any successor program (including the cost of computing the correction, making a submission to the IRS, making any payment to the IRS, the Plan or participants and any other related cost of correction) could reasonably be expected to exceed USD 100,000;

(f)	with respect to any US Pension Plan, the failure to satisfy the minimum funding standards of Section 412 and Sections 430 through 432 of the Code or Section 302 and Sections 303 through 305 of ERISA), whether or not waived;

(g)	the occurrence of an aggregate Unfunded Liability for all US Pension Plans exceeding USD 100,000;

(h)	the filing of an application pursuant to Section 412(c) of the Code or Section 302 of ERISA for a waiver of the minimum funding standard with respect to any US Pension Plan;

(i)	the withdrawal from a US Pension Plan by a member of the Group or ERISA Affiliate that is a substantial employer (as defined in Section 4001(a)(2) of ERISA) subject to Section 4063 of ERISA;

(j)	the filing of a notice of intent to terminate a US Pension Plan under Section 4041 of ERISA;

(k)	the commencement of proceedings by the PBGC to terminate or appoint a trustee to administer a US Pension Plan, or an event or condition which could reasonably be expected to constitute grounds for the termination of or the appointment of a trustee to administer a US Pension Plan, under Section 4042 of ERISA;

(l)	a complete or partial withdrawal by any member of the Group or ERISA Affiliate under Sections 4203 or 4205 of ERISA from a Multiemployer Plan;

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(m)	a notification that a Multiemployer Plan is in reorganization under Section 4242;

(n)	the termination of a Multiemployer Plan under Section 4041A of ERISA;

(o)	any transaction that could subject any member of the Group or ERISA Affiliate to liability under Sections 4069 or 4212(c) of ERISA; and

(p)	the occurrence of any event or condition that results or could reasonably be expected to result in liability by any member of the Group or ERISA Affiliate under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of Title IV of ERISA.

"Event of Default" means any event or circumstance specified as such in Clause 27 (Events of Default).

"Excess Amount" has the meaning given to it in paragraph (a) of Clause 7.2 (Excess Amounts).

"Existing Bank Guarantee List" means the list of existing bank guarantees substantially in the form of SCHEDULE 5 (Form of List of Existing Bank Guarantees) to be signed by the Original Borrowers and the Issuing Banks after the signing of this Agreement

"Existing Bank Guarantees" means (to the extent not already expired) any letter of credit, bank guarantee or surety (Bürgschaft) which is listed in the Existing Bank Guarantee List.

"Existing Facilities Agreement" means the facilities agreement dated 12 June 2005 as amended and restated on 11 July 2005, 17 August 2005, 13 February 2006, 19 May 2006, 30 October 2006, 3 May 2007, 24 April 2008, 14 November 2008, 11 November 2009, 11 January 2010 and 7 March 2011 and made, inter alia, between Elster Holdings GmbH as Bidco, certain financial institutions as mandated lead arrangers and lenders and Deutsche Bank AG, London Branch as facility agent and security agent.

"Face Amount" means in relation to a Bank Guarantee:

(a)	the principal face amount of such Bank Guarantee in the Base Currency or, as the case may be, any other currency in which such Bank Guarantee has been issued; or

(b)	such amount notified by the relevant Issuing Bank to the Facility Agent in accordance with paragraph (d) of Clause 6.4 (Issue of Bank Guarantees).

"Facility" means Facility A or Facility B and "Facilities" means Facility A and Facility B.

"Facility A" means the syndicated multicurrency revolving credit facility made available under this Agreement as described in Clause 2 (The Facilities).

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"Facility A Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility A Commitment" in Part III (The Original Lenders) of SCHEDULE 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Lender" means:

(a)	the persons identified in Part III (The Original Lenders) of SCHEDULE 1 (The Original Parties) as participating in Facility A; and

(b)	each person which has become a Party to this Agreement in relation to Facility A in accordance with Clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Facility Agent's Spot Rate of Exchange" means the Facility Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the foreign exchange market at or about 11:00 a.m. on a particular day.

"Facility B" means the syndicated multicurrency revolving letter of guarantee facility made available under this Agreement as described in Clause 2 (The Facilities).

"Facility B Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility B Commitment" in Part III (The Original Lenders) of SCHEDULE 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Lender" means:

(a)	the persons identified in Part III (The Original Lenders) of SCHEDULE 1 (The Original Parties) as participating in Facility B; and

(b)	each person which has become a Party to this Agreement in relation to Facility B in accordance with Clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

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"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means:

(a)	any letter or letters entered into between any or all of the Coordinators and the Company, the Arrangers and the Company, the Bank Guarantee Agent and the Company or the Facility Agent and the Company setting out any of the fees referred to in Clause 15 (Bank Guarantee Commission and fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 15.2 (Issuing Bank Fee). 15.3 (Bank Guarantee handling fee and other compensations) or 15.9 (Interest, commission and fees on Ancillary Facilities) or under any other Finance Document.

"Final Maturity Date" means the fifth anniversary of the Signing Date.

"Finance Document" means this Agreement, any Fee Letter, any Issuing Bank Accession Letter, any Obligor Accession Letter, any Ancillary Document, any Resignation Letter, any Pledge Agreement and any other document designated as such by the Facility Agent and the Company.

"Financing Subsidiary " means any member of the Group which:

(a)	principally acts as a finance company for the Group;

(b)	has no material assets other than receivables under loans made to the Company or an Intermediate Holding Company; and

(c)	on-lends the proceeds of any Financial Indebtedness incurred by it solely to the Company, a Permitted Financial Indebtedness Subsidiary or an Unlimited Guarantor.

"Finance Party" means the Facility Agent, the Bank Guarantee Agent, a Coordinator, an Arranger, a Lender, an Ancillary Lender or an Issuing Bank.

"Financial Indebtedness" means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, commercial papers or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

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(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any amount of any liability under an advance or deferred purchase agreement if the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question (other than customary terms of payment (Zahlungsziele) in the ordinary course of trading);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability which would fall within one of the other paragraphs of this definition; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

provided that Financial Indebtedness referred to in paragraphs (f) and (i) above shall not be included for the purposes of any of the definitions set out in Clause 25.1 (Financial definitions).

"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"French Guarantor" means any Guarantor organised or formed under the law of France.

"French Obligor" means each Obligor organised or formed under the law of France.

"Fronting Sublimit" means:

(a)	in relation to an Original Issuing Bank, the amount in the Base Currency set opposite its name under the heading "Fronting Sublimit" in Part IV (The Original Issuing Banks) of SCHEDULE 1 (The Original Parties) or such amount as reduced or increased in accordance with Clause 31.4 (Fronting Sublimits); and

(b)	in relation to any Additional Issuing Bank, the amount in the Base Currency of any Fronting Sublimit assumed by it or such amount as reduced or increased in accordance with Clause 31.4 (Fronting Sublimits).

"Fronting Sublimit Increase Amount" has the meaning given to it in paragraph (a) of Clause 31.4 (Fronting Sublimits).

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"GAAP" means, with respect to (i) the consolidated financial statements of the Company, US GAAP or (following a change of the accounting principles in accordance with paragraph (b) of Clause 24.3 (Requirements as to financial statements)) IFRS, in each case based on EUR or USD, as the case may be, and consistently applied with the Company's past practice and (ii) any other financial statements accounting principles generally accepted in the home country of the entity concerned.

"Group" means the Company and its Subsidiaries from time to time.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 29 (Changes to the Obligors).

"Guarantor Coverage" has the meaning given to it in paragraph (a) of Clause 26.18 (Guarantor Coverage).

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Impaired Agent" means an Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	it otherwise rescinds or repudiates a Finance Document;

(c)	(if that Agent is also a Lender) it is a Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to that Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	that Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increased Costs" has the meaning given to it in Clause 18.1 (Increased Costs).

"Increasing Issuing Bank" has the meaning given to it in paragraph (a) of Clause 31.4 (Fronting Sublimits).

"Indemnifying Lender" has the meaning given to it in paragraph (a) of Clause 8.3 (Indemnification by the Lenders).

"Information Package" means any information provided to the Lenders by way of an electronic dataroom established in connection with this Agreement.

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"Initial Bond" means a debt issue by Elster Finance B.V. prior to first utilisation of the Facilities by way of a bond or other instrument in the debt capital markets in a minimum amount of EUR 250,000,000.

"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	is unable to pay its debts as they fall due (zahlungsunfähig), over-indebted (überschuldet) or otherwise insolvent or fails to pay its debts as they fall due;

(c)	admits its inability to pay its debt when due;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (c) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; and/or

(h)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (e) above.

"Interest Cover Ratio" has the meaning given to it in Clause 25.1 (Financial definitions).

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"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).

"Intermediate Holding Company" means any Subsidiary of the Company which:

(a)	does not carry on any material business; and

(b)	has no material assets other than direct or indirect shareholdings or participations in other members of the Group,

provided that each entity (other than the Company) in respect of which it is a Subsidiary qualifies as an Intermediate Holding Company according to sub-paragraph (a) and (b) above.

"IRS" means the Internal Revenue Service.

"Issuing Bank" means any Original Issuing Bank, any Additional Issuing Bank and any Roll-in Issuing Bank (in respect of all Existing Bank Guarantees which are rolled into the Facility by such Roll-in Issuing Bank) which in each case has not ceased to be an Issuing Bank in accordance with the terms of this Agreement.

"Issuing Bank Accession Letter" means a letter substantially in the form set out in Part II (Form of Issuing Bank Accession Letter) of SCHEDULE 9 (Form of Accession Letters).

"Issuing Bank Fee" has the meaning given to it in Clause 15.2 (Issuing Bank Fee).

"Joint Venture" means any joint venture or similar arrangement entered into by any member of the Group with any other person where the relevant member of the Group together with any other member of the Group owns (directly or indirectly) 50 per cent. or less of the shares or other ownership interests in the relevant legal entity.

"Joint Venture Investment" means the amount (i) subscribed for shares or other equity participations in, (ii) lent to, (iii) of contingent liability under any guarantee given in respect of the liabilities of, (iv) the market value of any assets transferred to, and (v) the market value of any Security created or permitted to subsist for the benefit of any creditor of any Joint Venture.

"Legal Reservations" means any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or Clause 29 (Changes to the Obligors).

"Lender" means a Facility A Lender or a Facility B Lender.

"Leverage Ratio" has the meaning given to it in Clause 25.1 (Financial definitions).

"LIBOR" means, in relation to any Loan in a currency other than euro:

(a)	the applicable Screen Rate; or

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(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Loan Request" means a notice substantially in the form set out in Part I (Form of Loan Request) of SCHEDULE 3 (Form of Requests).

"Loss Amount" has the meaning given to it in paragraph (a) of Clause 8.3 (Indemnification by the Lenders).

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

"Mandatory Cost" means the percentage rate per annum calculated by the Facility Agent in accordance with SCHEDULE 7 (Mandatory Cost formulae).

"Margin" means

(a)	in relation to utilisations under Facility A 2.00 per cent. per annum; and

(b)	in relation to utilisations under Facility B 1.50 per cent. per annum,

provided that, if:

(i)	no Event of Default has occurred and is continuing; and

(ii)	the Leverage Ratio in respect of the most recently completed Testing Period is within a range set out below,

then the Margin for each Utilisation under a Facility will be the percentage rate per annum set out below in the column for that Facility opposite that Leverage Ratio:

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Leverage Ratio	Facility A Margin in per cent. p.a.	Facility B Margin in per cent. p.a.
Greater than 3.00:1	2.75	2.25
Less than or equal to 3.00:1 and greater than 2.50:1	2.25	2.00
Less than or equal to 2.50:1 and greater than 2.00:1	2.00	1.50
Less than or equal to 2.00:1 and greater than 1.50:1	1.75	1.50
Less than or equal to 1.50:1	1.50	1.25

However:

(a)	any increase or decrease in the Margin shall take effect on the date which is 10 Business Days after receipt by the Facility Agent of the Compliance Certificate for that Testing Period pursuant to Clause 24.2 (Compliance Certificate) evidencing the Ratio warranting such adjustment;

(b)	if the Margin for a Utilisation is reduced or remains unchanged for any period under this clause but the annual audited financial statements of the Group (and the Compliance Certificate with which they are required by this Agreement to be delivered) subsequently received by the Facility Agent do not confirm the basis for that Margin, but for a higher Margin, that Margin shall be adjusted with retrospective effect. In such event the Margin for that Utilisation shall be the rate per annum specified opposite the relevant range set out in the table above and the revised Leverage Ratio calculated using the figures in that Compliance Certificate. The Company shall promptly pay (or shall ensure that the relevant Borrower promptly pays) to the Facility Agent any amount necessary to put the Facility Agent and the Lenders in the position they would have been in had the appropriate Margin applied during that period; and

(c)	while an Event of Default is continuing, the Margin shall be the highest rate per annum specified above.

"Margin Stock" means “margin stock” within the meaning of Regulation U of the Board.

"Market Disruption Event" has the meaning given to it in paragraph (b) of Clause 14.2 (Market disruption).

"Material Adverse Effect" means an event or circumstance:

(a)	which is materially adverse to:

(i)	the business, assets (taken as a whole) or financial condition of the Group (taken as a whole); or

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(ii)	the ability of any Obligor (taking into account the guarantee obligations of other members of the Group) to perform any of its payment obligations under any Finance Document; or

(b)	which affects the validity or the enforceability of any of the Finance Documents in a manner which would be materially adverse to the interests of the Finance Parties under the Finance Documents and if capable of remedy, is not remedied within 15 Business Days of the Company becoming aware of such event or circumstance or being given notice of such event or circumstance by the Agent.

"Material Subsidiary" means, at any time, any Subsidiary of the Company:

(a)	which is an Obligor; or

(b)	whose EBITDA (calculated on the same basis as Adjusted Consolidated EBITDA) represents 5 per cent. or more of the Adjusted Consolidated EBITDA.

For the purpose of this definition, EBITDA of any member of the Group will be determined from its audited (if available or required by law) or unaudited annual unconsolidated financial statements, excluding any intra-group items, upon which the latest audited annual consolidated financial statements of the Company have been based and Adjusted Consolidated EBITDA will be determined from the latest audited annual consolidated financial statement of the Company.

Any Subsidiary of the Company shall constitute a Material Subsidiary only as from delivery of the list referred to in paragraph (b) of Clause 24.1 (Financial statements), provided that

(i)	if a member of the Group becomes an Obligor, it will immediately become a Material Subsidiary;

(ii)	if an entity becomes a member of the Group after the date at which the latest audited annual consolidated financial statements of the Company have been prepared, the EBITDA of that entity will be determined from its latest financial statements and, subject to the criteria of (b) above and taking into account the EBITDA of that entity for the purpose of calculating Adjusted Consolidated EBITDA, it will immediately become a Material Subsidiary; and

(iii)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company (including by way of Transformation) after the date as at which the latest audited annual consolidated financial statements of the Company have been prepared, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

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"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period ends.

The above rules will only apply to the last Month of any period.

"Monthly Report" has the meaning given to it in paragraph (a) of Clause 16.3 (Monthly Report).

"Multiemployer Plan" means a Plan that is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

"New Lender" has the meaning given to it in paragraph (a) of Clause 28.1 (Assignments and transfers by the Lenders).

"Non-Consenting Lender" has the meaning given to it in paragraph (d) of Clause 40.2 (Exceptions).

"Obligor" means a Borrower or a Guarantor.

"Obligor Accession Letter" means a document substantially in the form set out in Part I (Form of Obligor Accession Letter) of SCHEDULE 9 (Form of Accession Letters).

"Obligors' Agent" means the Company, appointed to act on behalf of each other Obligor in relation to the Finance Documents pursuant to Clause 36.8 (Obligors' Agent).

"OFAC" means the Office of Foreign Assets Control of the US Department of the Treasury.

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

"Original Financial Statements" means:

(a)	in relation to the Company, its audited unconsolidated financial statements and the audited consolidated financial statements of the Group for the financial year ended 31 December 2010; and

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(b)	in relation to each Original Obligor other than the Company, its audited (to the extent required to be prepared or available) or unaudited financial statements for its financial year ended 31 December 2010.

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Overrunning Bank Guarantee" has the meaning given to it in Clause 10.2 (Repayment of Bank Guarantees).

"Parallel Obligations" has the meaning given to it in Clause 30.17 (Parallel debt).

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Financial Indebtedness Subsidiary" means any Financing Subsidiary and any Intermediate Holding Company.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any member of the Group or ERISA Affiliate sponsors, maintains or contributes to or with respect to which any member of the Group or ERISA Affiliate has any liability.

"Platform Disruption Period" means:

(a)	the period from the Signing Date to date the Electronic Platform commences operation (and the Bank Guarantee Agent will promptly notify the Issuing Banks and the Facility Agent (which shall promptly inform the Lenders and the Company) of such date); and

(b)	thereafter, any period from (i) the date the Bank Guarantee Agent notifies the Issuing Banks, the Facility Agent (which shall promptly inform the Lenders) and the Company that the Electronic Platform is not in operation or not accessible for more than one Business Day until (ii) the date the Bank Guarantee Agent confirms to the Issuing Banks, the Facility Agent (which shall promptly inform the Lenders) and the Company that the Electronic Platform is again duly operating.

"Pledge Agreement" means each account pledge agreement with a Borrower as pledgor, substantially in a form set out in SCHEDULE 6 (Form of Pledge Agreement) or in any other form acceptable to the Facility Agent (acting on the instructions of the Issuing Banks) or the relevant Issuing Bank (as applicable).

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December which falls on or after 30 June 2011.

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"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(if the currency is sterling) the first day of that period; or

(c)	(for any other currency) two (2) Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Recovered Amount" has the meaning given to it in paragraph (a) of Clause 33.6 (Loss Sharing in respect of Bank Guarantees).

"Recovering Bank" has the meaning given to it in paragraph (a) of Clause 33.6 (Loss Sharing in respect of Bank Guarantees).

"Recovering Finance Party" has the meaning given to it in Clause 33.1 (Payments to Finance Parties).

"Reduced Issuing Bank" has the meaning given to it in paragraph (b) of Clause 31.4 (Fronting Sublimits).

"Reference Banks" means, in relation to EURIBOR, Deutsche Bank Luxembourg S.A., ING Bank N.V., Frankfurt Branch and UniCredit Luxembourg S.A. and, in relation to LIBOR, Deutsche Bank Luxembourg S.A., UniCredit Luxembourg S.A. and ING Bank N.V., Frankfurt Branch or such other banks as may be appointed by the Agent in consultation with the Company.

"Regulation" means Regulation U and Regulation X of the Board.

"Relevant Company" has the meaning given to it in paragraph (a) of Clause 27.5 (Cross default).

"Relevant Interbank Market" means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

"Repeated Representations" means each of the representations set out in Clause 11.2 (Sanctions Laws), Clauses 23.1 (Status), 23.2 (Binding obligations), 23.3 (Non-conflict with other obligations), 23.4 (Power and authority), 23.5 (Validity and admissibility in evidence), 23.6 (Governing law and enforcement), 23.9 (No default), 23.12 (Pari passu ranking), 23.14 (ERISA), 23.15 (Margin Stock) and 23.16 (Certain US laws), provided that, when a representation in paragraph (a) of Clause 23.9 (No default) is repeated on the date of a Utilisation Request for, or deemed to be repeated on the Utilisation Date in respect of, a Rollover Loan, the reference to "Default" will be construed as a reference to an Event of Default following which the Facilities have been cancelled in accordance with Clause 27.13 (Acceleration) only.

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"Replacement Lender" has the meaning given to it in paragraph (a) of Clause 40.4 (Replacement of a Defaulting Lender).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Resignation Letter" means a letter substantially in the form set out in SCHEDULE 10 (Form of Resignation Letter).

"Retired Issuing Bank" has the meaning given to it in Clause 31.5 (Changes to the Issuing Banks).

"Roll-in Issuing Bank" means each Lender which has issued Existing Bank Guarantees if and for so long as any such Existing Bank Guarantee is outstanding.

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 5.4 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

"Sanctioned Person" means any person or organization (i) located within, doing business or operating from, or affiliated with the government of, a Sanctioned Territory, (ii) designated on the OFAC list of Specially Designated Nationals, on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, or on the Consolidated List of Financial Sanctions Targets maintained by the UK treasury, or on any list of targeted persons issued under the Economic Sanctions Law of any other country, or (iii) otherwise targeted under any Economic Sanctions Law.

"Sanctioned Territory" means any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions Law.

"Screen Rate" means:

(a)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; and

(b)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Facility A Lenders.

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"Security" means a mortgage, land charge, charge, pledge, lien, assignment or transfer for security purposes, retention of title arrangement or other security interest (dingliche Sicherheit) securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Separate Loans" has the meaning given to it in paragraph (c) of Clause 10.1 (Repayment of Loans).

"Sharing Payment" has the meaning given to it in paragraph (c) of Clause 33.1 (Payments to Finance Parties).

"Signing Date" means the date of signing of this Agreement.

"Solvency Certificate" means a certificate substantially in the form set out in SCHEDULE 12 (Form of Solvency Certificate) or any other form agreed between the Facility Agent and the Company.

"Specified Time" means a time determined in accordance with SCHEDULE 14 (Timetables).

"Steps Paper" means the steps paper prepared by Ernst & Young, dated 30 March 2011 and titled "Elster group – Tax Structure Memorandum".

"Subsidiary" means a person over which another person has direct or indirect control and, in relation to any company or corporation incorporated under the laws of The Netherlands, a subsidiary of such company within the meaning of Article 2:24(a) of the Dutch Civil Code and, in relation to a French Obligor, a member of the Group controlled by that French Obligor within the meaning of Article L. 233-3, I, 1° and 2° of the French Commercial Code (Code de commerce).

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Testing Period" has the meaning given to it in Clause 25.1 (Financial definitions).

"Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being EUR 590,000,000 at the Signing Date.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being EUR 450,000,000 at the Signing Date.

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"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being EUR 140,000,000 at the Signing Date.

"Transfer Certificate" means a certificate substantially in the form set out in Part I of SCHEDULE 8 (Form of Transfer Certificates) or any other form satisfactory to the Facility Agent.

"Transfer Date" means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 28.5 (Procedure for assignment and transfer by way of assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent accepts the Transfer Certificate.

"Transformation" means any merger (Verschmelzung) or de-merger (Spaltung) within the meaning of the German Transformation Act (Umwandlungsgesetz), any similar transaction or corporate restructuring effected otherwise than in reliance on the provisions of the German Transformation Act or, in each case, any similar transaction under the laws of any jurisdiction other than Germany to which the relevant member(s) of the Group (is) (are) subject.

"UK ITA" means the UK Income Tax Act 2007.

"Uncovered Amount" means any amount for which a Borrower is required to provide Cash Cover under any provision of this Agreement.

"Unfunded Liability" means, for a US Pension Plan other than a Multiemployer Plan, any excess of the US Pension Plan’s funding target under Section 430(d) of the Code or 303(d) of ERISA over the value of the US Pension Plan’s assets, determined in accordance with Section 430(d)(2)(A) of the Code or Section 303(d)(2)(A) of ERISA for the applicable plan year, or for a Multiemployer Plan, any excess of the Multiemployer Plan’s current liability under Section 431(c)(6) of the Code or Section 304(c)(6) of ERISA over the value of the Multiemployer Plan’s assets determined in accordance with Section 431(c)(2) of the Code or Section 304(c)(2) of ERISA.

"Unlimited Guarantor" means any Guarantor provided that none of the limitations set out in Clause 22 (Guarantee and Indemnity) or an applicable Obligor Accession Letter apply in respect of its guarantee and indemnity obligations pursuant to Clause 22 (Guarantee and Indemnity) in relation to any amount outstanding under this Agreement.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"US Bankruptcy Code" means the US Bankruptcy Code (Title 11 of the US Code), as amended from time to time.

"US Borrower" means each Borrower organised or formed under the law of the United States, or any State or territory thereof.

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"US GAAP" means generally accepted accounting principles in the US.

"US Group" means each US Obligor and its Subsidiaries from time to time and "US Group Member" means any of them.

"US Guarantor" means any Guarantor organised or formed under the law of the United States, or any State or territory thereof.

"US Obligor" means each Obligor organised or formed under the law of the United States, or any State or territory thereof.

"US Pension Plan" means a Plan that is subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code.

"Utilisation" means a Loan or a Bank Guarantee.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Bank Guarantee is to be issued pursuant to this Agreement.

"Utilisation Fee" has the meaning given to it in paragraph (a) of Clause 15.5 (Utilisation Fee).

"Utilisation Request" means a Loan Request or a Bank Guarantee Request.

"VAT" means value added tax as provided for in the German Value Added Tax Act (Umsatzsteuergesetz) and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Facility Agent", the " Bank Guarantee Agent", the "Arrangers", any "Finance Party", any "Lender", any "Facility A Lender", any "Facility B Lender", any "Ancillary Lender", any "Obligor", any "Issuing Bank" or any "Party" shall be construed so as to include (its) (their) successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	"director" includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

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(v)	"gross negligence" means grobe Fahrlässigkeit and "wilful misconduct" means Vorsatz;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)	"promptly" is to be construed as unverzüglich (without undue delay) as contemplated in the first paragraph of section 121 of the German Civil Code (Bürgerliches Gesetzbuch);

(ix)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	to "repay" includes, in respect of any guarantee, letter of credit or similar instrument issued under an Ancillary Facility, the provision of cash collateral by a Borrower or any other arrangement satisfactory to the relevant Ancillary Lender;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to Central European time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	One person (the "first person") being "controlled" by another person means that such other person (i) owns (directly or indirectly) more than 50 per cent. of the equity share capital of the first person or (ii) has (directly or indirectly) the right to exercise more than 50 per cent. of the voting rights of the first person or (iii) otherwise controls the first person (abhängiges Unternehmen) within the meaning of section 17 of the German Stock Corporation Act (Aktiengesetz).

(d)	In this Agreement, where it relates to a Dutch entity, or in the context of the laws of The Netherlands, a reference to:

(i)	a "winding-up", "administration" or "dissolution" includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a "moratorium" includes surseance van betaling and "granted a moratorium" includes surseance verleend;

(iii)	a "trustee in bankruptcy" includes a curator;

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(iv)	an "administrator" includes a bewindvoerder;

(v)	any "step" or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act (Invorderingswet 1990) or section 60 of the Social Insurance Financing Act (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the Tax Collection Act (Invorderingswet 1990);

(vi)	a "receiver" or an administrative receiver does not include a curator or bewindvoerder; and

(vii)	an "attachment" includes a beslag.

(e)	In this Agreement, where it relates to a French entity, or in the context of the laws of France, a reference to:

(i)	an "insolvency", "bankruptcy", "winding-up", "administration", "dissolution" or "liquidation" includes a redressement judiciaire, a cession totale de l'entreprise, a liquidation judiciaire or a procédure de sauvegarde under articles L. 620-1 to L. 644-6 of the French Commercial Code (Code de commerce);

(ii)	a "composition", "assignment" or "similar arrangement with any creditor" includes a procédure de conciliation or a mandat ad hoc under articles L. 611-3 to L. 611-15 of the French Commercial Code (Code de commerce);

(iii)	a "compulsory manager, receiver" or "administrator" includes an administrateur judiciaire, mandataire ad hoc, conciliateur, mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraphs (i) and (ii) above; and

(iv)	a "person being unable to pay its debts" includes that person being in a state of cessation des paiements (état de cessation des paiements) as defined in article L. 631-1 of the French Commercial Code (Code de commerce).

(f)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(g)	A Default is "continuing" if it has not been remedied or waived.

(h)	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German or any other translation of a word or phrase appears in the text of this Agreement, the German or other translation of such word or phrase shall prevail.

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1.3	Currencies - Symbols and Definitions

EUR, euro or € denotes the lawful currency of the Participating Member States, GBP or sterling denotes the lawful currency of the United Kingdom and USD denotes the lawful currency of the US.

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SECTION 2

THE FACILITIES

2.	The Facilities

2.1	The Facilities

(a)	Subject to the terms of this Agreement:

(i)	the Facility A Lenders make available to the Borrowers a multicurrency revolving credit facility in an aggregate amount equal to the Total Facility A Commitments; and

(ii)	the Facility B Lenders make available to the Borrowers a multicurrency revolving letter of guarantee facility in an aggregate amount equal to the Total Facility B Commitments.

(b)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to a Borrower in place of all or part of its Facility A Commitment or Facility B Commitment.

2.2	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor shall, except as otherwise set out in this Agreement or any other Finance Document, be a separate and independent debt (Ausschluss der gesamtschuldnerischen Haftung).

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	Purpose

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A towards general corporate purposes, including, without limitation, the refinancing of existing indebtedness of the Company and its Subsidiaries and bolt-on acquisitions.

(b)	Each Borrower may utilise Facility A and Facility B for the purpose of the provision of Bank Guarantees for general corporate purposes, including (in the case of Facility B) the roll-in of Existing Bank Guarantees as provided for in Clause 6.1 (Roll-in of Existing Bank Guarantees).

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3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

The obligations of each Lender and each Issuing Bank to the Borrowers under this Agreement, are subject to the conditions precedent that:

(a)	the Facility Agent has notified the Company, the Issuing Banks and the Lenders that it has received all of the documents set out in Part I (Conditions precedent to closing) of SCHEDULE 2 (Conditions precedents) in form and substance satisfactory to the Facility Agent (which the Facility Agent shall do promptly after having so determined); and

(b)	the Existing Bank Guarantee List has been executed by all parties thereto.

4.2	Further conditions precedent

The Lenders and the Issuing Banks will only be obliged to comply with Clause 5.5 (Lenders' participation), Clause 6.4 (Issue of Bank Guarantees) or Clause 6.5 (Extension and increase of a Bank Guarantee), respectively, if on the date of the Utilisation Request or extension request and on the proposed Utilisation Date or extension date:

(a)	in the case of a Rollover Loan, no notice under Clause 27.13 (Acceleration) has been delivered to the Company (provided that, for the avoidance of doubt, the utilisation of a Rollover Loan shall in no way prejudice or affect the rights of the Finance Parties in relation to an Event of Default outstanding on the Utilisation Date) and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(b)	the Repeated Representations (other than the representations made in Clause 11.2 (Sanctions Laws)) made by each Obligor are true in all material respects; and

(c)	(other than (i) with respect to a Continuing Lender and (ii) in the case of a Rollover Loan) no Change of Control Event has occurred.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

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(ii)	it is GBP or USD or has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Facility Agent has received a written request from a Borrower for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to that Borrower by the Specified Time (if applicable):

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted in relation to a Loan Request, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations under Facility A

(a)	A Borrower may not deliver a Utilisation Request for a Utilisation of Facility A if as a result of the proposed Utilisation more than 15 Loans would be outstanding.

(b)	Any Loan made by a single Facility A Lender under Clause 5.4 (Unavailability of a currency) (and, for the avoidance of doubt, any loan made or bank guarantee issued under an Ancillary Facility) shall not be taken into account in this Clause 4.4.

4.5	Bank Guarantees for financial creditors under Facility B

The Company must ensure that the Base Currency Amounts of all Bank Guarantees outstanding under Facility B:

(a)	for the benefit of a bank or financial institution in respect of an underlying liability constituting Financial Indebtedness (Kreditsicherungsgarantien); or

(b)	which have a risk profile equivalent to cash loans,

at no time exceed in aggregate, prior to 31 December 2011, an amount of EUR 50,000,000 and, at any time thereafter, an amount of EUR 45,000,000.

4.6	Cancellation of Commitments

The Total Commitments which are unutilised at that time shall be immediately cancelled at the end of the Availability Period.

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SECTION 3

UTILISATION

5.	Utilisation of Loans

5.1	Delivery of a Loan Request

A Borrower may utilise Facility A by delivery to the Facility Agent of a duly completed Loan Request not later than the Specified Time.

5.2	Completion of a Loan Request

(a)	Each Loan Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 13 (Interest Periods).

(b)	Only one Loan may be requested in each Loan Request.

5.3	Currency and amount

(a)	The currency specified in a Loan Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of EUR 1,000,000 and integral multiples of EUR 1,000,000 or, if less, the Available Facility;

(ii)	if the currency selected is GBP, a minimum of GBP 1,000,000 and integral multiples of GBP 1,000,000 or, if less, the Available Facility, provided that the amount of all Loans made in GBP shall at no time exceed GBP 50,000,000;

(iii)	if the currency selected is USD, a minimum of USD 1,000,000 and integral multiples of USD 1,000,000 or, if less, the Available Facility, provided that the amount of all Loans made in USD shall at no time exceed USD 330,000,000;

(iv)	if the currency selected is any other Optional Currency, the minimum amount (and, if required, integral multiples) specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(v)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

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5.4	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Facility A Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Facility A Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Facility A Lender that gives notice pursuant to this Clause 5.4 will be required to participate in the Loan in the Base Currency (in an amount equal to that Facility A Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Facility A Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

5.5	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Facility A Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Facility A Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Facility A Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	Utilisation of Bank Guarantees

6.1	Roll-in of Existing Bank Guarantees

(a)	As from the execution of the Existing Bank Guarantee List, each Existing Bank Guarantee shall be deemed for all purposes of this Agreement to constitute a Bank Guarantee issued by the respective Roll-in Issuing Bank under Facility B with a Utilisation Date corresponding to the date of signing of the Existing Bank Guarantee List and subject to the provisions of this Agreement, provided that the aggregate Base Currency Amount of all Existing Bank Guarantees must not exceed the Total Facility B Commitments.

(b)	The Fronting Sublimit of each Roll-in Issuing Bank shall be deemed to be utilised by the aggregate Base Currency Amount of the Existing Bank Guarantees issued by it.

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(c)	Provided that the conditions set out in paragraph (a) above have been met the obligations as between the Obligors and the relevant Roll-in Issuing Bank in relation to each Existing Bank Guarantee shall be exclusively governed by the terms of this Agreement and the respective existing arrangement(s) with the relevant Roll-in Issuing Bank shall cease to be effective.

6.2	Delivery of a Bank Guarantee Request

(a)	Each Borrower (or the Company on its behalf) may, subject to the provisions of this Clause 6 (Utilisation of Bank Guarantees), utilise the Facilities by delivery to an Issuing Bank a duly completed Bank Guarantee Request.

(b)	Subject to paragraph (c) below, each Bank Guarantee Request shall be delivered by electronic transfer using the Electronic Platform in accordance with the terms of the Electronic Platform Agreement.

(c)	During a Platform Disruption Period, the Bank Guarantee Request shall be delivered via fax or by letter to the Bank Guarantee Agent.

(d)	Only one Bank Guarantee may be requested in a Bank Guarantee Request.

(e)	The distribution of requested Bank Guarantees will be made by the Electronic Platform or, during a Platform Disruption Period, by the Bank Guarantee Agent.

6.3	Completion of a Bank Guarantee Request

Each Bank Guarantee Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Bank Guarantee and which type of guarantee is to be issued (which, for the avoidance of doubt, covers the obligation to pay a specific maximum amount of money in a specific currency and not the obligation for specific performance of the underlying contract);

(b)	it identifies the Borrower, the Facility to be utilised and the beneficiary of the Bank Guarantee;

(c)	it identifies the Issuing Bank;

(d)	it specifies the expiry date of the Bank Guarantee or confirms that there is none;

(e)	the proposed Utilisation Date is a Business Day within the relevant Availability Period;

(f)	the Base Currency Amount of the Bank Guarantee, when aggregated with the Base Currency Amount of all outstanding Bank Guarantees issued by the relevant Issuing Bank, does not exceed the amount of such Issuing Bank's Fronting Sublimit (provided, however, that the Base Currency Amount of any Bank Guarantee that is due to expire or to be reduced in accordance with this Agreement on or before the proposed Utilisation Date shall not be taken into account);

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(g)	the form of Bank Guarantee is attached and has been agreed with the relevant Issuing Bank in advance;

(h)	it identifies the underlying contract and such underlying transaction is satisfactory to the relevant Issuing Bank (acting reasonably) with respect to its internal policies and legal or regulatory restrictions; and

(i)	the delivery instructions for the Bank Guarantee are specified.

6.4	Issue of Bank Guarantees

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Bank Guarantee in hard copy or such other form requested by the relevant Borrower and acceptable to the relevant Issuing Bank (acting reasonably) on the Utilisation Date. The Utilisation Date shall be:

(i)	(in the case of Bank Guarantees requested to be issued under Facility B) the Business Day following the day of receipt of the relevant Bank Guarantee Request, provided that any Bank Guarantee Request received after 1 p.m. on a Business Day shall deemed to be received on the following Business Day; or

(ii)	(in the case of Bank Guarantees requested to be issued under Facility A) the Business Day following the day of receipt of the relevant Bank Guarantee Request and the confirmation of the Facility Agent pursuant to paragraph (c) below, provided that any Bank Guarantee Request or Facility Agent confirmation received after 1 p.m. on a Business Day shall deemed to be received on the following Business Day; or

(iii)	the date notified by the Borrower in the Bank Guarantee Request in case such date is falling after the date otherwise applicable to the requested Bank Guarantee by operation of paragraphs (i) and (ii) above.

(b)	The proposed Issuing Bank shall not be required to comply with a Bank Guarantee Request if it notifies the Borrower that it will not be able to issue the Bank Guarantee:

(i)	due to legal or regulatory restrictions or internal policy implications; or

(ii)	due to any applicable law or regulation with which it has to comply with.

(c)	If the utilisation of a Bank Guarantee has been requested under Facility A, the relevant Issuing Bank shall immediately upon receipt of a duly executed Bank Guarantee Request and before issuing the relevant Bank Guarantee notify the Facility Agent of the Base Currency Amount of the requested Bank Guarantee. Such Bank Guarantee shall only be issued once the Facility Agent confirmed to the relevant Issuing Bank that the Face Amount is less than or equal to the Available Facility under Facility A. The Facility Agent shall confirm to the relevant Issuing Bank on the same day it has received notice of the requested Bank Guarantee whether the Face Amount is less than or equal to the Available Facility under Facility A, provided that any such notice received after 1 p.m. shall deemed to be received on the following Business Day.

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(d)	If pursuant to the terms of a Bank Guarantee an Issuing Bank may be liable for the payment of fees and interest with respect to the obligation secured by the relevant Bank Guarantee in addition to its Face Amount, the relevant Issuing Bank may take into account such payment obligations in respect of fees and interest. The relevant Issuing Bank shall calculate such additional liability in relation to a Bank Guarantee in accordance with its general rules and procedures.

(e)	The Fronting Sublimit of the Issuing Bank which has issued the Bank Guarantee shall be deemed to be utilised by the Base Currency Amount of the Bank Guarantee issued by it.

(f)	On the Utilisation Date, the relevant Issuing Bank shall:

(i)	record in the Electronic Platform each Bank Guarantee issued by it;

(ii)	in case of Bank Guarantees issued under Facility A, inform the Facility Agent of the Base Currency Amount of the relevant Bank Guarantee; and

(iii)	in case of Bank Guarantees issued during a Platform Disruption Event, inform the Bank Guarantee Agent of the Bank Guarantee issued.

6.5	Extension and increase of a Bank Guarantee

(a)	In case of a Bank Guarantee the maturity of which may be extended or the Face Amount of which may be increased by signing supplementary documentation, the relevant Borrower may request that such a Bank Guarantee shall be extended and/or increased by delivery to the relevant Issuing Bank of a notice by electronic transfer using the Electronic Platform or, during a Platform Disruption Period, via fax or by letter to the Bank Guarantee Agent specifying the new proposed expiry date and/or Face Amount no later than 1 p.m. on the Business Days before the expiry date of that Bank Guarantee.

(b)	The terms of each extended Bank Guarantee will remain the same as before the extension, except that:

(i)	its Face Amount may be increased or reduced; and

(ii)	its expiry date will be the date specified in the extension request.

(c)	If the conditions set out in this Agreement have been met to the satisfaction of the relevant Issuing Bank, the relevant Issuing Bank shall extend the Bank Guarantee in the manner requested. In case a Bank Guarantee has been extended or increased in accordance with the provisions of this Clause 6 during a Platform Disruption Event, the Issuing Bank shall inform the Bank Guarantee Agent accordingly on the date of the extension or increase.

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(d)	The provisions of paragraph (c) of Clause 6.4 (Issue of Bank Guarantees) shall apply mutatis mutandis to any increase pursuant to this Clause 6.5 of any Bank Guarantee issued under Facility A.

6.6	Platform Disruption Period

(a)	At any time during a Platform Disruption Period, the Bank Guarantee Agent shall:

(i)	deliver any Bank Guarantee Request received by it on the same day of receipt of the Bank Guarantee Request (provided that a Bank Guarantee Request received after 1 p.m. shall deemed to be received on the following Business Day) to the relevant Issuing Bank named therein after having reviewed the relevant Bank Guarantee Request, in particular in light of the Base Currency Amount of the requested Bank Guarantee which, when aggregated with all outstanding Bank Guarantees issued by the relevant Issuing Bank, shall not exceed the amount of the relevant Issuing Bank's Fronting Sublimit;

(ii)	shall, at any time required pursuant to the terms of this Agreement, determine the Base Currency Amount of each Bank Guarantee issued or to be issued in a currency other than the base currency on the basis of the Bank Guarantee Agent's spot rate of exchange for the purchase of the relevant currency in the European foreign exchange market with EUR;

(iii)	shall keep records of any Bank Guarantees in relation to which it has been notified of a utilisation, extension, increase, reduction or other relevant fact in relation to such Bank Guarantees.

(b)	Upon expiry of the Platform Disruption Period, the Bank Guarantee Agent shall promptly record any fact in the Electronic Platform which during the Platform Disruption Period could not have been recorded in the Electronic Platform.

7.	Reduction and Cash Cover

7.1	Reduction of outstanding Bank Guarantees

(a)	Each Issuing Bank shall record any reduction in respect of any Bank Guarantee issued by it in the Electronic Platform (such record a "Bank Guarantee Reduction Entry"), if

(i)	such a Bank Guarantee expires pursuant to its terms;

(ii)	the Face Amount of such a Bank Guarantee has been reduced pursuant to its terms;

(iii)	the original copy of the Bank Guarantee (including all amendments or annexes, if any), has been received by it from the beneficiary for cancellation; or

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(iv)	the relevant Issuing Bank is otherwise convinced that the relevant beneficiary is no longer entitled to make a demand (or only in a reduced amount) under such a Bank Guarantee, provided that any expiry or reduction of a Bank Guarantee in relation to which the relevant Issuing Bank has effected payment in accordance with the terms of this Agreement shall only become effective two Business Days following the date:

(A)	the relevant Issuing Bank has been completely indemnified according to Clause 8.2 (Indemnification by the Borrowers); or

(B)	if the relevant Issuing Bank has already been indemnified by the Lenders, the Borrowers have completely indemnified such Lenders pursuant to paragraph (c) of Clause 8.3 (Indemnification by the Lenders).

(b)	The relevant Issuing Bank will make a Bank Guarantee Reduction Entry within one Business Day following the expiry or reduction of a Bank Guarantee in accordance with paragraph (a) above (each such day being a "Bank Guarantee Reduction Day"). In relation any Bank Guarantee issued under Facility A, the Issuing Bank shall inform the Facility Agent on the Bank Guarantee Reduction Day of the reduction of a Bank Guarantee.

(c)	In case a Bank Guarantee has been reduced in accordance with the provisions of this Clause 7.1 during a Platform Disruption Event, the Issuing Bank shall inform the Bank Guarantee Agent on the Bank Guarantee Reduction Day of such reduction, whereupon the Bank Guarantee Agent shall inform the relevant Borrower.

(d)	If an Issuing Bank receives a demand under a Bank Guarantee after the Issuing Bank has made a Bank Guarantee Reduction Entry with respect to such Bank Guarantee the relevant Borrower shall:

(i)	indemnify the Issuing Bank in accordance with Clause 8.2 (Indemnification by the Borrowers), provided that the obligations of the Lenders pursuant to Clause 8.3 (Indemnification by the Lenders) shall in respect of such Bank Guarantee only arise up to the unutilised amount of the relevant Issuing Banks Fronting Sublimit; and

(ii)	shall pay to the Lenders via the Facility Agent an amount equal to the Bank Guarantee Commission the Lenders would have received if no Bank Guarantee Reduction Entry had been made in respect of the relevant Bank Guarantee, minus the amount of the corresponding Commitment Fee paid to the Lenders for that period in respect of that Bank Guarantee, provided that any Bank Guarantee Commission paid in relation to a Bank Guarantee to the extent not covered by an indemnity of the Lenders in accordance with sub-paragraph (i) above shall be for the Issuing Bank.

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(e)	Subject to paragraph (d) above, from and including the Bank Guarantee Reduction Day, each Party shall treat each Bank Guarantee subject to such Bank Guarantee Reduction Entry for any calculations under this Agreement as non existing or reduced, as specified in the Bank Guarantee Reduction Entry.

7.2	Excess Amounts

(a)	If on the last Business Day of any period of six months the aggregate Base Currency Amount of all outstanding Bank Guarantees under a Facility (in the case of Bank Guarantees issued under Facility A, aggregated with any outstanding Loans):

(i)	issued by an Issuing Bank exceeds the Fronting Sublimit of that Issuing Bank under that Facility by more than 5 per cent.; or

(ii)	exceeds the aggregate of the Commitments under that Facility by more than 5 per cent.

(the amount exceeding the Fronting Sublimit or the aggregate of the Commitments under that Facility, as applicable, to the extent not previously covered by Cash Cover in each case being the "Excess Amount"), then (in the case of sub-paragraph (i) above) the relevant Issuing Bank may and (in the case of sub-paragraph (ii) above) the Facility Agent shall, to the extent Cash Cover has not been requested by any Issuing Bank in relation to any Excess Amount pursuant to sub-paragraph (i) above), request in writing Cash Cover from the Company with respect to such Excess Amount. The Company shall promptly upon receipt of a request from an Issuing Bank or the Facility Agent to receive Cash Cover provide for Cash Cover (in the case of sub-paragraphs (i) above) to the relevant Issuing Bank or (in the case of sub-paragraph (ii) above) to the Facility Agent in accordance with Clause 7.3 (Cash Cover) below.

(b)	Paragraph (a) shall be applicable mutatis mutandis if, subsequent to the provision of Cash Cover, the Excess Amount has further increased due to fluctuation of currency exchange rates.

(c)	If Cash Cover had been provided pursuant to this Clause 7.2 and the relevant Excess Amount (disregarding any Cash Cover provided) has been reduced to zero as at the last Business Day of any following period of six months, the relevant Issuing Bank or the Facility Agent (as applicable) shall, unless an Event of Default has occurred which is continuing, release the Cash Cover received within five (5) Business Days.

7.3	Cash Cover

(a)	If a Borrower is obliged to provide Cash Cover under this Agreement or the Company may deposit Cash Cover pursuant to paragraph (d) of Clause 31.6 (Right to demand cash cover from Affected Lenders), that Borrower shall deposit an amount equal to the Uncovered Amount (in the case of Clause 7.2 (Excess Amounts)) in the Base Currency and otherwise in the currency of the Bank Guarantees in respect of which Cash Cover is to be provided as contemplated in the definition of "Cash Cover" in Clause 1.1 (Definitions). The Company may, without limiting its obligation in relation thereto, satisfy any obligation to provide Cash Cover under this Agreement by one or more of the Borrowers providing the aggregate amount of Cash Cover so required.

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(b)	Each Borrower agrees that upon request of any Issuing Bank it will agree to all amendments of any Pledge Agreement which such Issuing Bank may deem necessary (acting reasonably) in order to ensure that the Cash Cover is treated as generally eligible financial collateral (allgemein berücksichtigungsfähige finanzielle Sicherheit) within the meaning of § 155 No. 1 of the German Solvability Regulation (Solvabilitätsverordnung - SolvV) or any similar or equivalent foreign law or regulation such Issuing Bank is required to comply with, in each case in order to achieve a zero risk weighting of its obligations secured by the Cash Cover.

(c)	Without prejudice to the obligation of any Issuing Bank or the Facility Agent to release any Cash Cover pursuant to Clause 7.2 (Excess Amounts) and provided that no Default has occurred which is continuing, any Cash Cover provided by a Borrower with respect to a specific Bank Guarantee shall, unless otherwise agreed with that Borrower, be released together with accrued interest thereon to that Borrower:

(i)	within five (5) Business Days following the making of a Bank Guarantee Reduction Entry in respect of such Bank Guarantee, to the extent warranted by the relevant Bank Guarantee Reduction Entry; and

(ii)	within ten (10) Business Days following confirmation of the Facility Agent of any other reduction in the Uncovered Amount (e.g. satisfaction of the obligations which have caused the provision of Cash Cover).

8.	Payment Demands and Bank Guarantee Indemnities

8.1	Payment demands and payments under a Bank Guarantee

(a)	In the event an Issuing Bank receives a request for payment under a Bank Guarantee issued by it, it shall promptly (and before any payment is made in respect thereof) inform the Company, the relevant Borrower, the Bank Guarantee Agent and the Facility Agent accordingly, whereupon the Facility Agent shall promptly inform the Lenders under the relevant Facility.

(b)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee requested by it and which appears on its face to be in order (a "claim") without any reference to or further authority from any Borrower or any other investigation or inquiry.

(c)	Each Borrower which requested a Bank Guarantee shall immediately on demand pay to the relevant Issuing Bank an amount equal to the amount of any claim under that Bank Guarantee.

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(d)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of a Borrower under this Clause 8 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

8.2	Indemnification by the Borrowers

(a)	Each Borrower shall immediately on demand indemnify each Issuing Bank against any cost (including any costs incurred in funding any amount paid by such Issuing Bank under or in connection with the respective Bank Guarantee), loss or liability incurred by that Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee requested by that Borrower.

(b)	No Borrower shall be entitled to reject payment on the basis of the argument that a Bank Guarantee with respect to which an Issuing Bank claims payment from it should not have been issued or should not have been issued under its terms by the relevant Issuing Bank pursuant to the terms of this Agreement or any applicable law or regulation or (ii) the obligation in a contract (governed by German law) to provide for a surety or guarantee payable upon first demand (auf erstes Anfordern) or the instruction to issue a Bank Guarantee payable upon first demand (auf erstes Anfordern) was invalid.

8.3	Indemnification by the Lenders

(a)	Each Lender (each an "Indemnifying Lender") shall immediately on demand indemnify like a guarantor (garantiegleiche Freistellungsverpflichtung) each Issuing Bank upon first demand (auf erstes Anfordern) in amount equal to its Bank Guarantee Proportion of the Base Currency Amount of the amount of any cost, loss or liability incurred by an Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee which has not been reimbursed by an Obligor or by the application of Cash Cover (such amount a "Loss Amount").

(b)	For the avoidance of doubt there shall be no obligation on any Lender, and any obligation created by statutory law shall hereby be excluded (to the extent legally possible), to verify the correctness of any payment of any Issuing Bank under the relevant Bank Guarantee or of any demand made under this paragraph (b).

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(c)	The Borrower that requested (or on behalf of which the Company requested) a Bank Guarantee shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 8.3 in respect of that Bank Guarantee.

(d)	In the case an Indemnifying Lender is an Affected Lender which has provided cash cover in accordance with paragraph (d) of Clause 31.6 (Right to demand cash cover from Affected Lenders) any payment obligation of such Affected Lender under this Clause 8.3 shall be fulfilled by release of the relevant amount from such cash cover to the relevant Issuing Bank.

8.4	Continuing obligations

(a)	The obligations of any Borrower or any Lender under this Clause 8 are continuing obligations and will extend to the ultimate balance of sums payable by that Borrower or that Lender in respect of a Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(b)	Any settlement or discharge between an Borrower and the Issuing Bank or a Lender shall be conditional upon no security or payment to the Issuing Bank or that Lender by that Borrower, or any other person on behalf of that Borrower, being avoided or reduced by virtue of laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Issuing Bank or that Lender shall be entitled to recover the value or amount of such security or payment from the Borrower subsequently as if such settlement or discharge had not occurred, in each case to the extent permitted by applicable law.

8.5	Excluded defences

The obligations of any Lender or any Borrower under this Clause 8 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bank Guarantee or any other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Bank Guarantee or other person;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Bank Guarantee or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document, any Bank Guarantee or any other document or security including, without limitation, any change in the purpose of, any extension of, or any increase in, any facility or the addition of any new facility under any Finance Document or other document;

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(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Bank Guarantee or any other document or security; or

(g)	any insolvency or similar proceedings.

8.6	Rights of contribution

No Obligor will be entitled to any right of indemnity from any Finance Party in respect of any payment it may make under this Clause 8.

8.7	Calculations by the Issuing Banks

All amounts payable by any Party under this Clause 8 shall be calculated by the Bank Guarantee Agent (using the Electronic Platform) and, save for manifest error, the determination of such amounts by the Bank Guarantee Agent shall be binding on all Parties.

8.8	Exercise of Rights

An Issuing Bank shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor; or

(b)	to make or file any claim or proof in a winding-up or dissolution of any Obligor.

9.	Ancillary Facilities

9.1	Type of Ancillary Facility

An Ancillary Facility may be made available by way of:

(a)	(in the case of an Ancillary Facility to be made available under Facility A only), an overdraft credit facility;

(b)	a guarantee, letter of credit or similar instrument; or

(c)	any other facility or accommodation required in connection with the business of the Group and which is agreed between the Company and an Ancillary Lender.

9.2	Availability

(a)	If the Company and a Lender agree and except as otherwise provided in this Agreement, a Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Facility A Commitment and/or Facility B Commitment (which shall (except for the purpose of determining the Majority Lenders) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

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(b)	The Company may not request an Ancillary Facility under Facility A if and to the extent the Base Currency Amount of the Ancillary Commitment under that Ancillary Facility would, when aggregated with the Base Currency Amount of all Ancillary Commitments of all Ancillary Lenders under all Ancillary Facilities granted under Facility A, exceed an amount of EUR 100,000,000.

(c)	An Ancillary Facility shall not be made available unless, not later than five (5) Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Facility Agent has received from the Company:

(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:

(A)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(B)	the proposed type of Ancillary Facility to be provided;

(C)	the proposed Ancillary Lender;

(D)	the proposed Ancillary Commitment; and

(E)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Facility Agent may reasonably have requested in connection with the Ancillary Facility.

(d)	The Facility Agent shall promptly notify the Company, the Ancillary Lender, the Bank Guarantee Agent and the other Lenders of that Facility of the establishment of an Ancillary Facility.

(e)	No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(f)	Subject to compliance with paragraph (c) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the relevant Ancillary Commencement Date.

9.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	However, those terms:

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(i)	must be based upon usual commercial practice;

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 9.8 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender with respect to the relevant Facility at the time of the establishment of the relevant Ancillary Facility; and

(v)	must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover is provided or other arrangements are agreed between the Company and the relevant Ancillary Lender in respect of the Ancillary Outstandings) not later than the Final Maturity Date (or such earlier date as the Commitment of the relevant Ancillary Lender is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 37.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility and (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail.

(d)	Interest, commission and fees on Ancillary Facilities shall be agreed as set out in Clause 15.9 (Interest, commission and fees on Ancillary Facilities).

9.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Final Maturity Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Commitment under the relevant Facility shall be increased accordingly).

(c)	No Ancillary Lender may demand repayment or prepayment or demand cash cover (Bardeckung) of any amounts made available or liabilities incurred by it under its Ancillary Facility (except where (i) the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit or (ii) the Ancillary Outstanding exceed the relevant Ancillary Facility due to currency rate fluctuations) unless:

(i)	its Commitments have been cancelled in full, or all outstanding Utilisations have become due and payable in accordance with the terms of this Agreement, or the Facility Agent has declared all outstanding Utilisations immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

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(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility.

9.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility.

9.6	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Facility Agent, supply the Facility Agent with such information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Facility Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Facility Agent and the other Finance Parties.

9.7	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Commitment under the relevant Facility is equal to such Lender's Commitment under that Facility. For the purposes of calculating the Lender's Available Commitment with respect to a Facility, the Lender's Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates under that Facility.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by it to the Agent pursuant to paragraph (c)(i)(C) of Clause 9.2 (Availability).

(c)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that Finance Document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.8	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Facility Agent pursuant to paragraph (c) of Clause 9.2 (Availability).

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(c)	If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 29.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that Finance Document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

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SECTION 4

 REPAYMENT, PREPAYMENT AND CANCELLATION

10.	Repayment

10.1	Repayment of Loans

(a)	Each Borrower shall repay each Loan granted to it on the last day of its Interest Period. No Loan may be outstanding after the Final Maturity Date.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 5.4 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Lender's participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the relevant Borrower will not be required to make any payment in cash; and

(2)	each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender's participation (if any) in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

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(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Final Maturity Date and will be treated as separate Loans (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three (3) Business Days' prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

(g)	Any guarantee, letter of credit or similar instrument issued under an Ancillary Facility which is outstanding on the Final Maturity Date shall be cash collateralised by the relevant Borrower on the Final Maturity Date, unless the relevant Ancillary Lender and the relevant Borrower agree differently. Clause 10.2 (Repayment of Bank Guarantees) shall apply mutatis mutandis. No Ancillary Outstandings may be outstanding after the Final Maturity Date.

10.2	Repayment of Bank Guarantees

Each Borrower shall provide each Issuing Bank no later than on the Final Maturity Date with Cash Cover (or such other security which is satisfactory to such Issuing Bank in its sole discretion) with respect to its counter-indemnity obligations pursuant to Clause 8.2(Indemnification by the Borrowers) owed to such Issuing Bank in respect of each Bank Guarantee which has been issued by such Issuing Bank and with respect to which no Bank Guarantee Reduction Entry has been or will be made prior to the Final Maturity Date (each such Bank Guarantee an "Overrunning Bank Guarantee") in such a way as to result in the relevant Bank Guarantee liability being considered with a zero risk weighting (within the meaning of sec. 185 para. 5 of the German Solvability Regulation (Solvabilitätsverordnung)) or any similar or equivalent foreign law or regulation such Issuing Bank is required to comply with, unless the relevant Issuing Bank has agreed to continue to provide the respective Overrunning Bank Guarantee:

(a)	on a bilateral basis on terms to be then agreed upon between such Issuing Bank and the relevant Borrower;

(b)	on a bilateral basis following receipt of a counter guarantee (provided that such counter guarantee is satisfactory to such Issuing Bank);

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(c)	under a refinancing of the Facilities with the relevant Issuing Bank as issuing bank under such new facility; or

(d)	pursuant to any other arrangement satisfactory to such Issuing Bank

(each such arrangement referred to in paragraphs (a) to (d) an "Agreed Extension").

Provided that either (i) the obligations of the Borrowers in this Clause 10.2 have been complied with in full and as at the Final Maturity Date the full amount of such Cash Cover remains available to the Issuing Bank for application towards the Borrowers' counter indemnity obligations in respect of the Overrunning Bank Guarantees, or (ii) an Agreed Extension has been implemented with respect to a Bank Guarantee, then the obligations of the Lenders under this Agreement in respect of each such Overrunning Bank Guarantee will expire on the Final Maturity Date. In those circumstances, for any period after the Final Maturity Date during which an Overrunning Bank Guarantee remains outstanding, the provisions of this Agreement in respect of each such Overrunning Bank Guarantee will (unless the Issuing Bank and the Company agree otherwise) continue to apply but only as between the Issuing Bank and each relevant Borrower on a bilateral basis.

11.	Prepayment and Cancellation

11.1	Illegality

(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation that Lender shall promptly notify the Facility Agent upon becoming aware of that event and upon the Facility Agent notifying the Company, the relevant Lender shall not be obliged to fund a Utilisation.

(b)	Unless the Company delivers a request referred to in paragraph (c) below within five (5) Business Days after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law):

(i)	the Commitments of that Lender will be cancelled upon expiry of the period referred to above (which does not affect such Lenders' rights and obligations pursuant to Clause 8.3 (Indemnification by the Lenders) until Cash Cover has been provided in accordance with sub-paragraph (ii)(B) below and remains available to the Facility Agent for application towards the Borrowers' counter indemnity obligations); and

(ii)	each Borrower shall:

(A)	repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law);

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(B)	if and to the extent that following cancellation of the Commitments of that Lender the Total Facility A Commitments are lower than the aggregate Base Currency Amount of all Bank Guarantees then outstanding under Facility A or the Total Facility B Commitments are lower than the aggregate Base Currency Amount of all Bank Guarantees then outstanding under Facility B, within ten (10) Business Days after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) provide Cash Cover to the Facility Agent in an amount equal to the difference between the Base Currency Amount of all Bank Guarantees then outstanding under the relevant Facility and the Total Facility A Commitments and/or Total Facility B Commitments; and

(C)	repay and cancel any Ancillary Facility made available by that Lender on the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

(c)	The Company may request from a Lender referred to under paragraph (a) above that it transfers within the time period provided for in paragraph (b) above any of its Commitments at par (with accrued interest) to any other Lender which agreed to an increase of its relevant Commitment or, in accordance with and subject to the restrictions set forth under Clause 28 (Changes to the Lenders), to any other person nominated by the Company willing to acquire such Commitment.

11.2	Sanction Laws

(a)	Each Obligor represents to each Finance Party not organised or formed under German law (each a "Non-German Finance Party") that on the Signing Date and as repeated pursuant to Clause 23.17 (Repetition) and, in the case of an Additional Guarantor, on the day on which the person becomes (or it is proposed that the person becomes) an Additional Guarantor:

(i)	it is not, and is not owned or controlled by, a Sanctioned Person, and no officer, director, or holder of more than 10% of the equity interests in any Obligor is a Sanctioned Person; and

(ii)	unless disclosed to OFAC and the Facility Agent (which shall inform any of the Lenders accordingly), it is not in breach of, and is not the subject of any action or investigation under, any Economic Sanctions Law.

(b)	Each Obligor undertakes to each Non-German Finance Party that, except as expressly authorized by OFAC, it will not:

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(i)	directly or indirectly use any proceeds of any Loan made hereunder, lend, contribute or otherwise make available such proceeds to any other person, entity, joint venture or organization; or

(ii)	provide any Bank Guarantee as security;

(A) for the purpose of entering into any agreement, transaction or dealing with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory, or (B) in any other manner that will result in a violation of Economic Sanctions Law by any person, including any lender or agent.

(c)	If a representation set out in paragraph (a) above is incorrect or misleading in any material respect when made or an Obligor is in breach of, or the subject of any action or investigation under, any Economic Sanctions Law or is in breach of the undertaking set out in paragraph (b) above, in each case in any material respect (each a "Sanctions Law Event"), such Obligor, upon becoming aware of that event, shall promptly notify the Facility Agent which shall notify the Lenders.

(d)	On and at any time after the occurrence of a Sanctions Law Event which is continuing each Lender which is a Non-German Finance Party may by notifying to the Facility Agent and upon the Facility Agent notifying the Company, cancel its Commitments under this Agreement. Paragraphs (b) and (c) of Clause 11.1(Illegality) shall apply mutatis mutandis to a cancellation pursuant to this Clause 11.2.

(e)	On and at any time after the occurrence of a Sanctions Law Event which is continuing each Issuing Bank which is a Non-German Finance Party may by notifying to the Facility Agent and upon the Facility Agent notifying the Company, cancel its Fronting Sublimit. Clause 11.4 (Illegality and Change of Control Event with respect to Issuing Banks) shall apply mutatis mutandis to such cancellation.

(f)	For the avoidance of doubt, nothing in this Clause 11.2 shall prejudice or restrict the existence or exercise of any rights a Finance Party may have pursuant to Clause 11.1(Illegality) or any other provision of this Agreement.

11.3	Change of control

(a)	If any shareholder or any shareholders acting in concert (in each case other than CVC Capital Partners (Luxembourg) S.A. ("CVC") or any funds advised by CVC) beneficially own (directly or indirectly) equity share capital having the right to cast at least 30 per cent. of the votes capable of being cast in any general meeting of the Company or have the right to determine the composition of a majority of the board of directors or equivalent body of the Company (each such event a "Change of Control Event"), then:

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(i)	upon becoming aware of a prospective Change of Control Event, the Company shall promptly notify the Facility Agent, which shall inform the Bank Guarantee Agent, the Issuing Banks and the Lenders; and

(ii)	if the Company so requests, the Company, the Lenders and the Issuing Banks shall enter into good faith discussions with a view to continuing the Facilities on the basis of this Agreement and the Lenders and the Issuing Banks will use reasonable efforts to ensure that those discussions are concluded to the mutual satisfaction of the Lenders, the Issuing Banks and the Company no later than on the date on which the prospective Change of Control Event occurs.

(b)	The Company shall upon becoming aware of the occurrence of a Change of Control Event promptly inform the Facility Agent thereof (such notification the "Change of Control Event Notification"), which shall inform the Bank Guarantee Agent, the Issuing Banks and the Lenders.

(c)	If upon the occurrence of the Change of Control Event no agreement referred to in sub-paragraph (a)(ii) above has been reached between all the Lenders and the Company, each Lender which does not agree to continue the Facilities (such Lender a "Discontinuing Lender") may cancel its Commitments to zero by giving notice to the Facility Agent by not later than thirty (30) days from the date of the Change of Control Event Notification. Any such cancellation shall become effective within twenty (20) days of such notice, unless the relevant Commitments have been transferred to another person in accordance with paragraph (d) and/or (e) below. If the cancellation becomes effective in respect of any Discontinuing Lender:

(i)	the Commitments of the Discontinuing Lender shall be cancelled (which does not affect such Discontinuing Lender's rights and obligations pursuant to Clause 8.3 (Indemnification by the Lenders) until Cash Cover has been provided in accordance with sub-paragraph (iii) below and remains available to the Facility Agent for application towards the Borrowers' counter indemnity obligations);

(ii)	the participation of the Discontinuing Lender in all Loans and all Ancillary Outstandings towards such Discontinuing Lender shall be repaid on the date the cancellation becomes effective; and

(iii)	if and to the extent that following cancellation of the Commitments of that Discontinuing Lender the Total Facility A Commitments and/or Facility B Commitments are lower than the aggregate Base Currency Amount of all Bank Guarantees then outstanding under Facility A or Facility B, respectively, the Company shall promptly provide Cash Cover to the Facility Agent in an amount equal to the difference between the Base Currency Amount of all Bank Guarantees then outstanding under the relevant Facility and the Total Facility A Commitments and/or Total Facility B Commitments (as applicable).

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(d)	The Facilities will only be continued with the Lenders which have not delivered a cancellation notice in accordance with paragraph (c)or which have acquired a Commitment pursuant to paragraph (e) (such Lenders the "Continuing Lenders"). Upon request of the Company, each Continuing Lender may, in its sole discretion, but (in the case of an increase of a Commitment) subject to the consent of each Issuing Bank increase its Commitment to an amount agreed with the Company provided that the amount of the Total Facility A Commitments and the Total Facility B Commitments following such increase does not exceed an amount equal to the relevant amount at the time of the occurrence of the Change of Control Event.

(e)	The Company may request from a Discontinuing Lender that it transfers within the thirty (30) days time period provided for in paragraph (c) above any of its Commitments at par (with accrued interest) to any Continuing Lender which agreed to an increase of its relevant Commitment or, in accordance with and subject to the restrictions set forth under Clause 28 (Changes to the Lenders), to any other person nominated by the Company willing to acquire such Commitment.

(f)	For the purpose of paragraph (a) above "acting in concert" has the meaning given to it in section 2 paragraph 5 of the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz).

11.4	Illegality and Change of Control Event with respect to Issuing Banks

(a)	If it becomes unlawful in any applicable jurisdiction for an Issuing Bank to perform any of its obligations as contemplated by this Agreement or to issue or maintain any Bank Guarantee issued or to be issued by it hereunder, then:

(i)	that Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event; and

(ii)	upon the Facility Agent notifying the Company, the Issuing Bank shall not be obliged to issue any further Bank Guarantee and the Fronting Sublimit of such Issuing Bank shall be reduced to zero.

(b)	If upon the occurrence of the Change of Control Event no agreement referred to in sub-paragraph (a) (ii) of Clause 11.2(Change of control) is reached between all the Issuing Banks and the Company, the Issuing Banks which do not agree to continue the Facility as Issuing Banks (such Issuing Banks the "Discontinuing Issuing Banks") shall cancel their Fronting Sublimit, if any, to zero by giving notice to the Facility Agent by not later than thirty (30) days from the occurrence of the Change of Control Event. Any such cancellation shall become effective within twenty (20) days, unless the relevant Fronting Sublimit has been transferred to another Issuing Bank in accordance with Clause 31.5 (Changes to the Issuing Banks).

(c)	The respective Borrower shall use reasonable best endeavours to procure the prompt release or replacement of each outstanding Bank Guarantee issued by:

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(i)	an Issuing Bank referred to in paragraph (a) above; and

(ii)	(unless an Agreed Extension has been agreed with the relevant Discontinuing Issuing Bank) each Discontinuing Issuing Bank.

(d)	If and to the extent the Borrowers fail to release the relevant Issuing Bank from its obligations under outstanding Bank Guarantees in accordance with paragraph (c)above, the relevant Borrower shall provide Cash Cover to the relevant Issuing Bank with respect to all outstanding Bank Guarantees issued by such Issuing Bank until (in the case of paragraph (c)(i)above) the date specified by the Issuing Bank in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) or (in the case of paragraph (c)(ii)above) the date the cancellation of the Fronting Sublimit becomes effective.

11.5	Cancellation in relation to the Initial Bond

The Total Facility A Commitments will be immediately and automatically cancelled in the amount by which the net proceeds received from the Initial Bond issue exceed EUR 250,000,000. Any cancellation under this Clause 11.5 shall reduce the Facility A Commitments of the Facility A Lenders and the unutilised Fronting Sublimits of the Issuing Banks under Facility A rateably.

11.6	Cancellation in relation to the date of first Utilisation

The Total Commitments will be immediately and automatically cancelled in full if the first Utilisation under the Facilities has not been made prior to 31 December 2011.

11.7	Voluntary cancellation

Each Borrower may cancel the whole or any part (being a minimum amount of EUR 1,000,000) of an Available Facility, if it gives the Facility Agent not less than five (5) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice. Any cancellation under this Clause 11.7 shall reduce the Commitments of the Lenders and the unutilised Fronting Sublimits of the Issuing Banks rateably under the relevant Facility.

11.8	Voluntary Prepayment of Loans

Each Borrower may, if it gives the Facility Agent not less than five (5) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan made available to it (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of EUR 1,000,000).

11.9	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 17.2 (Tax gross-up);

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(ii)	any Lender claims indemnification from a Borrower under Clause 17.3 (Tax indemnity) or Clause 18.1(Increased Costs);

(iii)	any Lender becomes an Affected Lender and fails to provide cash cover in accordance with paragraph (d) of Clause 31.6 (Right to demand cash cover from Affected Lenders); or

(iv)	any Lender becomes a Non-Consenting Lender;

the Company may, whilst the circumstance giving rise to a Lender becoming subject of paragraphs (i) through (iv) above continues,

(A)	give the Facility Agent notice of cancellation of any of the Commitments of that Lender and its intention to procure the repayment of that Lender's participation in any Loans then outstanding, provided that any of the Commitments of such Lender may only be cancelled to the extent that following such cancellation the Commitments under each Facility are not lower than the aggregate Base Currency Amount of all Bank Guarantees then outstanding under the relevant Facility; or

(B)	request from that Lender that it transfers any of its Commitments at par to any other Lender which agreed to an increase of its relevant Commitment or, in accordance with and subject to the restrictions set forth under Clause 28 (Changes to the Lenders), to any other person nominated by the Company willing to acquire such Commitment.

(b)	The replacement of a Lender pursuant to paragraph (a)(B) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent (in such capacity);

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 15 Business Days after the date the Non-Consenting Lender notifies the Company and the Facility Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and

(iv)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	On receipt of a notice referred to in paragraph (a)(A) above,

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(i)	the Commitment of that Lender shall immediately be reduced to the extent permitted under paragraph (a) above; and

(ii)	(in case such Lender is an Issuing Bank) that Lender's Fronting Sublimit shall be reduced to zero.

(d)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a)(A) above (or, if earlier, the date specified by the Borrower in that notice), the respective Borrower shall:

(i)	repay that Lender's participation in the Loans;

(ii)	repay and cancel any Ancillary Facility made available by that Lender; and

(iii)	(in case such Lender is an Issuing Bank) comply with the obligations set out in paragraph (c) and (d) of Clause 11.4 (Illegality and Change of Control Events with respect to Issuing Banks) which shall apply mutatis mutandis.

11.10	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five (5) Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

11.11	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 11shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, any fees outstanding and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of Facility A which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	No Borrowers shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments or of any Ancillary Facility except at the times and in the manner expressly provided for in this Agreement or the relevant Ancillary Documents, as applicable.

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(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 11 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

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SECTION 5

 COSTS OF UTILISATION

12.	Interest

12.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR or, in relation to any Loan not denominated in the Base Currency, LIBOR; and

(c)	Mandatory Cost, if any.

12.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

12.3	Default interest

(a)	If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1.0 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the relevant Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1.0 per cent. higher than the rate which would have applied if the overdue amount had not become due.

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(c)	If an Obligor fails to pay interest payable by it under the Finance Documents on its due date, each Finance Party shall be entitled to claim damages under statutory law. If an Obligor fails to pay interest payable by it under the Finance Documents on its due date, lump sum damages (pauschalierter Schadenersatz) shall accrue on that overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). In the case of lump sum damages, the Obligor shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen. Any interest or lump sum accruing under this Clause 12.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

12.4	Notification of rates of interest

The Facility Agent shall promptly notify the Facility A Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

13.	Interest Periods

13.1	Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Loan Request for that Loan.

(b)	Subject to this Clause 13, the Company may select an Interest Period of one, two, three or six months or any other period agreed between the relevant Borrower and the Facility Agent (acting on the instructions of all the Facility A Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date. If an Interest Period selected by the Company would overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

(d)	A Loan has one Interest Period only.

13.2	Non-Business Days

Subject to paragraph (c) of Clause 13.1 (Selection of Interest Periods), if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is none).

14.	Changes to the Calculation of Interest

14.1	Absence of quotations

Subject to Clause 14.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

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14.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Facility A Lender's participation in that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Facility A Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Facility A Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Facility A Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Luxembourg on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Facility A Lender or Facility A Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR.

14.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Facility A Lenders and the Company, be binding on all Parties.

14.4	Break Costs

(a)	Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

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(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.	Bank Guarantee Commission and Fees

15.1	Bank Guarantee Commission

(a)	Each Borrower shall pay for each day with respect to each Bank Guarantee requested by it and issued and outstanding hereunder (including Existing Bank Guarantees) a Bank Guarantee commission calculated on the Base Currency Amount of all such Bank Guarantees at a rate equal to the Margin applicable to the relevant Facility under which the Bank Guarantee has been issued (the "Bank Guarantee Commission").

(b)	The Bank Guarantee Agent shall calculate the Bank Guarantee Commission in relation to all Bank Guarantees in accordance with this Clause 15.1and its general rules and procedures for the calculation of guarantee commissions as reasonably applied, provided that no Bank Guarantee Commission (or, if a Bank Guarantee is only reduced by the relevant Bank Guarantee Reduction Entry, Bank Guarantee Commission only for the reduced amount) shall be calculated for any Bank Guarantee for any day following the Bank Guarantee Reduction Day of the relevant Bank Guarantee.

(c)	The Bank Guarantee Commission will be distributed by the Facility Agent to the Lenders according to each Lender's Bank Guarantee Proportion, adjusted to reflect any increase, decrease, assignment or transfer to or by that Lender. However, after the Final Maturity Date, provided the obligations of the Borrowers pursuant to Clause 10.2 (Repayment of Bank Guarantees) have been complied with, Bank Guarantee Commission will be payable solely for the account of the Issuing Bank.

(d)	Accrued Bank Guarantee Commission is payable to the Facility Agent in arrear at the times set out in Clause 15.5 (Times for the payment of fees).

15.2	Issuing Bank Fee

(a)	Each Borrower shall pay for each day with respect to each Bank Guarantee issued at its request and outstanding hereunder an issuing bank fee at a rate agreed on a bilateral basis between such Borrower and the relevant Issuing Bank and calculated on the Base Currency Amount of the outstanding Bank Guarantee which is counter-indemnified by the other Lenders (the "Issuing Bank Fee"), for the avoidance of doubt, after reducing the Base Currency Amount of each relevant Bank Guarantee by the Bank Guarantee Proportion of the relevant Issuing Bank.

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(b)	The Bank Guarantee Agent shall calculate the Issuing Bank Fee in relation to all outstanding Bank Guarantees in accordance with the above and its general rules and procedures for the calculation of guarantee commissions as reasonably applied, provided that no Issuing Bank Fee (or, if a Bank Guarantee is only reduced by the relevant Bank Guarantee Reduction Entry, Issuing Bank Fee only for the reduced amount) shall be calculated for any Bank Guarantee for any day following the Bank Guarantee Reduction Day of the relevant Bank Guarantee.

(c)	Each Issuing Bank shall notify the Issuing Bank Fee rate and any changes thereto agreed with the Borrowers to the Bank Guarantee Agent promptly after such rate has been agreed or amended, whereupon the Bank Guarantee Agent shall enter the relevant Issuing Bank Fee rate into the Electronic Platform.

(d)	Accrued Issuing Bank Fee is payable to the Facility Agent in arrear at the times set out in Clause 15.5 (Times for the payment of fees) and will be distributed by the Facility Agent to the Issuing Bank which has issued the relevant Bank Guarantee.

15.3	Bank Guarantee handling fee and other compensations

(a)	Each Borrower shall pay to the relevant Issuing Bank:

(i)	a Bank Guarantee handling fee in an amount agreed on a bilateral basis between such Borrower and the relevant Issuing Bank for the issuance, handling and each modification of any Bank Guarantee (other than for the roll-in of an Existing Bank Guarantee);

(ii)	in the case of a bank guarantee which, upon request of the relevant Borrower, has been issued by a second bank or financial institution against its corresponding counter-guarantee by way of a Bank Guarantee, an amount equal to any fees, cost or other liability which is to be paid by the Issuing Bank to such second bank (if any); and

(iii)	an amount equal to all reasonable costs (including internal costs, in particular with respect to the work required) and expenses (including legal fees) incurred by such Issuing Bank and evidenced to the relevant Borrower by a reasonable detailed statement of account in connection with the handling of any claims made against it under a Bank Guarantee issued by it for that Borrower.

(b)	The relevant Issuing Bank shall calculate and request for payment the amounts referred to under paragraph (a) above to the Bank Guarantee Agent via the Electronic Platform. The amounts referred to under paragraph (a) (i) above shall be requested at the times provided for in paragraph (a) Clause 15.5 (Times for the payment of fees), whereupon such amounts shall become payable to the Facility Agent for distribution to the relevant Issuing Bank at the times set out in Clause 15.5 (Times for the payment of fees). The amounts referred to under paragraph (a) (ii) and (iii) shall be payable to the relevant Issuing Bank within three (3) Business Days upon written demand.

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15.4	Commitment Fee

(a)	The Company shall pay to the Facility Agent (for the account of each relevant Lender) a fee in the Base Currency at a rate per annum which is equal to 35 per cent. of the then applicable Margin for the relevant Facility on each Lender's Available Commitment under that Facility for the Availability Period (the "Commitment Fee").

(b)	Commitment Fee for Facility A shall be computed by the Facility Agent. Commitment Fee under Facility B shall be computed by the Bank Guarantee Agent.

(c)	The accrued Commitment Fee is payable in arrear at the times set out in Clause 15.5 (Times for the payment of fees).

15.5	Times for the payment of fees

(a)	The Bank Guarantee Agent shall notify the Facility Agent within two (2) Business Days from:

(i)	the last day of each calendar quarter;

(ii)	the Final Maturity Date; and

(iii)	if a Facility has been cancelled in full, the date such cancellation becomes effective of the amounts of:

(A)	accrued Bank Guarantee Commission;

(B)	accrued Issuing Bank Fee;

(C)	Commitment Fee accrued with respect to Facility B;

(D)	details of any Bank Guarantees outstanding in the relevant calendar quarter which are relevant for the calculation of Commitment Fee in relation to Facility A; and

(E)	the aggregate amount of Bank Guarantee handling fee and other compensation notified to the Bank Guarantee Agent pursuant to paragraph (b)of Clause 15.3 (Bank Guarantee handling fee and other compensations) during the period from the first day of the relevant calendar quarter (or, initially, the Signing Date) until the dates referred under (i) to (iii) above (as applicable).

(b)	The Facility Agent shall notify the Company, the relevant Borrowers and each of the Lenders within three (3) Business Days of receipt of the information required to be delivered by the Bank Guarantee Agent pursuant to paragraph (a) above of:

(i)	the amounts calculated by the Bank Guarantee Agent; and

(ii)	the amount of accrued Commitment Fee in relation to Facility A.

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(c)	The Company and/or the relevant Borrowers shall pay such amounts notified by the Facility Agent pursuant to paragraph (b) above to the Facility Agent not later than ten (10) Business Days following receipt of such notification.

15.6	Utilisation Fee

(a)	The Company shall pay to the Facility Agent (for the account of each Facility A Lender) a fee in the Base Currency for the utilisation of Facility A for each day on which the aggregate amount of the Utilisations outstanding under Facility A exceeds 50 per cent., of the Total Facility A Commitments at the rate of 0.25 per cent. per annum on the principal amount of the Utilisations (for the avoidance of doubt, including Loans and Bank Guarantees) outstanding at such time (the "Utilisation Fee").

(b)	Utilisation Fee shall be payable on the last day of each successive period of three months which ends during the Availability Period, on the Final Maturity Date and, if the relevant Lender's Facility A Commitment is cancelled in full, at the time such cancellation becomes effective.

15.7	Arrangement and participation fee

The Company shall pay to the Coordinators and Arrangers the coordination and/or arrangement fees and/or the participation fees in the amount and at the times agreed in the relevant Fee Letters.

15.8	Agency fees

The Company shall pay to the Facility Agent and the Bank Guarantee Agent (in each case for their own account) agency fees in the amount and at the times agreed in the relevant Fee Letters.

15.9	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon usual commercial practice.

16.	Evidence of Debt and Reports

16.1	Records of the Issuing Banks

Each Issuing Bank shall in accordance with its usual practice maintain accounts evidencing the outstanding amount of any Bank Guarantee issued by it and the amounts from time to time owed to it by a Borrower under this Agreement and all relevant information regarding the Bank Guarantees issued by it under this Agreement and shall enter any relevant information into the Electronic Platform in due course.

16.2	Records of the Bank Guarantee Agent and the Facility Agent

The Bank Guarantee Agent shall maintain in its books control records in which shall be recorded all relevant details about each Bank Guarantee. The Facility Agent shall maintain in its books control records in which shall be recorded the amount of all amounts due or to become due from a Borrower under the Finance Documents.

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16.3	Monthly Report

(a)	The Bank Guarantee Agent shall (on the basis of the data available on the Electronic Platform and/or the information received from the Issuing Banks during any Platform Disruption Period) on the first Business Day of each calendar month make available on the Electronic Platform a report with information about the utilisation of the Facilities by way of Bank Guarantees as provided for in the form of the Monthly Report based on the form attached hereto as SCHEDULE 4 (Form of Monthly Report) (the "Monthly Report"). In case the first Business Day in a calendar month falls into a Platform Disruption Period, the Bank Guarantee Agent shall make the Monthly Report available on the Electronic Platform promptly after the end of the Platform Disruption Period.

(b)	The Facility Agent shall promptly forward each Monthly Report received from the Bank Guarantee Agent to the Lenders and the Borrowers via electronic mail to the addresses and persons notified for this purpose by each Party to the Facility Agent.

(c)	Each Borrower and each Issuing Bank shall inform the Bank Guarantee Agent until the close of business on the fifth Business Day following receipt of a Monthly Report if it does not agree with any recordings in the Monthly Report.

16.4	Daily Report

The Bank Guarantee Agent shall (on the basis of the data available on the Electronic Platform and/or the information received from the Issuing Banks during any Platform Disruption Period) on each Business Day which does not fall within a Platform Disruption Period make available on the Electronic Platform a report with substantially the same scope of information as provided for in the Monthly Report.

16.5	Evidence of Debt

In any legal action or proceedings arising out of or in connection with this Agreement the entries made in the Electronic Platform and the accounts maintained by an Issuing Bank pursuant to Clause 16.1 (Records of the Issuing Banks) shall give prima facie evidence of the existence and amounts of Bank Guarantees and the obligations of a Borrower therein recorded.

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SECTION 6

 ADDITIONAL PAYMENT OBLIGATIONS

17.	Tax gross up and Indemnities

17.1	Definitions

(a)	In this Agreement:

"FATCA" means Sections 1471 through 1474 of the Code.

"German Borrower" means a Borrower resident for tax purposes in Germany.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(i)	in respect of interest payable by a German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)      lending through a Facility Office in Germany; or

(B)      a Treaty Lender;

(ii)	in respect of a Borrower that is a US Person, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a US Person,

(B)	entitled to receive interest due under this Agreement without deduction or withholding of any United States federal income Taxes because either (a) such interest is effectively connected with the conduct by such Lender of a trade or business within the United States or (b) such Lender provides the Agent with an IRS Form W-8BEN (or any successor form) and also certifies that the interest the Lender will receive pursuant to this Agreement is portfolio interest exempt from withholding and that such Lender is not described in Sections 871(h)(3) or 881(c)(3) of the Code, or

(C)	a Treaty Lender;

(iii)	in respect of a Borrower incorporated in the United Kingdom a Lender (other than a Lender within paragraph (B) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

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(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Finance Document); or

(C)	a Treaty Lender;

(iv)	in respect of any other Borrower, a Lender which is beneficially entitled to interest payable to that Lender and is:

(A)	lending through a Facility Office in the jurisdiction of incorporation of the relevant Borrower; or

(B)	a Treaty Lender.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 17.2 (Tax gross-up) or a payment under Clause 17.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(i)           is treated as a resident of a Treaty State for the purposes of the Treaty:

and

(ii)	does not carry on a business in the jurisdiction of incorporation of the relevant Borrower through a permanent establishment with which that Lender’s participation in the loan is effectively connected.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption for tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest.

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"US Person" means a United States person within the meaning of section 7701(a)(30) of the Code.

(b)	Unless a contrary indication appears, in this Clause 17 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

17.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of:

(i)	Tax imposed by the jurisdiction of incorporation of the relevant Borrower if on the date on which the payment falls due, the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority;

(ii)	Tax imposed by the jurisdiction of incorporation of the relevant Borrower if on the date on which the payment falls due, the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) below; or

(iii)	any Tax imposed under FATCA and any future regulations or guidance thereunder, except to the extent, and subject to a Lender's obligation to mitigate under Clause 20.1, any Tax is imposed under future regulations or guidance under FATCA and such future regulations or guidance when compared with interpretation of FATCA in published guidance of the IRS as of the date of this Agreement materially impair the ability of the Lender to (x) comply with the information reporting obligations in FATCA or (y) provide documentation to obtain an exemption from a Tax Deduction under FATCA.

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(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	Each Lender agrees that it shall co-operate with the relevant Obligor in completing any procedural formalities necessary for that Obligor to obtain authorisation to make a payment without a Tax Deduction (or with a reduced Tax Deduction), including any documents required to be delivered to an Obligor under FATCA and any future regulations or guidance thereunder to the extent necessary for a payment to be made to the relevant Lender without a Tax Deduction (or with a reduced Tax Deduction) for withholding under FATCA.

(h)	A Treaty Lender which holds a passport under the United Kingdom HMRC DT Treaty Passport scheme and enters into this Agreement in respect of a Borrower incorporated in the United Kingdom, and which wishes that scheme to apply to this Agreement, shall confirm that intention by including its scheme reference number and its jurisdiction of tax residence in Part III of Schedule 1 hereto or, where relevant, the Transfer Certificate or Assignment Certificate which it executes (for the benefit of the Agent and without liability to any Obligor). If such Lender gives the confirmation described above then the relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of entering into this Agreement, the Transfer Certificate or the Assignment Certificate (as the case may be) and shall promptly provide such Lender with a copy of that filing. If a Lender has not confirmed that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement as per above then the relevant Borrower shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Loan. A Treaty Lender which has given the confirmation described above undertakes that it will take all reasonable steps to renew the passport prior to expiry of the passport, including applying to HM Revenue & Customs for renewal of the passport not less that four months before the expiry date. For the avoidance of doubt, nothing in this Clause 17.2(h) or in Clause 17.2(g) above shall require a Treaty Lender to: register under the HMRC DT Treaty Passport scheme; apply the HMRC DT Treaty Passport scheme to any loan if it has so registered; or file any forms relating to any double taxation agreement with the United Kingdom if it has confirmed that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with the above and the relevant Borrower has not complied with its obligations under this Clause 17.2(h).

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17.3	Tax indemnity

(a)	The Company shall (within three (3) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if (1) that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party and (2) in respect of a Lender that is a US Person, (x) any Tax arising as a result of a present or former connection between the Finance Party and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Finance Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Finance Document)) or (y) tax arising under section 884 of the Code;

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 17.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 17.2 (Tax gross-up) but was not so compensated solely because one or more of the exclusions in paragraph (d) of Clause 17.2 (Tax gross-up) applied; or

(iii)	any Tax imposed under FATCA and any future regulations or guidance thereunder, except to the extent, and subject to a Lender's obligation to mitigate under Clause 20.1, any Tax is imposed under future regulations or guidance under FATCA and such future regulations or guidance when compared with interpretation of FATCA in published guidance of the IRS as of the date of this Agreement materially impair the ability of the Lender to (x) comply with the information reporting obligations in FATCA or (y) provide documentation to obtain an exemption from a Tax Deduction under FATCA.

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(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 17.3, notify the Facility Agent.

17.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

17.5	Lender Status Confirmation

Each New Lender shall indicate, in the Transfer Certificate or Assignment Certificate which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(a)          not a Qualifying Lender;

(b)         a Qualifying Lender (other than a Treaty Lender); or

(c)         a Treaty Lender.

If a new Lender fails to indicate its status in accordance with this Clause 17.5 then such New Lender shall be treated for the purpose of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Assignment Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 17.5

17.6	Stamp taxes

The Company shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

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17.7	Value added tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

18.	Increased Costs

18.1	Increased Costs

(a)	Subject to Clause 18.3(Exceptions) the Company shall, from the day on which the Facility Agent has notified the Company in accordance with paragraph (a)of Clause 18.2 (Increased Cost claims), pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date. The amount of Increased Costs shall become due and payable within three (3) Business Days of a demand by the Facility Agent.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from any of the Facility or on a Finance Party's (or its Affiliate's) overall capital;

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(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

18.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 18.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Company through the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

18.3	Exceptions

(a)	Clause 18.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 17.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful or grossly negligent breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates, but for the avoidance of doubt, this paragraph (v) shall not apply to any Lender's Increased Cost arising from the Basel Committee on Banking Supervision's proposed new capital and liquidity measures commonly labelled Basel III (whether implemented by an amendment to the existing Basel II regime or otherwise)).

(b)	In this Clause 18.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 17.1 (Definitions).

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19.	Other Indemnities

19.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

19.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Loan Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	issuing, or making arrangements to issue, a Bank Guarantee requested by a Borrower in a Bank Guarantee Request; or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

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19.3	Indemnity to the Facility Agent and the Bank Guarantee Agent

The Company shall promptly indemnify the Facility Agent and/or the Bank Guarantee Agent against any cost, loss or liability incurred by the Facility Agent and/or the Bank Guarantee Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

20.	Mitigation by the Lenders

20.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 11.4 (Illegality and Change of Control Events with respect to Issuing Banks), Clause 17 (Tax gross-up and indemnities), Clause 18 (Increased Costs) or paragraph 3 of SCHEDULE 7 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

20.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 20.1(Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

21.	Costs and Expenses

21.1	Transaction expenses

The Company shall promptly upon presentation of reasonably detailed statements of account pay the Facility Agent, the Bank Guarantee Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the Signing Date.

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21.2	Amendment costs

If an Obligor requests an amendment, waiver or consent or an amendment is required pursuant to Clause 34.10 (Change of currency), the Company shall, within three (3) Business Days of demand, reimburse the Facility Agent and/or the Bank Guarantee Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent and/or the Bank Guarantee Agent in responding to, evaluating, negotiating or complying with that request or requirement.

21.3	Enforcement costs

The Company shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7

 GUARANTEE

22.	Guarantee and Indemnity

22.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)

Each Guarantor irrevocably and unconditionally jointly and severally (gesamtschuldnerisch) with any other Guarantor:

(a)	guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party within three (3) Business Days of receipt by it of a written demand by a Finance Party (or the Facility Agent on its behalf) the amount of principal, interest, costs, expenses or other amount demanded in that demand, which demand shall state that the sum demanded by that Finance Party under or in connection with the Finance Documents has not been fully and irrevocably paid by a Borrower; and

(b)	undertakes vis-à-vis each Finance Party to indemnify (schadlos halten) that Finance Party immediately within three (3) Business Days of a written demand against any cost, loss or liability suffered by that Finance Party if any obligation of a Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses).

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern).

22.2	Continuing and independent guarantee and indemnity

This guarantee and indemnity is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

The guarantee and indemnity shall extend to any additional obligations of a Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

22.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

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(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

22.4	Excluded defences

(a)	The obligations of each Guarantor under this Clause 22 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which would reduce, release or prejudice any of its obligations under this Clause 22, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any Borrower.

(b)	The obligations of each Guarantor under this Clause 22 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of each Guarantor under this Clause 22 will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;

(ii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or

(iv)	any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.

(c)	In the event that any Borrower becomes subject to any proceeding under the US Bankruptcy Code, each Guarantor agrees that, as between such Guarantor and the Finance Parties, all or any portion of the amounts owing under this Agreement by such Borrower may be declared to be forthwith due and payable as provided in Clause 27.13 (Acceleration) of this Agreement (and shall be deemed to have become automatically due and payable in the circumstances described in paragraph (b) of Clause 27.13 (Acceleration)) for purposes of this Clause 22, notwithstanding any stay (including under the US Bankruptcy Code), injunction or other prohibition preventing the same as against such Borrower and that, in such event, all such amounts (whether or not due and payable by such Borrower) shall forthwith become due and payable by the Guarantor for purposes of this Clause 22.

(d)	For the avoidance of doubt, nothing in this Clause 22 shall preclude any defences that any Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

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(e)	With respect to the Guarantors incorporated under the laws of Brazil ("Brazilian Guarantors"), it is agreed that such Guarantors shall not exercise any and all rights and privileges granted to guarantors which might otherwise be deemed applicable, including but not limited to the rights and privileges referred to in Articles 827, 834, 835, 837 and 839 of the Brazilian Civil Code and the provisions of Article 595 of the Brazilian Civil Procedure Code.

22.5	Immediate recourse

No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 22. This applies irrespective of any provision of a Finance Document to the contrary.

22.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 22.

22.7	Deferral of Guarantors' rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 22:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(iii)	to exercise any right of set-off against any Obligor; and/or

(iv)	to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

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(b)	If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 34 (Payment mechanics) of the Facilities Agreement.

22.8	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

22.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

22.10	Belgian Guarantee Limitations

(a)	Notwithstanding any provision contained in this Agreement or in any other Finance Document to the contrary, the liability of a Guarantor incorporated in Belgium (a "Belgian Guarantor") under this Clause 22 (Guarantee and Indemnity) shall not include any liability which would constitute unlawful financial assistance (as determined in Article 629 of the Belgian Company Code or any other law or regulations having the same effect, as interpreted by Belgian courts).

(b)	The maximum liability of a Belgian Guarantor, under this Clause 22 (Guarantee and Indemnity) will be limited to the highest of:

(i)	the highest level of on-lending to the relevant Belgian Guarantor and its Subsidiaries between the date of this Agreement and the date on which a demand is made on that Belgian Guarantor under this Clause;

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(ii)	an amount equal to 85 per cent. of the net assets of the relevant Belgian Guarantor calculated and certified by the statutory auditor of that Belgian Guarantor on the basis of the latest available audited annual financial statements of that Belgian Guarantor at the date of this Agreement; and

(iii)	an amount equal to 85 per cent. of the net assets of the relevant Belgian Guarantor calculated and certified by the statutory auditor of that Belgian Guarantor on the basis of the latest available audited annual financial statements of that Belgian Guarantor at the date on which a demand is made on it under this Clause.

For the purpose of this paragraph (b) above, on-lending means, without double counting, the aggregate amount of all Loans (including principal plus any accrued interest thereon, commission costs and fees) made to any Obligor and made available by any Obligor, directly or indirectly, to a Belgian Guarantor or any of its Subsidiaries (in each case, irrespective of whether retained or on-lent by that Belgian Guarantor or its Subsidiary) and Net Assets means the net assets (nettoactief) of the relevant Belgian Guarantor as defined in Article 617 of the Belgian Company Code.

(c)	Notwithstanding any provision contained in this Agreement or in any other Finance Document to the contrary, the liability of a Guarantor incorporated in Belgium under this Clause 22 shall not include any liability which would constitute unlawful financial assistance (as determined in Article 629 of the Belgian Company Code or any other law or regulations having the same effect, as interpreted by Belgian courts).

22.11	Dutch Guarantee Limitations

Notwithstanding any other provision of this Clause 22, the guarantee, indemnity and other obligations of any Guarantor incorporated under the laws of The Netherlands expressed to be assumed by it in this Clause 22 or elsewhere in this Agreement shall be deemed not to be assumed by such Guarantor to the extent the same would constitute unlawful assistance within the meaning of Section 2:207c or 2:98c of the Dutch Civil Code.

22.12	French Guarantee Limitations

(a)	The obligations and liabilities of any French Guarantor under the Finance Documents and in particular under this Clause 22 shall not include any obligation or liability which if incurred would constitute the provisions of financial assistance within the meaning of Article L.225-216 of the French Commercial Code (Code de commerce) or/and would constitute a misuse of corporate assets within the meaning of Article L.241-3 or L.242-6 of the French Commercial Code (Code de commerce).

(b)	The obligations of any French Guarantor under this Clause 22 shall be further limited to the aggregate of:

(i)	all amounts directly borrowed by that French Guarantor under the Finance Documents or on-lent to it by any member of the Group; and

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(ii)	all amounts directly borrowed by any Subsidiary of that French Guarantor under the Finance Documents or on-lent to any such Subsidiary by any member of the Group;

in each case which remains outstanding at the time demand is made under this Clause 22, it being specified that any payment made by such French Guarantor under paragraph (i) above in respect of the obligations of any Obligor which is not a subsidiary of the French Guarantor shall reduce pro tanto the outstanding amount of the intercompany loans due by the French Guarantor to such Obligor.

(c)	It is acknowledged that a French Guarantor is not acting jointly and severally with the other Guarantors and shall not be considered as co-débiteur solidaire as to its obligations pursuant to the guarantee given pursuant to this Clause 22 (Guarantee and Indemnity).

(d)	Notwithstanding any provision to the contrary in this Agreement:

(i)	the representations made in Clause 23 (Representations) by each Obligor which is incorporated in France shall be made for itself and for each of its Subsidiaries which is an Obligor only;

(ii)	the undertakings made in Clause 24 (Information Undertakings) by each Obligor which is incorporated in France shall be made for itself and for each of its Subsidiaries which is an Obligor only; and

(iii)	the undertakings made in Clause 26 (General Undertakings) by each Obligor which is incorporated in France shall be made for itself and for each of its Subsidiaries which is an Obligor only.

22.13	German Guarantee Limitations

(a)	The right to enforce any guarantee and indemnity created and the joint and several liability assumed hereunder against a Guarantor incorporated in Germany in the legal form of a limited liability company (GmbH) (a "German GmbH Guarantor") shall be limited if and to the extent that such guarantee and indemnity or joint and several liability secures any obligation of an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (in each case other than any of the German GmbH Guarantor's direct or indirect subsidiaries) and the enforcement of such guarantee and indemnity created or the joint and several liability assumed hereunder would cause:

(i)	the German GmbH Guarantor's net assets (determined in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch, "HGB") consistently applied by the German GmbH Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) according to § 42 German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, "GmbHG"), §§ 242, 264 HGB and in accordance with §§ 30, 31 GmbHG (as applicable at the time of enforcement)) (the "Net Assets") to be less than its registered share capital (Stammkapital) (Begründung einer Unterbilanz); or

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(ii)	(if the German GmbH Guarantor's Net Assets are already less than its registered share capital) the German GmbH Guarantor's Net Assets to be further reduced (Vertiefung einer Unterbilanz)

       (in each case a "Capital Impairment").

(b)	For the purposes of the calculation of the German GmbH Guarantor's Net Assets:

(i)	the amount of any increase of the German GmbH Guarantor's registered share capital out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) after the Signing Date that has been effected without the prior written consent of the Facility Agent (acting on behalf of the Majority Lenders) shall be deducted from the registered share capital;

(ii)	loans provided to the relevant German GmbH Guarantor by a member of the Group shall be disregarded if such loans are subordinated contractually or by statute and rank in accordance with section 39 paragraph 1 Nr. 5 or paragraph 2 of the German Insolvency Act (Insolvenzordnung); and

(iii)	loans and other liabilities incurred by the German GmbH Guarantor in violation of the provisions of this Agreement or any other Finance Document shall be disregarded.

(c)	The relevant German GmbH Guarantor shall deliver to the Facility Agent, within ten (10) Business Days after receipt from the Facility Agent of a notice stating that the Facility Agent intends to demand payment under the guarantee and indemnity or assumed joint and several liability an up-to-date balance sheet of such German GmbH Guarantor together with a detailed calculation (satisfactory to the Facility Agent) of the amount of such German GmbH Guarantor's Net Assets taking into account the adjustments set forth in paragraph (b) above (the "Management Determination"). The relevant German GmbH Guarantor shall fulfil its obligations under the guarantee and indemnity or assumed joint and several liability and the Facility Agent shall be entitled to enforce the guarantee and indemnity or assumed joint and several liability in an amount which would, in accordance with the Management Determination, not cause a Capital Impairment of such German GmbH Guarantor.

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(d)	Following the Facility Agent’s receipt of the Management Determination, upon request by the Facility Agent, the relevant German GmbH Guarantor shall deliver to the Facility Agent within thirty (30) Business Days of request an up-to-date balance sheet of such German GmbH Guarantor drawn up by such German GmbH Guarantor's auditor together with a detailed calculation (satisfactory to the Facility Agent) of the amount of such German GmbH Guarantor's Net Assets taking into account the adjustments set forth in paragraph (b) above (the "Auditor’s Determination"). Such balance sheet and Auditor’s Determination shall be prepared in accordance with the provision of the German Commercial Code (HGB) consistently applied. The relevant German GmbH Guarantor shall fulfil its obligations under the guarantee and indemnity or assumed joint and several liability and the Facility Agent shall be entitled to enforce the guarantee and indemnity or assumed joint and several liability in an amount which would, in accordance with the Auditor’s Determination, not cause a Capital Impairment of such German GmbH Guarantor.

(e)	The relevant German GmbH Guarantor shall within three (3) months after its receipt of a written request by the Facility Agent realise, to the extent legally permitted, any and all of its assets shown in the balance sheet with a book value (Buchwert) that is materially lower than the market value of such asset(s) if:

(i)	to the extent that any asset is essential for its business, such realisation does not affect its ability to use that asset or the relevant part of its business can be carried on from other sources without use of such asset; and

(ii)	as a result of the enforcement of the guarantee and indemnity or assumed joint and several liability, its Net Assets would be reduced below the amount of its registered share capital.

After the expiry of such three month period the relevant German GmbH Guarantor shall, within three (3) Business Days, notify the Facility Agent of the amount of the proceeds from the sale and submit a statement with a new calculation of the amount of the Net Assets taking into account such proceeds. Such calculation shall, upon the Facility Agent’s request, be confirmed by such German GmbH Guarantor's auditor within a period of twenty (20) Business Days following the request.

(f)	The restriction under paragraph (a) above shall not apply:

(i)	if the relevant German GmbH Guarantor has not complied with its obligations pursuant to paragraphs (c) through (e) above;

(ii)	when, at the time of enforcement of a guarantee and indemnity created or joint and several liability assumed hereunder, the restrictions under paragraph (a) are, due to a change of the applicable laws, the interpretation thereof or otherwise, not required to protect the managing directors of the relevant German GmbH Guarantor or of any of its direct or indirect shareholders from the risk of personal liability;

(iii)	to a German GmbH Guarantor if and so long it is party to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) (section 291 of the German Stock Corporation Act) as a dominated or profit distributing entity or such German Guarantor has a fully recoverable recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch); or

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(iv)	to the extent that the guarantee and indemnity or assumed joint and several liability secures:

(A)	any Loans that are on-lent by the relevant Borrower to the relevant German GmbH Guarantor (or any of its Subsidiaries) and have not yet been repaid by that German GmbH Guarantor (or its Subsidiaries); or

(B)	any outstanding Bank Guarantee which has been issued as security for obligations of the German GmbH Guarantor or any of its subsidiaries.

22.14	Slovak Guarantee Limitations

(a)	None of the obligations of any Guarantor incorporated in the Slovak Republic (each a "Slovak Guarantor") pursuant to the Finance Documents will be construed to create any obligation on such Slovak Guarantor to the extent it would constitute unlawful financial assistance under Slovak law or result in this guarantee infringing provisions of mandatory Slovak law or regulation setting out or implying any capital maintenance rules (the "Slovak Rules") and all obligations of any Slovak Guarantor under the Finance Documents will be limited in accordance with such rules.

(b)	In the event that any obligation of a Slovak Guarantor under the Finance Documents would violate or contradict the Slovak Rules and therefore be held invalid or unenforceable, such obligation will be replaced by an obligation of a similar nature which is in compliance with such rules.

(c)	The limitations specified in paragraph (a) above shall cease to apply in the event that any bankruptcy or insolvency proceedings are commenced in the Slovak Republic against the Slovak Guarantor or its assets and, at the same time, the Slovak Guarantor is insolvent within the meaning of Slovak insolvency legislation.

22.15	Spanish Guarantee Limitations

Notwithstanding any provision contained in this Agreement or in any other Finance Document to the contrary, the liability of a Guarantor incorporated in Spain under this Clause 22 shall not include any liability which would constitute unlawful financial assistance, as per Section 134 and subseq. of the Corporate Enterprises Act (Ley de Sociedades de Capital).

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22.16	US Guarantee Limitations

Notwithstanding anything to the contrary contained in this Clause 22, the maximum liability of any US Guarantor under this Clause 22 shall be 95% of the Net Assets of such US Guarantor. For such purpose, the term "Net Assets" of any such US Guarantor shall mean the highest amount, determined as of any Determination Date, by which (a) all of such US Guarantor's property at fair valuation (within the meaning of Section 101(32)(A) of the US Bankruptcy Code but excluding the capital stock or other ownership interests issued by any other Guarantor or by any other person that is required hereby to become a Guarantor) exceeds (b) such US Guarantor's debts (as defined in Section 101(12) of the US Bankruptcy Code but excluding its obligations under this Clause 22, and the term "Determination Date" shall mean each of (1) the date on which such US Guarantor becomes obligated under this Clause 22, (2) the date of the commencement of a case under the US Bankruptcy Code in which such US Guarantor is a debtor and (3) the date of enforcement of the liabilities of such US Guarantor under this Clause 22.

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SECTION 8

 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

23.	Representations

Each Obligor makes the representations and warranties set out in this Clause 23 to each Finance Party on the Signing Date and as repeated pursuant to Clause 23.17 (Repetition).

23.1	Status

(a)	It is a corporation, limited liability company or partnership with limited liability, duly incorporated or, in the case of a partnership, established and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

23.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

23.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets to an extent which would be materially adverse to the interest of the Lenders.

23.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

23.5	Validity and admissibility in evidence

All Authorisations required or desirable and reasonably requested:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

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23.6	Governing law and enforcement

(a)	Subject to Legal Reservations, the choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Subject to Legal Reservations, any judgment obtained in Germany in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

23.7	Deduction of Tax

Save to the extent identified at the Signing Date in the agreed form of any legal opinion to be delivered pursuant to Clause 4 (Conditions of Utilisation), it will not be required, under the law of its jurisdiction of incorporation, to make any Tax Deduction in respect of a Loan by a Qualifying Lender which cannot be avoided by the relevant Lenders complying with their obligations under paragraph (g) of Clause 17.2 (Tax gross-up).

23.8	No filing or stamp taxes

Save to the extent identified at the Signing Date in the agreed form of any legal opinion to be delivered pursuant to Clause 4 (Conditions of Utilisation), under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

23.9	No default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

23.10	No misleading information

(a)	Any factual information provided by any member of the Group for the purposes of the Information Package and any other information supplied by it or on its behalf to the Finance Parties or any of them was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Package have been prepared on the basis of recent historical information (at the time of preparation of the Information Package) and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect.

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23.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company's audited consolidated financial statements) as at the end of or, as applicable, during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since 31 December 2010.

23.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

23.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

23.14	ERISA

(a)	Each Plan is in compliance in all material respects with the terms of the Plan, the applicable provisions of ERISA and the Code and other applicable US federal and state laws. Each member of the Group and ERISA Affiliate has made all required contributions to each Plan.

(b)	Each Plan that is intended to be qualified under Section 401(a) of the Code either has been determined by the IRS to be so qualified, is in the process of being submitted to the IRS for approval, will be so submitted during the applicable remedial amendment period or was adopted by means of a prototype plan that has received a favourable opinion letter from the IRS on which the plan sponsor is entitled to rely, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(c)	There are no pending, or to the knowledge of any member of the Group or ERISA Affiliate, threatened claims, actions or lawsuits or action by any US federal or state governmental authority, including without limitation the IRS, the Department of Labor or the PBGC, with respect to any Plan.

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(d)	No ERISA Event has occurred during the six years immediately preceding the Signing Date or is reasonably expected to occur, and no Unfunded Liability exist, taking into account only US Pension Plans with positive Unfunded Liability.

(e)	Each Plan that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including without limitation, any Plan that provides benefits to former employees, directors or other service providers, can be terminated by a member of the Group or ERISA Affiliate in its sole discretion at any time without liability in excess of USD 100,000.

23.15	Margin Stock

(a)	No US Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	No part of the proceeds of any Utilisation or other extension of credit under this Agreement will be used, whether directly or indirectly and whether immediately, incidentally or ultimately, for the purpose of purchasing or carrying Margin Stock.

(c)	At no time will more than 25 per cent. of the value (determined in accordance with any reasonable method) of the assets of any member of the Group constitute Margin Stock.

23.16	Certain US laws

No member of the Group is subject to regulation under the US Investment Company Act of 1940, the US Federal Power Act of 1935 or the US ICC Termination Act of 1995 (each as amended).

23.17	Repetition

(a)	The Repeated Representations shall be made by the Company on its own behalf and on behalf of the other Obligors by reference to the facts and circumstances then existing on;

(i)	the date of each Utilisation Request;

(ii)	the date of each Compliance Certificate delivered pursuant to Clause 24.2 (Compliance Certificate); and

(iii)	in the case of an Additional Guarantor, the day on which the person becomes (or it is proposed that the person becomes) an Additional Guarantor.

(b)	In addition, the Repeated Representations shall be deemed to be made by each Obligor by reference to the facts and circumstances then existing on each Utilisation Date.

24.	Information Undertakings

The undertakings in this Clause 24 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

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24.1	Financial statements

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become publicly available, but in any event within 120 days after the end of each of its financial years its audited unconsolidated financial statements and its audited consolidated financial statements for that financial year;

(b)	together with the delivery of the annual financial statements of the Company pursuant to paragraph (a) above, a certificate signed by two directors of the Company certifying compliance with the Guarantor Coverage including a list of all Material Subsidiaries as at the date at which the financial statements referred under paragraph (a) above were drawn up;

(c)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, the audited (to the extent available or legally required to be prepared) or unaudited unconsolidated financial statements of each Borrower (other than the Company) for that financial year; and

(d)	as soon as the same become publicly available, but in any event within 60 days after the end of the first, second and third Financial Quarters of each of its financial years its unaudited consolidated quarterly interim reports for that Financial Quarter.

24.2	Compliance Certificate

(a)	The Company shall supply to the Facility Agent, with each set of financial statements (or, where applicable, interim reports) delivered pursuant to paragraph (a) and (d) of Clause 24.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 25.3 (Financial condition) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the chief financial officer (Finanzvorstand) together with another director (Vorstandsmitglied) of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 24.1 (Financial statements), shall be reported on by the Company's auditors in the form agreed by the Company and all the Lenders before the Signing Date.

24.3	Requirements as to financial statements

(a)	Each set of annual financial statements delivered by the Company pursuant to Clause 24.1 (Financial statements) shall be certified as fairly representing its financial condition as at the date as at which those financial statements were drawn up by the chief financial officer (Finanzvorstand) of the Company or, if required by law, by one or more directors of the relevant company.

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(b)	The Company shall procure that each set of its financial statements delivered pursuant to Clause 24.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Company (save for any currency change from USD to EUR or EUR to USD and a change to IFRS in accordance with paragraph (c) below) unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and financial reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 25 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(c)	The Company may, subject to paragraph 24.3(e) below, change its accounting principles to IFRS without any further consultation with or consent from the Lenders, provided that the Company supplies the Facility Agent:

(i)	in sufficient copies for all the Lenders together with the first financial statements which are to be delivered pursuant to Clause 24.1 (Financial statements) and prepared on the basis of IFRS, with a copy of its audited consolidated financial statements for the then preceding financial year (for which financial statements using US GAAP have already been delivered) prepared on the basis of IFRS; and

(ii)	in order to calculate the deviation (if any) referred to in paragraph 24.3(e) below, a Compliance Certificate in accordance with Clause 24.2 (Compliance Certificate) on the basis of, and as at the date as at which, the financial statements to be delivered pursuant to sub-paragraph (i) were drawn up.

(d)	Within thirty (30) days following delivery of the documents referred to in paragraph (c) above, the Company shall hold a conference call for the Lenders where the senior management of the Company shall explain the impact to the consolidated financial statements of the Company resulting from the change from US GAAP to IFRS and answer any question the Lenders may have in that respect.

(e)	If the Company (i) notifies the Facility Agent in accordance with paragraph (b) above or (ii) has changed its GAAP to IFRS in accordance with paragraph (c) above and the relevant change causes Leverage Ratio or Interest Cover (in relation to the change to IFRS, for the then preceding financial year) to deviate by more than 5% compared to the result without such change having occurred, the Parties agree to enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to:

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(i)	Clause 24.1 (Financial statements);

(ii)	Clause 25 (Financial Covenants); or

(iii)	any other provision of this Agreement making reference to the Leverage Ratio,

to place the Company and the Finance Parties in the same position as they would have been in if the change had not occurred. Any agreement between the Company and the Facility Agent will, with the consent of the Majority Lenders, be binding on all Parties.

(f)	Any reference in this Agreement to GAAP, accounting practices and financial reference periods applied in the preparation of the Original Financial Statements shall, following an agreement between the Company and the Facility Agent pursuant to paragraph (e) above, be construed as a reference to those applied to the relevant financial statements. If and as long as no such agreement is reached between the Parties, the Company must supply with each set of consolidated financial statements to be delivered pursuant to paragraph (a) and (d) of Clause 24.1 (Financial statements) such information referred to in paragraph (b)(i) and (ii) above.

24.4	Information: miscellaneous

The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly upon completion of the steps set out in the Steps Paper and, in addition, in semi-annual updates in writing, information on the implementation of the Steps Paper;

(d)	details regarding the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(e)	promptly, such further information regarding the financial condition, business, assets and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request; and

(f)	promptly such further information as may be required by applicable banking supervisory laws and regulations and/or in line with standard banking practice.

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24.5	Notification of Default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by a director with sole power of representation (Einzelvertretungsmacht) or by two directors who have joint power of representation (Gesamtvertretungsmacht) or two senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

24.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to the Facility Agent or in relation to those Lenders ( the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the "Designated Website") if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

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(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(d)	If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(e)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten (10) Business Days.

24.7	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(ii)	any change in the status of an Obligor after the Signing Date; or

(iii)	a proposed assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme), obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective New Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective New Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective New Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws, regulations and internal policies pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 29 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Facility Agent or such Lender or any prospective New Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as a Additional Obligor.

25.	Financial Covenants

25.1	Financial definitions

In this Agreement:

"Adjusted Consolidated EBIT" for any Testing Period means the income (loss) from continuing operations before income taxes of the Group or, if the context so requires, any member of the Group and:

(a)	before taking into account net interest expense;

(b)	before taking into account any amount of any net income or loss which is attributable to non-controlling interests;

(c)	after deducting any foreign exchange transaction gains or losses, including those from currency derivatives (to the extent included in the calculation of income (loss) from continuing operations before income taxes of the Group and, for the avoidance of doubt, not taking into account any currency translation effects reported under "foreign currency translations" in the notes to the Company's consolidated financial statements or interim reports (as applicable) delivered pursuant to Clause 24.1 (Financial statements) for the relevant Testing Period;

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(d)	before taking into account any recorded gain or loss arising from an upward or downward revaluation of any asset or on the disposal of an asset (including, for the avoidance of doubt, any gains or losses recorded prior to disposal upon the classification of such assets as held for sale);

(e)	plus any loss and minus any gains on any material item of unusual or non-recurring nature in line with past practice (including, for the avoidance of doubt, any fees, costs or charges of a non recurring nature related to any equity offering, investments, acquisitions, restructuring, reorganisation, the incurrence of Financial Indebtedness or other transactions (including any Transaction Costs)) for the relevant Testing Period; and

(f)	before taking into account interest cost included in net periodic pension and other long-term employee benefit cost,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining income (loss) from continuing operations before income taxes of the Group or, if the context so requires, any member of the Group.

"Adjusted Consolidated EBITDA" for any Testing Period and without double counting means the Adjusted Consolidated EBIT of the Group or, if the context so requires, any member of the Group plus the consolidated depreciation and amortisation of the Group or as the context so requires any member of the Group and any impairment costs of the Group or, if the context so requires, any member of the Group (each as defined by reference to the consolidated audited financial statements of the Group).

"Consolidated Total Net Cash Interest Expenses" for any Testing Period means:

(a)	the aggregate of interest, bank guarantee commission, issuing bank, commitment, utilisation and other fees treated as interest expense relating to the Facilities accruing (whether or not paid) during a Testing Period;

(b)	plus interest, commitment fees and other fees on any other Financial Indebtedness (including the interest element of finance leases) accruing (whether or not paid) during a Testing Period;

(c)	plus consideration given by the Group during that Testing Period, and relating to that period whether by way of discount or otherwise in connection with any acceptance credit, bill discounting debt factoring or other like arrangement;

(d)	minus interest income accrued (whether or not paid) on Cash or Cash Equivalent Investments; and

(e)	excluding any amortisation of Transaction Costs (to the extent included).

"Consolidated Total Net Debt" means, at any time, the principal amount of all Financial Indebtedness of the members of the Group but excluding any subordinated shareholder loans and any obligations to any other member of the Group and less the aggregate amount at that time of Cash and Cash Equivalent Investments held by members of the Group.

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"Interest Cover" means the ratio of Adjusted Consolidated EBITDA on the last day of a Testing Period to Consolidated Total Net Cash Interest Expenses in respect of that Testing Period.

"Leverage Ratio" means the ratio of Consolidated Total Net Debt on the last day of a Testing Period to Adjusted Consolidated EBITDA in respect of that Testing Period.

"Testing Period" means each period of twelve months ending on a Quarter Date.

"Transaction Costs" means any fees, costs and expenses incurred by any member of the Group in connection with the negotiation, preparation and execution of the Initial Bond or the Finance Documents.

25.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, each financial term used in this Agreement and each balance sheet position, income statement and cashflow statement item included in any of the definitions in Clause 25.1 (Financial definitions) shall have the same meaning as given to it and shall be calculated as in the consolidated Original Financial Statements of the Company.

(b)	Compliance with Clause 25.3 (Financial condition) shall be tested by reference to each Compliance Certificate and:

(i)	the audited annual consolidated financial statements, or

(ii)	the unaudited consolidated quarterly interim reports

of the Company (as is required with respect to the relevant Testing Period) delivered pursuant to Clause 24.1 (Financial statements).

(c)	Any amount in a currency other than euro is to be taken into account at its euro equivalent calculated on the basis of the accounting principles applied in connection with the consolidated Original Financial Statements or, if the financial statements to be delivered pursuant to paragraph (a) of Clause 24.1 (Financial statements) are prepared on a USD basis any amount in a currency other than USD is to be taken into account at its USD equivalent.

(d)	No item must be credited or deducted more than once in any calculation under this Clause.

25.3	Financial condition

The Company shall ensure that:

(a)	Leverage Ratio shall not exceed:

(i)	3.50:1 as at the end of any Testing Period ending on or before 31 December 2011;

(ii)	3.25:1 as at the end of any Testing Period ending after 31 December 2011 and on or before 31 December 2012; and

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(iii)	3.00:1 as at the end of any Testing Period ending after 31 December 2012; and

(b)	Interest Cover shall not fall below 4.00:1 as at the end of any Testing Period.

26.	General Undertakings

The undertakings in this Clause 26 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

26.2	Compliance with Laws

Each Obligor shall comply in all respects with all applicable laws (including Environmental Laws) if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

26.3	Negative Pledge

In this Clause 26.3, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.

(a)	Except as permitted under paragraph (c) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	Except as permitted under paragraph (c) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

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in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security (existing as at the Signing Date) over assets of any member of the Group securing Financial Indebtedness under the Existing Facilities Agreement;

(ii)	any Security or Quasi-Security arising in the ordinary course of business (including by operation of law, under any retention of title, hire purchase or conditional sale arrangement or arrangement having similar effect, under customary general business conditions, under derivative framework agreements, rental deposits, security in connection with Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and netting, set off and other encumbrances as part of hedging, operation of bank accounts and cash pooling arrangement (including, but not limited to netting or set off arrangements resulting from the applicability of general banking terms and conditions (algemene bankvoorwaarden));

(iii)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Signing Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that company; and

(C)	such Security or Quasi-Security is removed or discharged within nine (9) months of that company becoming a member of the Group;

(iv)	any Security or Quasi-Security granted with the prior consent of the Majority Lenders; or

(v)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (iv) above) does not at any time exceed EUR 30,000,000 (or its equivalent in another currency or currencies).

26.4	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall, and the Company shall procure that no other member of the Group will, either in a single transaction or a series of transactions (whether related or not) sell, lease by way of financial lease, transfer or otherwise dispose of any of its assets.

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(b)	Paragraph (a) does not apply to any disposal:

(i)	of current assets (Umlaufvermögen) in the ordinary course of business of the disposing entity (but including, for the avoidance of doubt, any disposal of trade receivables on a non-recourse basis);

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	any disposal constituted by a Transformation which is expressly permitted by Clause 26.11 (No merger);

(iv)	any disposal of assets to a Joint Venture permitted by paragraph (b) of Clause 26.8 (Joint Ventures);

(v)	of shares, businesses and fixed assets acquired after the Signing Date for cash at fair market value;

(vi)	any disposal of any assets (A) to an Obligor, (B) by a member of the Group which is not an Obligor to another member of the Group or (C) to a member of the Group which is not an Obligor provided that the aggregate amount of all assets disposed of by Obligors to any member of the Group which is not an Obligor when aggregated with any loans extended in reliance of paragraph (b)(iv) of Clause 26.9 (Loans out) and any guarantees issued in reliance of paragraph (b)(iv) of Clause 26.10 (Guarantees out) does not exceed EUR 60,000,000 (or its equivalent in another currency or currencies) at any time;

(vii)	of assets whose proceeds are re-invested in the core business of the Group within 12 months of such disposal;

(viii)	made with the prior consent of the Majority Lenders; or

(ix)	of shares, businesses and fixed assets representing not more than 7.5 per cent. of the total consolidated assets of the Group in any financial year (such total consolidated assets to be calculated on the basis of consolidated financial statements of the Group delivered pursuant to Clause 24.1 (Financial statements) for the preceding financial year).

26.5	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall, and the Company shall procure that no other member of the Group will, incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to Financial Indebtedness:

(i)	arising under any Finance Document;

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(ii)	to the extent covered by a Bank Guarantee or a letter of credit, guarantee or similar instrument issued under an Ancillary Facility;

(iii)	arising under a foreign exchange transaction for spot or forward delivery or interest hedging transaction entered into in connection with protection against fluctuation in currency or interest rates where the exposure arises in the ordinary course of trade or in respect of Utilisations, but not under a transaction for investment or speculative purposes;

(iv)	arising under loans or guarantees expressly permitted pursuant to paragraph (b) of Clause 26.9 (Loans out) or paragraph (b) of Clause 26.10 (Guarantees out);

(v)	incurred by the Company or any Permitted Financial Indebtedness Subsidiaries if the Leverage Ratio for the most recent Testing Period was less than or equal to 3.00:1 (in the financial year 2011) or 2.50:1 (in any Testing Period thereafter) as determined on the basis of the most recent financial statements delivered in accordance with Clause 24.1 (Financial statements) after taking into account the effect of the relevant Financial Indebtedness on a pro forma basis for the relevant Testing Period, provided that the net proceeds resulting from such Financial Indebtedness are directly on-lent to the Company, a Permitted Financial Indebtedness Subsidiary or an Unlimited Guarantor;

(vi)	arising under the Initial Bond, provided that the net proceeds resulting from the Initial Bond are directly on-lent to the Company, a Permitted Financial Indebtedness Subsidiary or an Unlimited Guarantor;

(vii)	arising under any additional bonds or other instruments issued by the Company or any Permitted Financial Indebtedness Subsidiaries, provided that the net proceeds resulting from such additional bonds or other instruments are directly on-lent to the Company, a Permitted Financial Indebtedness Subsidiary or an Unlimited Guarantor and (after such proceeds may have been further on-lent) used:

(A)	to finance acquisitions permitted pursuant to paragraph (b) of Clause 26.6 (Acquisitions); or

(B)	to reduce the Total Facility A Commitments;

(viii)	of any person acquired by a member of the Group after the Signing Date which is incurred under arrangements in existence at the date of the acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of nine (9) months following the date of acquisition;

(ix)	under finance or capital leases, provided that the aggregate capital value of all items so leased under outstanding leases permitted under this paragraph (vi) by members of the Group does not exceed EUR 15,000,000 (or its equivalent in another currency or currencies) at any time;

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(x)	incurred with the prior written consent of the Majority Lenders; or

(xi)	not permitted by paragraphs (i) to (x) above where the outstanding principal amount of all indebtedness incurred in reliance on this paragraph (xi) does not exceed EUR 60,000,000 (or its equivalent in another currency or currencies) at any time.

26.6	Holding Companies

(a)	No Permitted Financial Indebtedness Subsidiary which has incurred Additional Financial Indebtedness or to which proceeds of Additional Financial Indebtedness have been directly on-lent shall, as long as such amount of Additional Financial Indebtedness is outstanding:

(i)	trade, carry on any business own any assets or incur any liabilities; or

(ii)	become a Subsidiary of a member of the Group which does not qualify as an Intermediate Holding Company.

(b)	Paragraph (a)(i) above does not apply to:

(i)	the provision of administrative services to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(ii)	ownership of shares in its Subsidiaries, intra-group debit balances, intra-group credit balances and other credit balances in bank accounts, Cash and Cash Equivalent Investments;

(iii)	any liabilities under the Finance Documents to which it is a party (including any refinancing of those liabilities) and professional fees and administration costs in the ordinary course of business as a holding company, in each case to the extent permitted under the Finance Documents;

(iv)	in respect of employment contracts for employees;

(v)	incurring and discharging liabilities for or in connection with Taxes

(vi)	incurring and discharging Financial Indebtedness which is expressly permitted pursuant to paragraph (b) of Clause 26.5 (Financial Indebtedness);

(vii)	incurring and discharging intra-group liabilities in accordance with the Steps Paper;

(viii)	carrying on business as a holding company; and

(ix)	incurring and discharging liabilities by operation of law.

26.7	Acquisitions

(a)	Except as permitted under paragraph (b) below, the Company shall not and shall procure that no other member of the Group will acquire any interest in the share capital of any person or any interest in any business or undertaking of any person.

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(b)	Paragraph (a) above does not apply to:

(i)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group which is expressly permitted pursuant to Clause 26.4 (Disposals);

(ii)	the acquisition of any interest in the share capital of any person or any interest in any business or undertaking of any person which is expressly permitted pursuant to Clause 26.8 (Joint Ventures);

(iii)	any acquisition of any interest in the share capital of OOO Elster Gaselectronica or any wholly owned Subsidiary;

(iv)	any acquisition of Cash Equivalent Investments in the ordinary course of treasury activities;

(v)	an acquisition made with the prior consent of the Majority Lenders; or

(vi)	an acquisition of (A) the majority of the issued share capital of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but in each case only if the company business or undertaking is engaged in a business similar or complementary to that carried by the Group and no Default is continuing on the signing date and no Event of Default pursuant to Clause 27.1 (Non-payment), Clause 27.2 (Financial covenants), Clause 27.6 (Insolvency) Clause 27.7 (Insolvency proceedings) is continuing and no breach of Clause 24.1 (Financial statements) has occurred on the closing date for the acquisition or incorporation, as the case may be, or would occur as a result of the acquisition and further provided that:

(A)	the consideration for the acquisition and any debt assumed and remaining in the acquired company (or any such business) at the date of acquisition (the "Consideration"), does not (when aggregated with the Consideration for any other acquisition effected in reliance on this paragraph (v), any Joint Venture Investments permitted pursuant to paragraph (b) of Clause 26.8 (Joint Ventures) and any Consideration (or any part thereof) excluded for the purpose of and as set out in sub-paragraph (B) below) exceed EUR 50,000,000 (or its equivalent in any other currency or currencies) during any financial year of the Company; or

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(B)	the Leverage Ratio for the most recent Testing Period was less than or equal to 3.00:1 (for any acquisition completed in the financial year 2011) or 2.50:1 (for any acquisition completed thereafter), as determined on the basis of the most recent financial statements delivered in accordance with Clause 24.1 (Financial statements) after consolidating the acquired company, business or undertaking and any other company, business or undertaking acquired after most recent Testing Date on a pro forma basis for the relevant Testing Period, further provided that the Company may exclude a portion of the Consideration in the pro forma consolidation up to the amount which would be permitted to made pursuant to sub-paragraph (A) at that time.

26.8	Joint Ventures

(a)	Except with the prior written consent of the Majority Lenders or as permitted under paragraph (b) or (c) below, no Obligor shall, and the Company shall procure that none of its Subsidiaries will:

(i)	enter into, invest in or acquire any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity or create or permit to subsist Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture.

(b)	Paragraph (a) does not apply to any Joint Venture:

(i)	where the participation of the relevant member of the Group in such Joint Venture

(A)	represents at least 25 per cent. of the shares, partnership interests or voting rights of such Joint Venture;

(B)	is subject to a joint venture agreement with the other joint venture partners directing the joint control of such entity; and

(C)	any investment into such joint venture is, according to the joint venture documentation, to be made on a pro rata basis; and

(ii)	where the Joint Venture is:

(A)	engaged in a business substantially the same as or complementary to that carried on by the Group; and

(B)	not publicly listed; and

(iii)	as long as the aggregate amount of all Joint Venture Investments by any member of the Group in all Joint Ventures together with the Consideration for any acquisition made in reliance on paragraph (b)(vi)(A) of Clause 26.6 (Acquisitions) does not exceed EUR 50,000,000 (or its equivalent in any other currency or currencies) in any financial year of the Company.

(c)	When at the time of making a Joint Venture Investment the Leverage Ratio for the most recent Testing Period was less than or equal to 3.00:1 (for any Joint Venture Investment made in the financial year 2011) or 2.50:1 (for any Joint Venture Investment made thereafter), as determined on the basis of the most recent financial statements delivered in accordance with Clause 24.1 (Financial statements) after taking into account the effect of the relevant Joint Venture Investment on a pro forma basis for the relevant Testing Period, then:

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(i)	the amount of any Joint Venture Investment in the form of the acquisition of any shares, stocks, securities or other interest in any Joint Venture shall not be subject to the maximum amount set out in paragraph (b)(iii) above; and

(ii)	the aggregate amount of all Joint Venture Investments by any member of the Group in the form of disposals of assets, loans, guarantees or indemnities shall, in addition to any Joint Venture Investments made in reliance of paragraph (b)(iii) above, not exceed EUR 30,000,000 (or its equivalent in any other currency or currencies) in any financial year of the Company.

26.9	Loans out

(a)	Except as permitted under paragraph (b) below, no Obligor shall, and the Company shall procure that none of its Subsidiaries will, be the creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any trade credit extended by any member of the Group to its suppliers or customers on normal commercial terms and in the ordinary course of business;

(ii)	a loan made to a Joint Venture if, when such loan would be made, such Joint Venture would be expressly permitted pursuant to paragraph (b) of Clause 26.8 (Joint Ventures);

(iii)	a loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group;

(iv)	a loan made by an Obligor to a member of the Group which is not an Obligor provided that the aggregate amount extended in reliance on this paragraph (iv) under any such loans when aggregated with any guarantees issued in reliance of paragraph (b)(v) of Clause 26.10 (Guarantees out) and any disposals made in reliance on paragraph (b)(vi) of Clause 26.4 (Disposals) does not exceed EUR 60,000,000 (or its equivalent in another currency or currencies) at any time;

(v)	loans made between members of the Group in the ordinary course of intra-Group cash pooling arrangements;

(vi)	any loan or credit granted with the prior consent of the Majority Lenders; or

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(vii)	any other loan made (including loans to employees or employee share option scheme loans) provided that the aggregate amount extended in reliance on this paragraph (vii) under any such loans when aggregated with any guarantees issued in reliance of paragraph (b)(vii) of Clause 26.10 (Guarantees out) does not exceed at any time:

(A)	EUR 10,000,000 (or its equivalent in any other currency or currencies); or

(B)	(when made at a time when the Leverage Ratio for the most recent Testing Period was less than or equal to 3.00:1 (in the financial year 2011) or 2.50:1 (at any time thereafter), as determined on the basis of the most recent financial statements delivered in accordance with Clause 24.1 (Financial statements) after taking into account the effect of the relevant loan on a pro forma basis for the relevant Testing Period) EUR 30,000,000 (or its equivalent in any other currency or currencies).

26.10	Guarantees out

(a)	Except as permitted under paragraph (b) below, no Obligor shall, and the Company shall procure that none of its Subsidiaries will, give any guarantee or similar assurance to secure indebtedness of any other person.

(b)	Paragraph (a) does not apply to:

(i)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business, but excluding for the avoidance of doubt, in relation to any Financial Indebtedness;

(ii)	any guarantee which when issued would benefit a Joint Venture expressly permitted pursuant to paragraph (b) of Clause 26.8 (Joint Ventures);

(iii)	any guarantee in respect of obligations constituting Financial Indebtedness of any Obligor which are expressly permitted pursuant to paragraph (b) of Clause 26.5 (Financial Indebtedness);

(iv)	any guarantee by any member of the Group which is not an Obligor in respect of obligations constituting Financial Indebtedness of any other member of the Group which is not an Obligor which are expressly permitted pursuant to paragraph (b) of Clause 26.5 (Financial Indebtedness);

(v)	any guarantee by any Obligor in respect of obligations constituting Financial Indebtedness of any other member of the Group which is not an Obligor which are expressly permitted pursuant to paragraph (b) of Clause 26.5 (Financial Indebtedness), provided that the aggregate amount of all guarantees issued in reliance on this paragraph (v) when aggregated with any loans extended in reliance of paragraph (b)(iv) of Clause 26.9 (Loans out) and any disposals made in reliance on paragraph (b)(vi) of Clause 26.4 (Disposals) does not exceed EUR 60,000,000 (or its equivalent in another currency or currencies) at any time;

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(vi)	any guarantee arising from the joint liability statement provided by an Obligor under section 2:403 of the Dutch Civil Code;

(vii)	guarantees granted with the prior written consent of the Majority Lenders; or

(viii)	any other guarantee provided that the aggregate maximum potential liability arising under all guarantees granted in reliance on this paragraph (vii) does not when aggregated with any loans extended in reliance of paragraph (b)(vii) of Clause 26.9 (Loans out) at any time exceed:

(A)	EUR 10,000,000 (or its equivalent in any other currency or currencies); or

(B)	(if the Leverage Ratio for the most recent Testing Period was less than or equal to 3.00:1 (in the financial year 2011) or 2.50:1 (at any time thereafter) as determined on the basis of the most recent financial statements delivered in accordance with Clause 24.1 (Financial statements) after taking into account the effects of the relevant guarantee on a pro forma basis for the relevant Testing Period) EUR 30,000,000 (or its equivalent in any other currency or currencies).

26.11	No merger

(a)	Except as permitted under paragraph (b) below, no Obligor shall, and the Company shall procure that no other member of the Group will, enter into any Transformation.

(b)	Paragraph (a) does not apply to:

(i)	any Transformation implemented in accordance with the steps set out in the Steps Paper; and

(ii)	any Transformation on a solvent basis of any member of the Group (other than a Transformation where the Company would not survive) where such transaction would not reasonably be expected to be materially adverse to the interests of the Lenders and all of the business and assets of that member of the Group remain within the Group (and, if that member of the Group was an Obligor immediately prior to such reorganisation being implemented, all of the business and assets of that member of the Group are retained by one or more other Obligors).

26.12	Dividends

The Company shall not propose the distribution of any dividends by the Company and shall not acquire any shares in the Company (other than by way of share buybacks in connection with employee share schemes), if:

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(a)	the maximum amount of the proposed dividend or consideration would exceed an amount equal to 50 per cent. of the Company's net income in the preceding financial year (as determined on the basis of the audited unconsolidated annual financial statements of the Company); or

(b)	an Event of Default is continuing or would occur as a result of making such distribution.

26.13	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group (taken as a whole) from that carried on at the Signing Date.

26.14	All transactions at arm’s length

Each Obligor undertakes that it will, and will procure that its respective Subsidiaries will, save as provided otherwise in this Agreement conclude all business transactions and enter into agreements with any person only on arm's length terms.

26.15	Pensions

The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are funded in accordance with requirements under applicable law and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.

26.16	Margin Stock

At no time will more than 25 per cent. of the value (determined in accordance with any reasonable method) of the assets of any member of the Group constitute Margin Stock.

26.17	US Employee Benefits

(a)	Each member of the Group will, if reasonably requested by the Facility Agent, use commercially reasonable efforts to cause to be delivered to the Facility Agent (i) all reports, forms and other documents required to be prepared or filed in respect of any Plan pursuant to ERISA, and (ii) all actuarial reports prepared in respect of any US Pension Plan that are available to the member of the Group or that may be made available to the member of the Group upon request.

(b)	No member of the Group or ERISA Affiliate will acquire liability (by adopting a new plan, acquisition of another entity, or otherwise) under any US Pension Plan under which the member of the Group or ERISA Affiliate has no liability as of the Signing Date.

(c)	Except to the extent that any liability associated therewith, individually or taken together with other Plans, would not reasonably be expected to have a Material Adverse Effect, no member of the Group or ERISA Affiliate will acquire liability (by adopting a new plan, acquisition of another entity, or otherwise) under any Plan that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA, under which the member of the Group or ERISA Affiliate has no liability as of the date of this Agreement unless such Plan can be terminated by the member of the Group or ERISA Affiliate in its sole discretion at any time and without liability.

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26.18	Guarantor Coverage

(a)	The Company shall ensure that at all times the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Adjusted Consolidated EBITDA) of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items) represents not less than 70 per cent of Adjusted Consolidated EBITDA of the Group (the "Guarantor Coverage").

(b)	The Company shall procure that:

(i)	any wholly owned Material Subsidiary (except for Subsidiaries organised under the laws of the People’s Republic of China or the Republic of India) which is not a Guarantor becomes a Guarantor within 30 days after delivery of the latest audited financial statements of the Company pursuant to paragraph (a) of Clause 24.1 (Financial statements) giving evidence of such Subsidiary being a Material Subsidiary;

(ii)	any member of the Group which is not already a Guarantor but has guaranteed any Additional Financial Indebtedness or to which proceeds resulting from the incurrence of Additional Financial Indebtedness have been on-lent becomes a Guarantor within thirty (30) days of guaranteeing such Additional Financial Indebtedness or receiving such proceeds; and

(iii)	the Facility Agent receives in respect of the relevant member of the Group the documents and other evidence listed in Part II (Conditions precedent required to be delivered by a Guarantor) of SCHEDULE 2 (Conditions Precedent), each in form and substance satisfactory to the Facility Agent.

(c)	Paragraphs (b) above does not apply with respect to any member of the Group, if becoming a Guarantor is not within the legal capacity of such member of the Group or if the same would contravene the fiduciary duties of its directors or any legal prohibition or mandatory regulatory requirement or could reasonably likely result in personal or criminal liability for any officer of any member of the Group (other than risks regularly associated with the functions of a director), provided that the Company and the relevant Material Subsidiary shall use all reasonable endeavours to overcome any such obstacles in order to become a Guarantor. This includes agreeing to a limitation on the amount guaranteed as legally required in the relevant jurisdiction.

26.19	Hedging

No Borrower shall enter into any derivative instrument for the purpose of managing or hedging its exposure to interest rates in relation to the Facilities with any person which is not a Lender or an Affiliate of a Lender. The selection of the relevant counterparty among the Lenders or Affiliates of Lenders shall be made by the Company on the basis of the most competitive terms offered.

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27.	Events of Default

Each of the events or circumstances set out in Clause 27 (save for Clause 27.13 (Acceleration)) constitutes an Event of Default.

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within five (5) Business Days of its due date.

27.2	Financial covenants

Any requirement of Clause 25.3 (Financial condition) is not satisfied.

27.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those set out in paragraph (b) of Clause 11.2 (Sanctions Laws) or those referred to in Clause 27.1 (Non-payment) and Clause 27.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of the Facility Agent giving notice thereof to the Company and any of the Obligors becoming aware of the failure to comply.

27.4	Misrepresentation

Any representation or other statement made or deemed to be made or information given by or on behalf of an Obligor in the Finance Documents (other than as set out in paragraph (a) of Clause 11.2 (Sanctions Laws)) or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect or misleading in any material respect when made, deemed to be made or given unless the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within twenty (20) Business Days of the Company becoming aware of the relevant matter and that it constitutes a default or being given notice by the Facility Agent in respect of such failure.

27.5	Cross default

(a)	Any Financial Indebtedness of any Obligor, any Material Subsidiary or any member of the Group which has incurred Financial Indebtedness in reliance of paragraph (b)(v) to (vii) of Clause 26.5 (Financial Indebtedness) (each a "Relevant Company") is not paid when due nor within any originally applicable grace period.

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(b)	Any Financial Indebtedness of any Relevant Company is declared to be or otherwise becomes due prior to its originally specified maturity by reason of the occurrence of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Relevant Company is cancelled or suspended by a creditor of any Relevant Company as a result of an event of default (however described).

(d)	Any creditor of any Relevant Company becomes entitled to declare any Financial Indebtedness of any Relevant Company due and payable prior to its originally specified maturity by reason of occurrence of an event of default (however described).

(e)	No Event of Default will occur under this Clause 27.5 if the aggregate amount of Financial Indebtedness falling within any of paragraphs (a) to (d) above is less than EUR 20,000,000 (or its equivalent in any other currency or currencies).

27.6	Insolvency

(a)	An Obligor or a Material Subsidiary incorporated under the laws of Germany or incorporated in another jurisdiction but having its centre of main interests for the purposes of the European Regulation on Insolvency Proceedings (EC Council Regulation 1346/2000 of 29 May 2000) in Germany (each, a "German Entity") generally suspends making payments on its debts or announces an intention to do so, is over-indebted (überschuldet) or unable to pay its debts as they fall due (zahlungsunfähig), due to imminent illiquidity commences negotiations with any or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors or, for any of the reasons set out in Sections 17 to 19 of the German Insolvency Act (Insolvenzordnung), files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens), or the board of directors (Geschäftsführung) of a German Entity is required by law to file for insolvency.

(b)	The competent court takes any of the actions set out in Section 21 of the German Insolvency Code (Insolvenzordnung) or institutes insolvency proceedings against a German Entity (Eröffnung eines Insolvenzverfahrens).

(c)	An Obligor or a Material Subsidiary which is not a German Entity enters into voluntary or involuntary bankruptcy or becomes insolvent or is unable to pay its debts as they fall due, commences negotiations with its creditors (or a group thereof) with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors.

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27.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or a Material Subsidiary other than a solvent liquidation or reorganisation of a Material Subsidiary which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor or a Material Subsidiary;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or a Material Subsidiary or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor or any Material Subsidiary,

or any analogous procedure or step is taken in any jurisdiction.

27.8	Creditors’ process

Any attachment (Pfändung), sequestration (Zwangsverwaltung), distress (Beschlagnahme) or other execution (Zwangsvollstreckung) legal process (or any analogous procedure or process in any jurisdiction) in relation to an aggregate obligation of any Relevant Company of at least EUR 10,000,000 (or its equivalent in any other currency or currencies) affects any asset or assets of any Relevant Company and is not discharged within twenty (20) Business Days.

27.9	Ownership of the Obligors

An Obligor (other than the Company) ceases to be a Subsidiary of the Company.

27.10	Invalidity and Unlawfulness

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)	Any obligation or obligations of any Obligor under any Finance Documents cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

27.11	Repudiation

An Obligor repudiates or evidences an intention to repudiate a Finance Document.

27.12	Material adverse change

An event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

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27.13	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company and each Borrower:

(i)	cancel the Total Commitments and/or Ancillary Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued thereon or outstanding under the Finance Documents with respect thereto be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders;

(iv)	require full Cash Cover to be provided to the Facility Agent or the relevant Issuing Banks with respect to all Bank Guarantees which are outstanding;

(v)	declare all or any part of the amounts outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(vi)	declare that all other amounts accrued and outstanding under the Finance Documents will become immediately due and payable; and/or

(vii)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	If any Borrower becomes subject to a proceeding under the US Bankruptcy Code:

(i)	the Total Commitments and Ancillary Commitments in relation to such Borrower shall immediately be cancelled; and

(ii)	all of the Loans made to such Borrower, accrued interest thereon, and any other sum then payable under this Agreement and any of the other Finance Documents by such Borrower shall be immediately due and payable, in each case automatically and without any direction, notice, declaration or other act.

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SECTION 9

CHANGES TO PARTIES

28.	Changes to the Lenders

28.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 28, a Lender (the "Existing Lender") may:

(i)	assign any of its rights; or

(ii)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,

under this Agreement to (A) another bank or financial institution or (B) to a trust or fund which meets the regulatory requirements for lending to the Borrowers in each relevant jurisdiction (the "New Lender").

(b)	Notwithstanding the provisions of this Clause 28, a Lender may enter into any participation, sub-participation or similar agreement, provided that the prior consent of the Company shall be required, unless:

(i)	an Event of Default is continuing; or

(ii)	the other party to such participation, sub-participation or similar agreement:

(A)	is another Lender or an Affiliate of a Lender; or

(B)	does not obtain direct rights or claims against the Company or any other Obligor as a result of the participation, sub-participation or similar agreement and the participation, sub-participation or similar agreement (including, for the avoidance of doubt, the right to direct the relevant Lender in exercising its voting rights) is substantially in the form recommended by the Loan Market Association for participation, sub-participation or similar agreements.

(c)	The consent of the Company to a participation, sub-participation or similar agreement in relation to a bank or financial institution must not be unreasonably withheld or delayed and will be deemed to have been given five (5) Business Days after the relevant Lender has requested it, unless consent is expressly refused by the Company within that time.

28.2	Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)

(a)	The prior written consent of the Company is required for an assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) by an Existing Lender, unless the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

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(b)	The consent of the Company to an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) to a bank or financial institution must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) must not be withheld solely because the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) may result in an increase to the Mandatory Cost.

(d)	The consent of each Issuing Bank is required for an assignment and transfer by assumption of contract (Vertragsübernahme) which must not be unreasonably withheld or delayed by each Issuing Bank. Each Issuing Bank will be deemed to have given its consent five (5) Business Days after the Facility Agent has notified the relevant Issuing Bank unless consent is expressly refused by each Issuing Bank within that time.

(e)	An assignment of any part of any rights or an assignment and transfer by assumption of contract (Vertragsübernahme) of any part of any rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of EUR 5,000,000 or, if less, the entire Commitment of the Existing Lender thereunder.

(f)	An assignment will only be effective upon acceptance by the Facility Agent of an otherwise duly completed Assignment Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to the following sentence, as soon as reasonably practical after receipt by it of a duly completed Assignment Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, accept that Assignment Certificate. The Facility Agent shall only be obliged to accept an Assignment Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(g)	An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 28.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

(h)	If:

(i)	a Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

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(ii)	as a result of circumstances existing at the date the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 17 (Tax gross up and indemnities) or Clause 18 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change had not occurred.

(i)	Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

28.3	Transfer fee

Each Lender changing its Facility Office and each New Lender shall, on the date upon which the change of the Facility Office or an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect, pay to the Facility Agent (for its own account) a fee of EUR 3,000.

28.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment or a re-assignment and re-transfer by assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

28.5	Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Facility Agent accepts an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, accept that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to accept a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

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(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Arrangers, the Issuing Banks, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Facility Agent, the Arrangers, the Issuing Banks, the other Lenders and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

28.6	Copy of Transfer Certificate or Assignment Certificate to the Company

The Facility Agent shall, as soon as reasonably practicable after it has accepted a Transfer Certificate or an Assignment Certificate, send to the Company a copy of that Transfer Certificate or Assignment Certificate and notify the Bank Guarantee Agent and the Issuing Banks thereof.

28.7	Notification of assignment or transfer to French Obligors

An assignment or transfer of rights against any French Obligor under the Finance Documents will only be effective as against any third party if, at the cost of the relevant New Lender, the relevant assignment or transfer is notified to each French Obligor by a bailiff (huissier) in accordance with article 1690 of the French Civil Code (Code civil).

28.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 28, each Lender may without consulting with or obtaining consent from any Obligor, at any time assign or pledge (or otherwise create Security in or over) all or any part of its rights or interests under this Agreement to:

(a)	the European Central Bank or any member of the European System of Central Banks; and/or

(b)	a federal reserve bank, a central bank or any supranational bank located in the principal financial centre of the country of an Optional Currency or in the jurisdiction of the principal place of business of the relevant Lender, as Security for the benefit of such bank, provided that such assignment, pledge or other Security does not release such Lender from any of its obligations under this Agreement.

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29.	Changes to the Obligors

29.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.7 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower (Vertragsbeitritt). Such Subsidiary shall become an Additional Borrower if:

(i)	with respect to a Subsidiary which is not incorporated in the same jurisdiction as an existing Borrower of the relevant Facility, all the Lenders approve the addition of that Subsidiary as an Additional Borrower;

(ii)	the Company delivers to the Facility Agent a duly completed and executed Obligor Accession Letter;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to or concurrently with becoming an Additional Borrower;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Facility Agent has confirmed receipt of all of the documents and other evidence listed in Part II of SCHEDULE 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent (acting reasonably).

(b)	The Facility Agent shall notify the Company, the Issuing Banks and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of SCHEDULE 2 (Conditions precedent).

29.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

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(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 29.6 (Resignation of a Guarantor) its obligations in its capacity as Guarantor continue to be legal, binding and enforceable and in full force and effect and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case), whereupon that person shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

29.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.7 ("Know your customer" checks), the Company may request that any of its Subsidiaries becomes a Guarantor. Such Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Facility Agent a duly completed and executed Obligor Accession Letter; and

(ii)	the Facility Agent has confirmed receipt of all of the documents and other evidence listed in Part II of SCHEDULE 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of SCHEDULE 2 (Conditions precedent).

29.5	Repetition of Representations

Delivery of an Obligor Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeated Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 29.3 (Resignation of a Guarantor); and

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(iii)	(A) the relevant Guarantor is not required to comply with the Guarantor Coverage requirement or (B) all the Lenders have consented to the Company's request, whereupon that person shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

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SECTION 10

THE FINANCE PARTIES

30.	Role of the Agents and the Arrangers

30.1	Appointment and authorisation of the Agents

(a)	Each other Finance Party appoints:

(i)	the Facility Agent to act as its facility agent and attorney (Stellvertreter) under and in connection with the Finance Documents;

(ii)	the Facility Agent as trustee, agent and administrator (Treuhänder) for the purpose of holding on trust and accepting, administering and realising the Security granted pursuant to any Pledge Agreements (if any) pursuant to the terms set out in this Agreement and the relevant Pledge Agreement or any of the agreements and documents relating thereto; and

(iii)	the Bank Guarantee Agent to act as agent and administrator in relation to any Bank Guarantee issued under a Facility and the operation of the Electronic Platform and to take any other action assigned to the Bank Guarantee Agent pursuant to the provisions of this Agreement.

(b)	Each other Finance Party authorises each of the Agents to exercise the rights, powers, authorities and discretions specifically given to the relevant Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each of the Finance Parties herewith irrevocably authorises the Facility Agent to:

(i)	accept any Pledge Agreement granted, or expressed to be granted, with respect to any Cash Cover provided or to be provided to the Facility Agent and to make and receive all declarations and statements which are necessary or desirable in connection therewith;

(ii)	execute any agreement on the release (Pfandaufgabe) to be granted or expressed to be granted pursuant to the terms of this Agreement in respect of any Pledge Agreement and to make and receive all declarations and statements which are necessary or desirable in connection with such release;

(iii)	realise any Security granted under any Pledge Agreement; and

(iv)	take all other actions and measures which the Facility Agent deems necessary or desirable in connection with a Pledge Agreement.

(d)	Each other Finance Party hereby relieves each of the Agents from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify each of the Agents accordingly.

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30.2	Duties of the Agents

(a)	Subject to paragraph (b) below, the relevant Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the relevant Agent for that Party by any other Party.

(b)	Without prejudice to Clause 28.6 (Copy of Transfer Certificate or Assigment Certificate to the Company), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, no Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agents' duties under the Finance Documents are solely mechanical and administrative in nature.

30.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

30.4	No fiduciary duties

(a)	Except as provided for in paragraph (a)(ii) of Clause 30.1 (Appointment and authorisation of the Agents), nothing in this Agreement constitutes the Agents or any Arranger as a trustee (Treuhänder) of any other person. Neither the Agents nor any Arranger nor any Issuing Bank has any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	Neither the Agents nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.5	Business with the Group

The Facility Agent, the Bank Guarantee Agent, the Arrangers, each Lender and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

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30.6	Rights and discretions of the Facility Agent

(a)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as Facility Agent or Bank Guarantee Agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Each Agent may disclose to any other Party any information it reasonably believes it has received as Facility Agent or Bank Guarantee Agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither an Agent nor an Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

30.7	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, each of the Agents shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

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(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

30.8	Responsibility for documentation

Neither the Agents nor any of the Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Agent, an Arranger, an Issuing Bank, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Information Package; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

30.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, no Agent shall be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against any of the Agents or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of any of the Agents may rely on this Clause pursuant to section 328 para 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

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(d)	Nothing in this Agreement shall oblige an Agent or an Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or an Arranger.

30.10	Lenders' indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Agents, within three (3) Business Days of demand, against any cost, loss or liability incurred by that Agent (otherwise than by reason of that Agent's gross negligence or wilful misconduct) in acting as Facility Agent or Bank Guarantee Agent (as applicable) under the Finance Documents (unless that Agent has been reimbursed by an Obligor pursuant to a Finance Document).

30.11	Resignation of an Agent

(a)	Each Agent may resign and appoint one of its Affiliates acting through an office in Germany, Luxembourg or the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively each Agent may resign by giving 30 days' notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent or Bank Guarantee Agent (as applicable).

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent or Bank Guarantee Agent (as applicable) under the Finance Documents.

(e)	An Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it or the Bank Guarantee Agent to resign in accordance with paragraph (b) above. In this event, the relevant Agent shall resign in accordance with paragraph (b) above, provided that at any time an Agent is an Impaired Agent, the notice period referred to in paragraph (b) my be shortened by the Majority Lenders.

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(h)	Should UniCredit Bank AG cease to be the Bank Guarantee Agent without being replaced by another Bank Guarantee Agent which continues to operate the Electronic Platform, the Parties shall enter into mutual negotiations to amend this Agreement if and to the extent necessary to reflect that the Electronic Platform is or might be no longer available for the purposes of this Agreement. The same shall apply should the Electronic Platform be permanently unavailable or out of operation.

30.12	Confidentiality

(a)	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and the relevant Agent shall not be deemed to have notice of it.

30.13	Relationship with the Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with SCHEDULE 7 (Mandatory Cost formulae).

30.14	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the each Agent and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

30.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.17	Parallel debt

(a)	Each Obligor irrevocably and unconditionally undertakes (such undertaking, the "Parallel Obligations") to pay to the Facility Agent by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) amounts equal to all present and future amounts owing by such Obligor to a Finance Party under this Agreement or the other Finance Documents. Such abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) shall constitute an own independent right of the Facility Agent to demand and receive payment of the Parallel Obligations.

(b)	The Parallel Obligations shall not limit or affect the existence of the obligations of the Obligors.

(c)	Notwithstanding paragraphs (a) and (b):

(i)	payment by an Obligor of its Parallel Obligations shall to the same extent decrease and be a good discharge of the corresponding obligations owing to the relevant Finance Party; and

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(ii)	payment by an Obligor of its obligations to the relevant Finance Party shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Facility Agent.

(d)	The Parallel Obligations are owed to the Facility Agent in its own name on behalf of itself and not as agent or representative of any other person or as trustee.

(e)	Without limiting or affecting the Facility Agent's right to protect, preserve or enforce its rights under the Parallel Obligations:

(i)	the Facility Agent undertakes to each Finance Party not to exercise its rights in respect of the Parallel Obligations without the consent of the Majority Lenders; and

(ii)	the Facility Agent undertakes to pay to the relevant Finance Party any amount collected or received by it in payment or partial payment of the Parallel Obligations, and shall distribute any amount so received to the relevant Finance Party in accordance with the terms of this Agreement as if such amounts had been received in respect of the corresponding obligations owing to the relevant Finance Party.

31.	Issuing Banks

31.1	Role of the Issuing Banks

(a)	Nothing in this Agreement constitutes an Issuing Bank as a trustee or fiduciary of any other person. The Issuing Bank has the same rights and powers under this Agreement as any other Lender and may exercise those rights as though it were not also an Issuing Bank.

(b)	Each Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor (including acting as agent or trustee for any other financing and acquiring or disposing of any kind of security of any Obligor).

31.2	Rights and discretion of the Issuing Banks

(a)	When acting in connection with the Finance Documents each Issuing Bank may:

(i)	assume that no Default has occurred and that none of the Obligors or any other party under the Finance Documents is in breach of or default under its respective obligations under the Finance Documents unless it has received express notice thereof from any Party (or gained actual knowledge thereof);

(ii)	engage and pay for the advice or services of any experienced lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

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(iii)	rely as to any matters of fact which might reasonably be expected to be within the knowledge of any of the Obligors or any party (other than the Finance Parties) to a Bank Guarantee upon certification signed by or on behalf of such Obligor or any party (other than the Finance Parties) to a Bank Guarantee; and

(iv)	rely upon any communication or document believed by it to be genuine.

(b)	An Issuing Bank shall not:

(i)	be bound to enquire as to the occurrence or otherwise of any Default;

(ii)	be obliged to initiate any legal proceedings against an Obligor and the failure of any Issuing Bank to do so shall not limit any of its claims under Clause 33.6 (Loss Sharing in respect of Bank Guarantees);

(iii)	be under any fiduciary duty towards any Lender or under any obligations other than those for which express provision is made herein; or

(iv)	be liable or responsible to any Lender or any other person for any loss, liability, costs, damages or expenses arising from any action which any of them takes, or refrains from taking, with regard to the Finance Documents.

(c)	If an Issuing Bank asks a Borrower or the Lenders, as applicable, for instructions and does not receive, without undue delay, a response in writing, or if the relevant Issuing Bank is unable to contact the relevant Borrower or Lenders, as applicable, without undue delay, then the relevant Issuing Bank may act or omit to act, at its own discretion, having regard to the known circumstances and interests of that Borrower and/or, as the case may be, the Lenders. It will inform the relevant Borrower and/or, as the case may be, the Lenders thereof in due course.

31.3	Exclusion of liability

(a)	Without limiting paragraph (b) below, an Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Issuing Bank) may take any proceedings against any officer, employee or agent of an Issuing Bank in respect of any claim it might have against that Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause pursuant to section 328 para 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

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31.4	Fronting Sublimits

(a)	The Facility Agent may increase or decrease existing Fronting Sublimits under a Facility, if the Company notifies the Facility Agent and the Bank Guarantee Agent of the amount of the requested increase or decrease of a Fronting Sublimit (the "Fronting Sublimit Increase Amount") and, in case of an increase, the relevant Issuing Bank is willing to so increase its Fronting Sublimit and has confirmed such willingness to the Facility Agent and the Bank Guarantee Agent (an "Increasing Issuing Bank"). No Issuing Bank shall be obliged to consent to an increase of its Fronting Sublimit. No increase of any Fronting Sublimit shall result in the aggregate amount of all Fronting Sublimits following such increase exceeding the amount of the relevant Facility. Any increase or decrease of a Fronting Sublimit shall become effective on the Business Day following the Business Day the above notification has been received by the Bank Guarantee Agent, provided that any such notification received after 1 p.m. on a Business Day shall be deemed to be received on the following Business Day.

(b)	To the extent an increase of a Fronting Sublimit of an Increasing Issuing Bank would result in the aggregate Fronting Sublimits under a Facility exceeding the Total Commitments under such Facility, the Fronting Sublimit of each other Issuing Bank (each such Bank a "Reduced Issuing Bank") shall be reduced by that part of the Fronting Sublimit Increase Amount which is equal to the proportion borne by its Fronting Sublimit to the Total Facility A Commitments and/or the Total Facility B Commitments, as applicable (in each case excluding the Fronting Sublimit of the Increasing Issuing Bank and in each case prior to the increase), unless the Company has notified the Facility Agent prior to such increase that the Fronting Sublimit of one or more Issuing Banks shall be excluded from such reduction (as a result of which the Fronting Sublimits of the remaining Reduced Issuing Banks shall be further reduced).

(c)	No Reduced Issuing Bank shall be obliged to issue Bank Guarantees in excess of its reduced Fronting Sublimit, but its position as Issuing Bank shall remain unchanged with respect to, and the Fronting Sublimit assumed by the Increasing Issuing Bank shall be deemed utilised by the Base Currency Amount of, any Bank Guarantees issued by such Reduced Issuing Bank in excess of its reduced Fronting Sublimit and outstanding from time to time.

(d)	Upon increase of a Fronting Sublimit in accordance with this Clause 31.4, the Facility Agent shall promptly inform the Bank Guarantee Agent, the Issuing Banks and the Company of the increase and the reductions of the Fronting Sublimits.

31.5	Changes to the Issuing Banks

(a)	The Company may request at any time following the Signing Date that:

(i)	a Lender which is willing to become an Issuing Bank shall be appointed as additional Issuing Bank, or

(ii)	an existing Issuing Bank shall be replaced in such capacity by another Lender which is willing to become a Issuing Bank

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(each such Lender willing to become a Issuing Bank, an "Additional Issuing Bank").

(b)	Any assumption of a Fronting Sublimit by an Additional Issuing Bank will only become effective:

(i)	with the prior consent of such Additional Issuing Bank; and

(ii)	upon receipt by the Facility Agent of a duly executed Issuing Bank Accession Letter.

(c)	The provisions of paragraph (b) through (d) of Clause 31.4 (Fronting Sublimits) shall apply mutatis mutandis to the assumption of a Fronting Sublimit by an Additional Issuing Bank pursuant to sub-paragraph (a)(i) above.

(d)	Upon replacement of an existing Issuing Bank pursuant to sub-paragraph (a)(ii) above, the replaced Issuing Bank (the "Retired Issuing Bank") shall no longer be obliged to issue Bank Guarantees, but its position as Issuing Bank shall remain unchanged with respect to, and the Fronting Sublimit of the relevant Additional Issuing Bank shall be deemed utilised by the Face Amount of, any Bank Guarantees issued by the Retired Issuing Bank and outstanding from time to time.

(e)	In addition to the notification pursuant to paragraph (d) of Clause 31.4 (Fronting Sublimits) and upon accession of an Additional Issuing Bank, the Facility Agent shall promptly inform the Lenders of such accession and of the Fronting Sublimit provided by such Additional Issuing Bank.

31.6	Right to demand cash cover from Affected Lenders

(a)	Each Lender confirms to each of the Issuing Banks that, as of the Signing Date or, in relation to any New Lender, the Transfer Date, whether or not it is an Affected Lender.

(b)	Each Lender shall notify the Facility Agent (which will promptly notify each Issuing Bank, the Company and the other Lenders) immediately about any event pursuant to which it becomes an Affected Lender.

(c)	Following any notification pursuant to paragraph (b) above each Issuing Bank may at any time thereafter by notice to the Facility Agent demand that the Affected Lender provides cash cover in EUR for the benefit of all Issuing Banks in an amount equal to the Affected Lender's Commitment. The Facility Agent shall inform the Affected Lender accordingly and in such event the relevant Affected Lender shall within three (3) Business Days of the Facility Agent's notice transfer the required amount of cash cover to an interest bearing account in the name of the Affected Lender with the Facility Agent or any other bank mutually agreed by the Facility Agent (acting on the instructions of the Issuing Banks) which shall be pledged to the Issuing Banks under a pledge agreement substantially in the form of SCHEDULE 6 (Form of Pledge Agreement) or in any other form acceptable to the Facility Agent (acting on the instructions of the Issuing Banks). Any such cash cover shall secure the obligations of the relevant Affected Lender under Clause 8.3 (Indemnification by the Lenders). The Affected Lender shall upon request agree to all amendments of such pledge agreement any Issuing Banks may deem necessary in order to achieve appropriate risk weighting.

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(d)	If an Affected Lender fails to make payment as required from it under paragraph (c) above, and an Issuing Bank notifies the Company (with a copy to the Facility Agent) that it requires the Borrower of the relevant Bank Guarantee or proposed Bank Guarantee to provide Cash Cover to such Issuing Bank in an amount equal to that Affected Lender's Bank Guarantee Proportion of the Base Currency Amount of that Bank Guarantee then the Company (or the relevant Borrower on its behalf) shall do so in accordance with Clause 7.3 (Cash Cover) within three (3) Business Days after the notice is given . If and to the extent the Company has provided Cash Cover in accordance with this paragraph (d), the Affected Lender shall not be entitled to receive, and the Company shall not be obliged to pay, Bank Guarantee Commission in relation to the Bank Guarantee Proportion of such Affected Lender.

(e)	If an Affected Lender notifies the Facility Agent (together with adequate verification) that it has ceased to be an Affected Lender or a Lender, the Facility Agent will promptly notify the Company and each Issuing Bank accordingly and the Issuing Banks shall release the relevant pledge granted pursuant to paragraph (c) above and the Facility Agent shall thereafter repay the relevant amount together with accrued interest if not required to satisfy any (as the case may be potential) claims of the Issuing Banks towards such Lender under Clause 8.3 (Indemnification by the Lenders).

32.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

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33.	Sharing among the Finance Parties

33.1	Payments to Finance Parties

Unless otherwise provided for in Clause 33.6 (Loss Sharing in respect of Bank Guarantees), if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have received had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 34 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.5 (Partial payments).

33.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 34.5 (Partial payments).

33.3	Recovering Finance Party's rights

(a)	On a distribution by the Facility Agent under Clause 33.2 (Redistribution of payments), the Recovering Finance Party shall be entitled to receive by way of assignment the rights of the Finance Parties to the extent they have shared in the redistribution pursuant to Clause 33.2 (Redistribution of payments).

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 33.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

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(b)	that Recovering Finance Party's rights of assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign any claims assigned to it pursuant to paragraph (a) of Clause 33.3 (Recovering Finance Party's rights).

33.5	Exceptions

(a)	This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

33.6	Loss Sharing in respect of Bank Guarantees

(a)	If and to the extent payment to an Issuing Bank under Clause 8.3 (Indemnification by the Lenders) has been made, an Issuing Bank or an Indemnifying Lender (each a "Recovering Bank"):

(i)	receives payment from any Obligor or any receiver over the assets of an Obligor pursuant to Clause 8.2 (Indemnification by the Borrowers) or pursuant to paragraph (c) of Clause 8.3 (Indemnification by the Lenders); or

(ii)	would, if no Default had occurred, otherwise be obliged to release to a Borrower in accordance with Clause 7.3 (Cash Cover) any amount of Cash Cover,

(in each case, such amount the "Recovered Amount"), then such Recovering Bank shall promptly notify the Facility Agent. The Facility Agent shall, as long as any of the Lenders or Issuing Banks continues to receive Recovered Amounts, determine the amounts to be paid by each of the Recovering Banks as a proportion of the Recovered Amounts to the Indemnifying Lenders to equalize the loss quota of all Indemnifying Lenders. The Facility Agent shall notify the Indemnifying Lenders in due course of any payments which shall then be made available by the Recovering Banks to the Facility Agent for distribution to the Indemnifying Lenders within three Business Days of such notification. For the avoidance of doubt, nothing in this Clause 33.6 shall oblige an Issuing Bank to release Cash Cover which has been provided to such Issuing Bank in relation to any Bank Guarantees which are then outstanding.

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(b)	If any Recovered Amount becomes repayable and is repaid by the relevant Recovering Bank, then each Party which has received a share of a payment pursuant to paragraph (a) above shall, upon request of the Facility Agent, pay to the Facility Agent for account of such Recovering Bank an amount equal to its share of such payment together with its proportionate share of any interest or other sum to be paid to a Borrower or any other Obligor or Defaulting Lender by the Recovering Bank in respect of the return of such Recovered Amount.

(c)	No Recovering Bank shall be obliged to make any payment under this Clause 33.6, if the recipient of such payment does not upon request assign to it any claim (or proportion thereof) against any Obligor or Defaulting Lender, as applicable, under this Agreement in a corresponding amount so that any such party will, after making any such payment, have a valid claim against the relevant Obligor or Defaulting Lender in an equal amount.

(d)	Any sums recovered as a result of litigation started by an Issuing Bank or an Indemnifying Lender to enforce its rights under this Agreement against a Borrower or a Defaulting Lender and resulting in a Recovered Amount shall only be shared with such Issuing Bank and Indemnifying Lenders that have joined in such litigation or commenced and diligently pursued separate litigation to enforce their rights under the Finance Documents.

33.7	Ancillary Lenders

This Clause 33 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the service of notice under Clause 27.13 (Acceleration).

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SECTION 11

ADMINISTRATION

34.	Payment Mechanics

34.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in such place with such bank as the Facility Agent specifies.

34.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice.

34.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 35 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

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34.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 34.1 (Payments to the Facility Agent) may instead either pay that amount directly to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 34.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 30.11 (Resignation of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause 34.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 34.2 (Distributions by the Facility Agent).

34.6	Partial payments

(a)	If the Facility Agent receives a payment (including by way of realisation of any Security granted in respect of any of the Borrowers' obligations under the Finance Documents) that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents (other than the Ancillary Documents), the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal (including amounts (other than those referred to in sub-paragraphs (i) and (ii) above) payable with respect to Bank Guarantees) due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

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(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

34.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

34.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is none).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.9	Currency of account

(a)	Subject to paragraphs (b) to (f) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan, part of a Loan or Unpaid Sum in relation to a Loan shall be made in the currency in which that Loan or Unpaid Sum in relation to a Loan is denominated on its due date.

(c)	A payment of any Lender with respect to Clause 8.3 (Indemnification by the Lenders) shall be made in the Base Currency.

(d)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued. Each payment of Bank Guarantee Commission shall be made in the Base Currency.

(e)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(f)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

34.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

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(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

35.	Set-Off

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

36.	Notices

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or, subject to Clause 36.6 (Electronic communication) electronic communication.

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36.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

Address:	Elster Group SE
Frankenstrasse 362
45133 Essen, Germany

Tel.:	+49 201 54 58 177

Fax:	+49 201 54 58 352

Email	uwe.sondermann@elster.com

Attention:	Uwe Sondermann

(b)	in the case of the Facility Agent:

Address:	Commerzbank Aktiengesellschaft, Filiale Luxemburg
Agency Department
25, rue Edward Steichen
L-2540 Luxembourg

Tel.:	+352 477 911 - 2514 / 3126

Fax:	+352 477 911 - 3905 / 3902

Email:	thomas.weislinger@commerzbank.com / gerard.kolodziej@commerzbank.com /

Attention:	Thomas Weislinger (administrative matters) / Gérard Kolodziej (credit matters)

(c)	in the case of the Bank Guarantee Agent:

Address:	UniCredit Bank AG
Global Trade Management
Am Tucherpark 1
80538 Munich, Germany

Tel.:	+49 89 378-24066

Fax:	+49 89 378-3324066

Email:	birgit.zeller-denk@unicreditgroup.de

Attention:	Birgit Zeller-Denk

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(d)	in the case of each Lender, each Issuing Bank, each Ancillary Lender, each Arranger or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party, or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:

(i)	if by way of fax or email, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address;

and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's signature below (or any substitute department or officer as the relevant Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document by the Finance Parties to the Obligors may be made or delivered to the Company for its own account and for the account of the Obligors. For that purpose each Obligor appoints the Company as its agent of receipt (Empfangsvertreter).

36.4	Notification of address, fax number and email address

Promptly upon receipt of notification of an address, fax number or email address or change of address, fax number or email address pursuant to Clause 36.2 (Addresses) or changing its own address, fax number or email address, the Facility Agent shall notify the other Parties.

36.5	Communication when Facility Agent is Impaired Agent

If an Agent is an Impaired Agent the Parties may, instead of communicating with each other through that Agent, communicate with each other directly and (while an Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by that Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

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36.6	Electronic communication

(a)	Any communication to be made between the Company, the Facility Agent, an Issuing Bank and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Company, the Facility Agent, the relevant Issuing Bank and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Company, the Facility Agent, an Issuing Bank and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Issuing Bank to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

36.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.8	Obligors' Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Obligor Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any letter, to make the Repeated Representations, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

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(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Company or given to the Company under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

(c)	For the purpose of this Clause 36.8 and to the extent legally possible to any Obligor, the Company shall be released from any restrictions on self-dealing or representing several parties at the same time including the restrictions set out in Section 181 of the German Civil Code (BGB). Nothing in this Clause 36.8 shall prejudice the right of the Facility Agent to require all Obligors to agree to any actions on its own behalf.

(d)	The Obligor which is barred by its constitutional documents or by-laws from granting such exemption under paragraph (c) above to the Company shall notify the Facility Agent accordingly and shall, in case the Company is required to make any of the actions referred to in paragraph (a) above on behalf of the other Obligors, itself give the notices, instructions, declarations or representations or execute or make the agreements or effect the amendments, supplements or variations.

37.	Calculations and Certificates

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

37.2	Certificates and Determinations

(a)	The Finance Parties make the certifications or determinations of a rate or amount under any Finance Document in the exercise of their unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which they will exercise with reasonable discretion (billiges Ermessen).

(b)	The Parties agree not to dispute in any legal proceeding the correctness of the determinations and certifications of a rate or amount made by a Finance Party under any Finance Document unless the determinations or certifications are inaccurate on their face or fraud can be shown.

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37.3	Day count convention

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

(b)	Bank Guarantees Commission shall be calculated for the period from (and including) the Utilisation Date of a Bank Guarantee to (but excluding) the Bank Guarantee Reduction Day.

38.	Partial Invalidity

(a)	The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

(b)	The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

39.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

40.	Amendments and Waivers

40.1	Required consents

(a)	Subject to Clause 40.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

40.2	Exceptions

(a)	An amendment or waiver (including any consent which may be requested) that has the effect of changing or which relates to:

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(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or Bank Guarantee Commission or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	the release of any Cash Cover, unless permitted under this Agreement or any other Finance Document;

(vi)	Clause 8.2 (Indemnification by the Borrowers), Clause 8.3 (Indemnification by the Lenders), Clause 10.1 (Repayment of Bank Guarantees), or Clause 11.2 (Change of control);

(vii)	a change to the Borrowers or Guarantors other than in accordance with Clause 29 (Changes to the Obligors);

(viii)	the nature or scope of the guarantee and indemnity granted under Clause 22 (Guarantee and Indemnity); or

(ix)	any provision which expressly requires the consent of all the Lenders; or

(x)	Clause 2.2 (Finance Parties' rights and obligations), Clause 4.1 (Initial conditions precedent), Clause 28 (Changes to the Lenders) or this Clause 40,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, Bank Guarantee Agent, the Arrangers or the Issuing Banks (in each case in its capacity as such) or requires the consent of each of the Issuing Banks or a respective majority of the Issuing Banks may not be effected without the consent of the Facility Agent, Bank Guarantee Agent, the Arrangers, the Issuing Banks or the respective majority of the Issuing Banks (as the case may be), respectively.

(c)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document (other than an amendment or waiver referred to in paragraphs (a)(ii), (iii), (iv) and (v) above) or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Company and the Facility Agent agree to a longer time period in relation to any request) of it having received that request , its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

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(d)	In the event that:

(i)	the Company has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

40.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 40.3, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.4	Replacement of a Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 15 Business Days' prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

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(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of the undrawn Facility A Commitment or Facility B Commitment of such Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of Facility A or Facility B, to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Company which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 15 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

41.	Confidentiality

41.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information. The Company may request the Lenders and the Facility Agent to consider in good faith any amendments to this Clause 41 or the Confidentiality Undertakings with any party made on the basis of this Clause 41, if in the reasonable opinion of the Company this will be required to ensure compliance of the Company with any applicable securities or other laws.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

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(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate, but only to the extent such officers, directors, employees, professional advisers, auditors, partners and Representatives need to know such Confidential Information in connection with their work related therewith, if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or assigns and transfers by way of assumption of contract (Vertragsübernahme) (or may potentially assign or assign and transfer by way of assumption of contract (Vertragsübernahme)) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.7 (Security over Lenders' rights);

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(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

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41.3	Entire agreement

This Clause 41 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41 (Confidentiality).

41.6	Continuing obligations

The obligations in this Clause 41 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	Confirmation concerning Money Laundering

Each Borrower confirms that in entering into this Agreement it is acting for its own account and in its own economic interest and not on behalf of an economic beneficiary (wirtschaftlich Berechtigter) as defined in Section 1 of the German Money Laundering Act (Geldwäschegesetz).

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43.	USA Patriot Act

Each Lender notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56), and its implementing regulations, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the provisions of that Act.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

44.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by German law.

45.	Jurisdiction

(a)	The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Frankfurt am Main, Germany are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 45 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

45.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than any Obligor incorporated in Germany):

(i)	irrevocably appoints the Company (the "Process Agent") as its agent for service of process in relation to any proceedings before the German courts in connection with any Finance Document;

(ii)	agrees that failure by a the Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(iii)	undertakes to deliver to the Process Agent without undue delay upon execution of this Agreement a process agent appointment letter (the "Process Agent Appointment Letter") substantially in the form of SCHEDULE 15 (Form of Process Agent Appointment Letter) and to send a copy of the executed Process Agent Appointment Letter to the Facility Agent.

(b)	The Process Agent hereby acknowledges the appointment. The Process Agent shall ensure that documents to be served to an Obligor may validly be served by delivery to the Process Agent. In particular, the Process Agent shall notify the Facility Agent of any change of address, accept any documents delivered to it on behalf of an Obligor and fulfil any requirements of section 171 Code of Civil Procedure (Zivilprozessordnung), in particular present the original Process Agent Appointment Letter to any person effecting the service of process as required pursuant to section 171 sentence 2 Code of Civil Procedure (Zivilprozessordnung).

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46.	Conclusion of this Agreement (Vertragsschluss)

46.1	The Parties may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

46.2	If the Parties choose to conclude this Agreement in accordance with Clause 46.1 above, they will transmit the signed signature page(s) of this Agreement to Dr. Mario Hüther, Freshfields Bruckhaus Deringer LLP, fax: +49 69 27308 58486, email: mario.huether@freshfields.com (the "Recipient"). The Agreement will be considered concluded once the Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties and at the time of the receipt of the last outstanding signature page(s).

46.3	For the purposes of this Clause 46 only, the Parties appoint the Recipient as agent of receipt (Empfangsvertreter) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all Parties. For the avoidance of doubt, the Recipient will have no further duties connected with its position as Recipient. In particular, the Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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 SCHEDULE 1
The Original Parties

Part I
The Original Borrowers

Name of Original Borrower (Jurisdiction)	Registration number (or equivalent, if any)

Elster Asia GmbH (Germany)	AG Essen, HRB 22628

Elster GmbH (to be renamed Elster Europe GmbH) (Germany)	AG Wiesbaden, HRB 22631

Elster Group SE (Germany)	AG Essen, HRB 22030

Elster Holdings GmbH (Germany)	AG Essen, HRB 18866

Elster Holdings Netherlands B.V. (Netherlands)	34231148

Elster Holdings UK Limited (UK)	05516412

Elster Holdings US Inc. (Delaware, US)

Elster International GmbH (Germany)	AG Essen, HRB 22629

Part II
The Original Guarantors

Name of Original Guarantor (Jurisdiction)	Registration number (or equivalent, if any)

Elster American Meter Company, LLC (Delaware, US)

Elster Asia GmbH (Germany)	AG Essen, HRB 22628

Elster GmbH (to be renamed Elster Europe GmbH) (Germany)	AG Wiesbaden, HRB 22631

Elster Group SE (Germany)	AG Essen, HRB 22030

Elster Holdings GmbH (Germany)	AG Essen, HRB 18866

Elster Holdings Netherlands B.V. (Netherlands)	34231148

Elster Holdings UK Limited (UK)	05516412

Elster Holdings US. Inc. (Delaware, US)

Elster- Instromet B.V. (Netherlands)	09032301

Elster International GmbH (Germany)	AG Essen, HRB 22629

Execution Copy

Elster Medição de Água S/A (Brazil)

Elster Medição de Energia Ltda. (Brazil)

Elster Medición S.A. (Spain)

Elster Metering Limited (UK)	00873781

Elster N.V. (Belgium)

Elster Perfection Corporation (Delaware, US)

Elster S.A.S. (France)

Elster s.r.o. (Slovakia)	31 421 482

Elster Solutions, LLC (Delaware, US)

EnergyICT N.V. (Belgium)

Execution Copy

Part III
The Original Lenders

Name of Original Lender	Facility A Commitment in Euro	Facility B Commitment in Euro	Treaty Passport Scheme reference number (if applicable) and jurisdiction of tax residence

Bank of America, N.A. Frankfurt Branch	33,442,200.00	10,404.240.00	13/B/7418/DTTP

Bayerische Landesbank	33,442,200.00	10,404.240.00	07/B/70350/DTTP

Commerzbank Aktiengesellschaft	33,442,200.00	10,404.240.00

Crédit Agricole Corporate and Investment Bank Deutschland	33,442,200.00	10,404.240.00	5/C/0222082/DTTP

Deutsche Bank AG, Filiale Deutschlandgeschäft	—	10,404.240.00	7/D/70006/DTTP

Deutsche Bank Luxembourg S.A.	33,442,200.00	—	48/D/72718/DTTP

Goldman Sachs Bank (Europe) plc	33,442,200.00	10,404.240.00	12/G/337906/DTTP

Intesa Sanpaolo S.p.A.	15,251,400.00	4,744.880.00

ING Bank N.V., Frankfurt Branch	33,442,200.00	10,404.240.00

JPMorgan Chase Bank N.A.	33,442,200.00	10,404.240.00

Landesbank Baden-Württemberg	33,442,200.00	10,404.240.00	—

Mizuho Corporate Bank, Ltd.	33,442,200.00	10,404.240.00	—

Natixis	33,442,200.00	10,404.240.00	—

SEB AG	33,442,200.00	10,404.240.00

UniCredit Luxembourg S.A.	33,442,200.00	10,404.240.00

Total:	EUR 450,000,000	EUR 140,000,000

Execution Copy

Part IV
The Original Issuing Banks

Name of Original Issuing Bank	Fronting Sublimit Facility A in Euro	Fronting Sublimit Facility B in Euro

Commerzbank Aktiengesellschaft	0.00	0.00

Deutsche Bank AG, Filiale Deutschlandgeschäft	0.00	0.00

UniCredit Bank AG	0.00	0.00

Total:	EUR 0.00	EUR 0.00

Execution Copy

SCHEDULE 2

Conditions Precedent

Part I
Conditions precedent to closing

1.	The Original Obligors

(a)	In relation to an Original Obligor incorporated or established in Germany an up-to-date (dated no earlier than 15 days before the Signing Date) certified (beglaubigt) commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), certified by the commercial register as of a recent date, or partnership agreement (Gesellschaftsvertrag), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable). In relation to an Original Obligor incorporated or established in a jurisdiction other than Germany a copy of its constitutional documents.

(b)	In relation to the Company a copy of a resolution of the administrative board (Verwaltungsrat) approving the terms of, and the transactions contemplated by the Finance Documents.

(c)	In relation to an Original Obligor incorporated or established in Germany (other than the Company), a copy of a resolution signed by all the holders of the issued shares in such Original Obligor and/or if applicable, a copy of a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of such Original Obligor approving the terms of, and the transactions contemplated by the Finance Documents.

(d)	In relation to an Original Obligor incorporated in a jurisdiction other than Germany (if considered by relevant local counsel to be necessary or desirable in connection with the conclusion of the relevant Finance Document(s)) a copy of a resolution signed by all the holders of the issued shares in each such Original Obligor, approving the terms of, and the transactions contemplated by the Finance Documents.

(e)	(If considered by relevant local counsel to be necessary or desirable in connection with the conclusion of the relevant Finance Document(s)) a copy of a resolution of the board of directors (or an excerpt thereof, if considered sufficient by relevant local counsel to the Facility Agent) or similar and, if applicable, supervisory board of each Original Obligor incorporated or established in a jurisdiction other than Germany:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes, delivers and performs the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

Execution Copy

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(f)	A copy of a resolution of the shareholders meeting, or of a written resolution of all shareholders, of each Obligor incorporated in Belgium approving Clause 11.3 (Change of Control) and Clause 27.9 (Ownership of the Obligors) and any other provision of the Finance Documents requiring an early repayment in the case of a change of control in respect of such Obligor, together with evidence that an extract of such resolution has been filed with the clerk of the competent commercial court of the district of such Obligor’s head office in accordance with Article 556 of the Belgian Company Code.

(g)	To the extent applicable, a copy of the request for advice from each works council for each Original Obligor incorporated in the Netherlands if required as a matter of Dutch Law and the unconditional positive advice from such works council.

(h)	A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Requests) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(i)	(If considered by relevant local counsel to be necessary in connection with the conclusion of the relevant Finance Document(s)) in relation to an Original Obligor incorporated in a jurisdiction other than Germany a certificate of the Original Obligor (signed by authorised directors) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would (subject to the limitations set out in Clause 22) not cause any borrowing, guaranteeing or similar limit binding on such Original Obligor to be exceeded.

(j)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I (Conditions precedent to closing) of SCHEDULE 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

2.	Finance Documents

A copy of each of the following documents in the agreed form duly executed and delivered by all parties thereto:

(a)	this Agreement;

(b)	the Existing Bank Guarantee List; and

(c)	any Fee Letter.

Execution Copy

3.	Legal opinions

(a)	A legal opinion of Freshfields Bruckhaus Deringer LLP, legal advisers to the Arrangers and the Facility Agent in Germany, substantially in the form distributed to the Original Lenders prior to the Signing Date.

(b)	A legal opinion of Shearman & Sterling LLP, legal advisers to the Company as to matters of German law in relation to incorporation, capacity, authorisation and execution of the Finance Documents by the Company, substantially in the form distributed to the Original Lenders prior to the Signing Date.

(c)	If an Original Obligor is incorporated in a jurisdiction other than Germany a legal opinion which subject to the prevailing market practice in such jurisdiction, will be provided by the legal advisers in the relevant jurisdiction to the Arranger and the Facility Agent and/or the Company, substantially in the form distributed to the Original Lenders prior to the Signing Date.

4.	Other documents and evidence

(a)	The Original Financial Statements of the Company.

(b)	The Steps Paper.

(c)	Evidence that the Initial Bond has been issued by Elster Finance B.V. with minimum gross proceeds in the amount of EUR 250,000,000, with a tenor exceeding the Final Maturity Date and in accordance with the Bond Engagement Letter.

(d)	Evidence that the Existing Facilities Agreement has been cancelled and will be repaid no later than on the date of first Utilisation.

(e)	Copy of the duly executed release agreement in relation to Security granted by members of the Group under the Existing Facilities Agreement which is only subject to the occurrence of the suspensive condition (aufschiebende Bedingung) that the outstandings thereunder have been repaid in full.

(f)	Evidence that the fees, costs and expenses then due from any Obligor pursuant to Clause 15 (Bank Guarantee Commission and Fees) and Clause 21 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(g)	A structure chart of the Group as at the Signing Date.

(h)	Any document request by a Finance Party for client identification procedures in compliance with applicable money laundering law or regulation.

(i)	In relation to any Original Obligor incorporated or organised in the United States of America or any state or territory thereof and, with respect to sub-clause (i) only, any Original Obligor which has assets in the United States of America or any state or territory thereof:

Execution Copy

(i)	an original, duly authorised and executed copy of a Solvency Certificate; and

(ii)	if applicable, a certificate of good standing dated not more than 7 days prior to the Signing Date.

Execution Copy

Part II
Conditions precedent required to be
delivered by an Additional Obligor

1.	An Obligor Accession Letter, duly executed by the Additional Obligor and the Company.

2.	In relation to an Additional Obligor incorporated or established in Germany an up-to-date (dated no earlier than 15 days before the Signing Date) certified (beglaubigt) commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), certified by the commercial register as of a recent date, or partnership agreement (Gesellschaftsvertrag), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable). In relation to an Additional Obligor incorporated in a jurisdiction than other than Germany a copy of its constitutional documents.

3.	In relation to an Additional Obligor incorporated or established in Germany a copy of a resolution signed by all the holders of the issued shares in such Additional Obligor and/or (if applicable) a copy of a resolution of the supervisory board (Aufsichtsrat) and/or (if applicable) the advisory board (Beirat) of such Additional Obligor approving the terms of, and the transactions contemplated by the Finance Documents. In relation to an Additional Obligor incorporated in a jurisdiction other than Germany (if considered by relevant local counsel to be necessary or desirable in connection with the conclusion of the relevant Finance Document(s)) a copy of a resolution signed by all the holders of the issued shares in each such Additional Obligor, approving the terms of, and the transactions contemplated by the Finance Documents.

4.	(If considered by relevant local counsel to be necessary or desirable in connection with the conclusion of the relevant Finance Document(s)) a copy of a resolution of the board of directors of the Additional Obligor incorporated or established in a jurisdiction other than Germany:

(a)	approving the terms of, and the transactions contemplated by, the Obligor Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Obligor Accession Letter and the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Obligor Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices to be signed and/or despatched by such Additional Obligor under or in connection with the Finance Documents to which it is a party.

Execution Copy

6.	(If considered by relevant local counsel to be necessary or desirable in connection with the conclusion of the relevant Finance Document(s)) in relation to an Additional Obligor incorporated or established in a jurisdiction other than Germany a certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of SCHEDULE 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Obligor Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance in relation to the Additional Obligor which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Obligor Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	The following legal opinions:

(a)	A legal opinion of Freshfields Bruckhaus Deringer LLP, legal advisers to the Arranger and the Facility Agent in Germany (excluding legal capacity and authorisation of the Additional Obligor); and

(b)	a legal opinion of any reputable law firm, acceptable to the Facility Agent, regarding the legal capacity and valid authorisation of the Additional Obligor (including other customary opinions).

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than Germany, evidence that the process agent specified in Clause 45.2 (Service of process) of the Obligor Accession Letter, if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor together with a copy of the executed Process Agent Appointment Letter in relation to the proposed Additional Obligor.

12.	In relation to any Additional Obligor incorporated or organised in the United States of America or any state or territory thereof and, with respect to sub-clause (a) only, any Additional Obligor which has assets in the United States of America or any state or territory thereof:

(a)	an original, duly authorised and executed copy of a Solvency Certificate; and

(b)	if applicable, a certificate of good standing dated not more than 7 days prior to the date of the Obligor Accession Letter.

Execution Copy

SCHEDULE 3
Form of Requests

Part I
Form of Loan Request

From:	[Borrower]

To:	[Facility Agent]

Dated:

Dear Sirs

Elster Group SE
EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities
dated _______ 2011 (as amended from time to time) (the "Agreement")

1.	We refer to the Agreement. This is a Loan Request. Terms defined in the Agreement have the same meaning in this Loan Request unless given a different meaning in this Loan Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Loan Request.

4.	The Borrower confirms to each Finance Party that each of the Repeated Representations (other than the representations made in Clause 11.2 (Sanctions Laws)) is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.

Execution Copy

Yours faithfully

authorised signatory for	authorised signatory for
[name of relevant Borrower]	[name of Company]**

** If different from Borrower.

Execution Copy

Part II
Form of Bank Guarantee Request

From:	[Borrower]

To:	[Bank Guarantee Agent]

Dated:

Dear Sirs

Elster Group SE
EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities
dated _______ 2011 (as amended from time to time) (the "Agreement")

1.	We refer to the Agreement. This is a Bank Guarantee Request. Terms defined in the Agreement have the same meaning in this Bank Guarantee Request unless given a different meaning in this Bank Guarantee Request.

2.	We hereby give you notice that, pursuant to the Agreement and upon the terms and subject to the conditions contained therein, we request the [issue][amendment][increae][extension] of a Bank Guarantee as specified below [and in the attached form for the Bank Guarantee]:

(a)	Borrower: ______________

(b)	Our reference: ______________

(c)	Beneficiary: ______________

(d)	Facility: ______________

(e)	Type of Bank Guarantee: ______________

(f)	Proposed Utilisation Date ______________

(g)	Face Amount: ______________

(h)	Currency: ______________

(i)	Expiry date: ______________

(j)	Reference to underlying transaction: ______________

(k)	Bank Guarantee deed to be delivered to: ______________

(l)	Standard form of Bank Guarantee:	___[Yes/No]

(m)	[Designated Issuing Bank: ______________]

(n)	Form of Bank Guarantee agreed with designated Issuing Bank:	___[Yes/No]

[In the case of an amendment:

Execution Copy

(a)	Issuing Bank: ______________

(b)	Ref. No. of Issuing Bank: ______________

(c)	Borower's Ref. No.: ______________

(d)	Amendment details: ______________]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Bank Guarantee Request.

4.	The Borrower confirms to each Finance Party that each of the Repeated Representations (other than the representations made in Clause 11.2 (Sanctions Laws)) is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

Yours faithfully

authorised signatory for	authorised signatory for
[name of relevant Borrower]	[name of Company]**

 ** If different from Borrower.

Execution Copy

SCHEDULE 4
Form of Monthly Report

Execution Copy

Execution Copy

SCHEDULE 5
Form of List of Existing Bank Guarantees

Execution Copy

SCHEDULE 6
Form of Pledge Agreement

Note:	If the account agreement with the relevant bank governing the deposit made by the relevant Borrower as Cash Cover in accordance with Clause 7.3 (Cash Cover) is not governed by German law these pledge agreements may have to be amended to fulfil the requirements under the law governing the underlying account agreement.

ACCOUNT PLEDGE AGREEMENT

between

[Borrower]
[●]
[●]
as pledgor (the "Pledgor")

and

[Issuing Bank/Issuing Banks and the Facility Agent]

as pledge(s) (the "Pledgee(s)")

Preamble

1.	The Pledgor and the Pledgee(s) are party to a EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities Agreement dated [•] 2011 (the "Facilities Agreement") and made between the Pledgor as borrower, [•] as mandated lead arrangers, [•] as facility agent and the financial institutions named therein as Lenders.

2.	Pursuant to Clause [●] ([●]) of the Facilities Agreement the Pledgor is required to provide Cash Cover (as defined in the Facilities Agreement) in the amount of for the time being [currency] [amount] and the Pledgor [has deposited] [will deposit] on [date] such amount on the account no. [_________] maintained by it with [the Pledgee] (the "Account") and such amount may from time to time be increased or decreased by the Pledgor in accordance with the terms of the Facilities Agreement (the amount deposited with the Pledgee on the Account from time to time the "Cash Deposit").

3.	Pursuant to Clause 7.3 (Cash Cover) of the Facilities Agreement the Pledgor is obliged to pledge the Cash Deposit to the Pledgee.

Now it is hereby agreed as follows:

Execution Copy

§ 1
Pledge (Verpfändung)

The Pledgor hereby pledges (Pfandrecht pursuant to §§ 1204, 1273, 1279 et seq. of the German Civil Code (Bürgerliches Gesetzbuch)) for the security purposes set forth in § 2 below all its present and future claims and rights in respect of the Cash Deposit (including, but not limited to, any claim for the repayment of the Cash Deposit) to the Pledgee(s) (the "Pledge"). The Pledgee(s) hereby accepts such pledge. The Pledgor hereby gives notice to the [account holding Pledgee] of the pledge pursuant to this paragraph and the Pledgee hereby confirms receipt of such notice.

§ 2
Purpose of the Pledge

The Pledge shall serve as collateral for all present and future, actual or contingent obligations of the Pledgor towards the Pledgee(s) [pursuant to Clause 8.2 (Indemnification by the Borrowers) of the Facilities Agreement in respect of Bank Guarantees (as defined in the Facilities Agreement)]1/[ pursuant to Clause 8.2 (Indemnification by the Borrowers) of the Facilities Agreement in respect of Bank Guarantees (as defined in the Facilities Agreement and Clause 30.17 (Parallel debt) of the Facilities Agreement in respect of the Parallel Obligations (as defined in the Facilities Agreement)]2 (the "Secured Obligations").

§ 3
Realisation (Verwertung) of the Pledge

If any of the Secured Obligations has not been paid when due the Pledgee(s) shall be entitled to realise (verwerten) the pledge granted hereunder to the extent necessary to fulfil the due Secured Obligations. The Pledgee(s) shall notify the realisation to the Pledgor 10 days in advance.

§ 4
Representation of the Pledgor

The Pledgor hereby represents to the Pledgee(s) that (i) the claims and rights in respect of the Cash Deposit have not previously been transferred, assigned, pledged or otherwise charged (in whole or in part) to any third party (other than pursuant to the pledges existing pursuant to the Pledgee[']s general business terms and conditions); and (ii) no such third-party rights to or in relation to the Cash Deposits have been created by it.

§ 5
Subordination of Pledgee[']s rights

The Pledgee(s) hereby agree[s] for the benefit of each other Finance Party (as defined in the Facilities Agreement) that the pledge over the Account in favour of the Pledgee(s) granted pursuant to its general business terms and conditions shall be treated as ranking junior to the Pledge granted hereunder.

[1]	To be deleted if the Pledge is granted to the Security Agent.
[2]	To be deleted if the Pledge is granted to an Issuing Bank.

Execution Copy

§ 6
Release

The Pledgee(s) shall release the Pledge if and to the extent it has to return the Cash Deposit to the Pledgor in accordance with the terms of the Facilities Agreement.

§ 7
Severability

If any provision of this Agreement is or becomes invalid in whole or in part, the remaining provisions shall remain unaffected thereby. Invalid provisions shall be replaced by such valid provisions which, taking into consideration the purpose and intent of this Agreement, have, to the extent legally possible, the same economic effect as the invalid provisions. The preceding provisions shall be applicable mutatis mutandis to any lacunae (Vertragslücken) in this Agreement.

§ 8
Governing Law; Place of Performance; Jurisdiction

(a)          This Agreement shall be governed by the laws of the Federal Republic of Germany.

(b)	The non-exclusive place of jurisdiction for any action or other legal proceedings arising out of or in connection with this Agreement shall be the District Court (Landgericht) in Frankfurt am Main (non-exclusive jurisdiction). The Pledgor and the Pledgee(s) hereby submit to the jurisdiction of such court.

[place], [date]

[Borrower]	[Issuing Banks/Facility Agent]

Execution Copy

SCHEDULE 7
Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 12.3 (Default interest)) payable for the relevant Interest Period on the Loan.

Execution Copy

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Execution Copy

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Execution Copy

SCHEDULE 8
Form of Transfer Certificates

Part I
Form of Transfer Certificate

To:	[Facility Agent] as Facility Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

Elster Group SE
EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities
dated _______ 2011 (as amended from time to time) (the "Agreement")

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 28.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)):

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring to the New Lender by assumption of contract (Vertragsübernahme) all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)).*

(c)	The proposed Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 28.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender expressly confirms that it [can/cannot] exempt the Agents from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (d) of Clause 30.1 (Appointment and authorisation of the Agents).

*	The New Lender may, in the case of an assignment or transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified to each French Obligor by a bailiff (huissier) in accordance with Article 1690 of the French Civil Code (Code civil).

Execution Copy

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender) / [a Treaty Lender] / [not a Qualifying Lender].]

6.	[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ] and is tax resident in [ ]), so that interest payable to it by a Borrower incorporated in the United Kingdom is generally subject to full exemption from UK withholding tax and notifies the Company that:

(a)	[each Borrower incorporated in the United Kingdom which is a Party as a Borrower as at the Transfer Date must make an application to HM Revenue & Customs under form DTTP-2 within 30 days of the Transfer Date: and]

(b)	each Additional Borrower incorporated in the United Kingdom which becomes an Additional Borrower after the Transfer Date must make an application to HM Revenue & Customs under form DTTP-2 within 30 days of becoming an Additional Borrower.]

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.	This Transfer Certificate is governed by German law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent on [_______].

[Facility Agent]

By:

Execution Copy

Part II
Form of Assignment Certificate

To:	[Facility Agent] as Facility Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

Elster Group SE
EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities
dated _______ 2011 (as amended from time to time) (the "Agreement")

1.	We refer to the Agreement. This is an Assignment Certificate. Terms defined in the Agreement have the same meaning in this Assignment Certificate unless given a different meaning in this Assignment Certificate.

2.	We refer to paragraph (e) of Clause 28.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning all or part of the Existing Lender’s rights referred to in the Schedule.*

(b)	The proposed Assignment Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender confirms that it will assume the same obligations to the other Finance Parties as it would have been subject to if the New Lender would have been an Original Lender to the extent such obligations relate to the assigned claims including, without limitation, any obligations under Clause 33 (Sharing among the Finance Parties) of the Agreement.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender) / [a Treaty Lender] / [not a Qualifying Lender].]

*	The New Lender may, in the case of an assignment or transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified to each French Obligor by a bailiff (huissier) in accordance with Article 1690 of the French Civil Code (Code civil).

Execution Copy

6.	[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ] and is tax resident in [ ]), so that interest payable to it by a Borrower incorporated in the United Kingdom is generally subject to full exemption from UK withholding tax and notifies the Company that:

(a)	[each Borrower incorporated in the United Kingdom which is a Party as a Borrower as at the Transfer Date must make an application to HM Revenue & Customs under form DTTP-2 within 30 days of the Transfer Date: and]

(b)	each Additional Borrower incorporated in the United Kingdom which becomes an Additional Borrower after the Transfer Date must make an application to HM Revenue & Customs under form DTTP-2 within 30 days of becoming an Additional Borrower.]

7.	This Assignment Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.	This Assignment Certificate is governed by German law.

Execution Copy

THE SCHEDULE

Rights to be assigned

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Certificate is accepted by the Facility Agent on [_______].

[Facility Agent]

By:

Execution Copy

SCHEDULE 9

Form of Accession Letters

Part I
Form of Obligor Accession Letter

From:	[●]

To:	[Facility Agent] as Facility Agent

Dated:

Dear Sirs

Elster Group SE
EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities
dated _______ 2011 (as amended from time to time) (the "Agreement")

1.	We refer to the Agreement. This is an Obligor Accession Letter. Terms defined in the Agreement have the same meaning in this Obligor Accession Letter unless given a different meaning in this Obligor Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [29.2 (Additional Borrowers)]/[Clause 29.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	We confirm to each Finance Party that each of the Repeated Representations is true and correct in relation to us as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

4.	[Subsidiary's] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by German law.

[Company]	[Subsidiary]

Execution Copy

Part II

Form of Issuing Bank Accession Letter

To:	[Facility Agent] as Facility Agent

From:	[The Lender which is to become an Additional Issuing Bank] (the "Proposed Additional Issuing Bank")

Dated:   [         ]

Elster Group SE
EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities
dated _______ 2011 (as amended from time to time) (the "Agreement")

1.	We refer to the Agreement. This is a Issuing Bank Accession Letter. Terms defined in the Agreement have the same meaning in this Issuing Bank Accession Letter unless given a different meaning herein.

2.	We refer to Clause 31.5 (Changes to the Issuing Banks) of the Agreement. The Company has nominated the Proposed Additional Issuing Bank as, and the Proposed Additional Issuing Bank hereby agrees to become, an Additional Issuing Bank in relation to Facility [A and/or B] [and to replace [ ] in its capacity as Issuing Bank] and to be bound by the terms of the Agreement as an Additional Issuing Bank pursuant to Clause 31.5 (Changes to the Issuing Banks).

3.	The Fronting Sublimit of the Proposed Additional Issuing Bank under Facility [A/B] shall be EUR [●].

4.	The date from which the Proposed Additional Issuing Bank shall become an Additional Issuing Bank is [ ].

5.	The Proposed Additional Issuing Bank’s administrative details for the purposes of its acting as an Additional Issuing Bank are as follows:

Address:

Fax No:

Attention: .

6.	This Issuing Bank Accession Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy hereof.

7.	This Issuing Bank Accession Letter is governed by German law.

Yours faithfully,

[          ]

(as Proposed Additional Issuing Bank)

Execution Copy

THE Schedule

Form of confirmation of the Facility Agent

To:	[ ] as Additional Issuing Bank

From:	[Facility Agent] as Facility Agent

Dear Sirs,

Elster Group SE
EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities
dated _______ 2011 (as amended from time to time) (the "Agreement")

Issuing Bank Accession Letter dated [             ]

We confirm as follows:

1.	we have received the written consent of all Issuing Banks to your accession as Additional Issuing Bank [and the retirement of [ ] in its capacity as Issuing Bank];

2.	we have received from you (in form and substance satisfactory to us) the above Issuing Bank Accession Letter; and

3.	the date from which the Proposed Additional Issuing Bank (as defined in the Issuing Bank Accession Letter referred to above) shall accede to the Agreement as an Additional Issuing Bank is [ ].

Yours faithfully,

[Facility Agent]

By:

Execution Copy

SCHEDULE 10
Form of Resignation Letter

From:	[resigning Obligor] and Elster Group SE

To:	[Facility Agent] as Facility Agent

Dated:

Dear Sirs

Elster Group SE
EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities
dated _______ 2011 (as amended from time to time) (the "Agreement")

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause [29.3 (Resignation of a Borrower) and/or (Clause 29.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower and] Guarantor under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter is governed by German law.

Elster Group SE	[resigning Obligor]

By:	By:

Execution Copy

SCHEDULE 11
Form of Compliance Certificate

From:	Elster Group SE

To:	[Facility Agent] as Facility Agent

Dated: [     ]

Dear Sirs

Elster Group SE
EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities
dated _______ 2011 (as amended from time to time) (the "Agreement")

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that at [insert end of relevant Testing Period]:

(a)	Adjusted Consolidated EBITDA was [ ].

(b)	Consolidated Total Net Debt was [ ].

(c)	Consolidated Total Net Cash Interest Expenses was [ ]

and, therefore, Leverage Ratio was [   ] and Interest Cover was [   ].

3.	We confirm to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

4.	[We confirm that the following entities constitute Material Subsidiaries for the purposes of the Agreement: [•].]*

5.	[We confirm that as at the end of the financial year [●], the aggregated EBITDA of the Company and all Guarantors (calculated on the same basis as Adjusted Consolidated EBITDA) equal at least 70 per cent. of Adjusted Consolidated EBITDA.] *

6.	[We confirm that no Default is continuing.]**

Signed:	________________	________________
	CFO	Director
	Of	of
	Elster Group SE	Elster Group SE

*	Only applicable if the Compliance Certificate accompanies the audited consolidated financial statements.
**	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Execution Copy

SCHEDULE 12

Form of Solvency Certificate

[NAME OF ENTITY]

Certificate

Elster Group SE
EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities
dated _______ 2011 (as amended from time to time) (the "Agreement")

Reference is made to the Agreement. Terms used but not defined in this Certificate have the meanings assigned to such terms in the Agreement. In addition, as used herein, Transactions means, collectively, the transactions contemplated by the Agreement and the other Finance Documents. This Certificate is being delivered by the [Chief Financial Officer][Treasurer] of [___], a [type of entity] (the "Obligor"), pursuant to Schedule 2 of the Agreement.

The undersigned hereby certifies as follows:

1.	I am familiar with the terms of (a) the Agreement, which among other things provides for the extension of credit by the Lenders and the Issuing Banks to the Borrowers, (b) each of the other Finance Documents referred to in the Agreement and (c) the Transactions.

2.	As to the matters set forth below, I either have personal knowledge thereof or have obtained knowledge thereof from officers or employees of the Obligor in whom I have confidence and whose duties require them to have personal knowledge thereof, and I deliver this Certificate on behalf of the Obligor pursuant to Schedule 2 of the Agreement with the intent that this Certificate shall be relied upon by the Finance Parties as a basis for the consummation of the Transactions.

3.	I hereby certify as follows:

(a)	The Obligor is consummating the Transactions in good faith and for a legal and valid business reason. The Transactions represent a practicable and reasonable course of action to improve the financial position of the Obligor without impairing the rights of its creditors.

(b)	The Obligor is not consummating any of the Transactions with any intent to hinder, delay or defraud any entity to which the Obligor is, intends to be or believes that it will become, indebted.

(c)	Both immediately prior to and immediately after the consummation of the Transactions, and, in particular, after giving effect to the limitation on any guarantees given by the Obligor pursuant to Clause 22.11 (US Guarantee Limitations) of the Agreement, the fair saleable value of the assets of the Obligor, not including any assets consisting of any equity of any [Guarantor], exceeds the amount that will be required to be paid on or in respect of the debts and other liabilities (including contingent, unmatured and subordinated liabilities) of the Obligor as they mature.

Execution Copy

(d)	Immediately prior to the consummation of the Transactions, the Obligor is not engaged in, and is not about to engage in, a business or any transaction (including, without limitation, the Transactions) for which the Obligor has or will have unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

(e)	Both immediately prior to and immediately after the consummation of the Transactions, the Obligor has not incurred debts, does not intend to incur debts and does not believe that it has incurred debts beyond its ability to pay such debts as they mature.

(f)	The Transactions have not been entered into by the Obligor, and the Obligor has not (either immediately before or immediately after the consummation of the Transactions) transferred, concealed or removed any of its property, with the intent to hinder, delay or defraud any entity to which the Obligor is, intends to be or believes that it will become, indebted.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate on behalf of the Obligor, in the undersigned's capacity as [Chief Financial Officer][Treasurer] of the Obligor, this _____ day of _____, 20__.

Name:

Execution Copy

SCHEDULE 13
Form of Confidentiality Undertaking

[letterhead of Existing Lender]

To:

[insert name of Potential Lender]

Elster Group SE EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities dated _______ 2011 (the "Facilities")

Dear Sirs,

We understand that you are considering to participate in the Facilities. By your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake:

(i)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(ii)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

(iii)	to use the Confidential Information only for the Permitted Purpose; and

(iv)	to use all reasonable endeavors to ensure that any person to whom you pass any Confidential Information under paragraph 2 below (unless disclosed under sub-paragraph 2(ii) below) acknowledges and agrees to comply with the provisions of this letter as if that person were also a party to it.

Execution Copy

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(i)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(ii)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(iii)	with the prior written consent of us and the Company.

3.	Notification of Required or Unauthorized Disclosure You agree (to the extent permitted by law) to inform the Company and us as soon as becoming aware thereof of the full circumstances of any disclosure under paragraph 2(ii) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If we or the Company so request in writing, you shall return all Confidential Information supplied to you by us and/or by or on behalf of the Company or any other member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavors to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(ii) above. Any Confidential Information not to be returned, destroyed or erased pursuant to the preceding sentence shall be kept confidential until it may be returned, destroyed or erased.

5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us and/or the Company or any other member of the Group. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to the agreement documenting the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us and/or by or on behalf of the Company or any other member of the Group and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(i)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

Execution Copy

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(i)	neither we nor any member of the Group nor any of our or their officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information (in the case of the relevant members of the Group, in each case without prejudice to any related representation and warranty that may be given in the agreement documenting the Facilities); and

(ii)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction for specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc. This letter sets out the full extent of your obligations of confidentiality owed to us, the Company and each member of the Group in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us, subject in each case to the prior written consent of the Company.

8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings The acknowledgements and undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group in the form of a contract in favour of the Company and each other member of the Group as third party beneficiaries pursuant to §328(1) of the German Civil Code.

10.	Definitions In this letter (including the acknowledgement set out below):

"Company" means Elster Group SE:

"Confidential Information" means any information relating to the Company, the Group, any member thereof, and the Facilities including, without limitation, the information package, provided to you by us and/or the Company or any other member of the Group or any of our affiliates or advisers or any adviser of any member of the Group, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us and/or the Company or any other member of the Group or any of our affiliates or advisers or any adviser of any member of the Group or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Execution Copy

"Group" means the Company and each of its Holding Companies and Subsidiaries and each Subsidiary of each of its Holding Companies;

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

"Participant Group" means you, each of your Holding Companies and Subsidiaries and each Subsidiary of each of your Holding Companies;

"Permitted Purpose" means considering and evaluating whether to participate in the Facilities; and

"Subsidiary" means an entity from time to time of which another person has direct or indirect control. For this purpose, one person being "controlled" by another means that (i) the second one owns more than 50 per cent. of the equity share capital of the first or has the right to receive more than 50 per cent. of the dividends declared from time to time by the first; or (ii) the second has the right to appoint a majority of the board of directors or supervisory board of the first, and "control" shall be construed accordingly.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of Germany and the parties submit to the non-exclusive jurisdiction of the courts of Frankfurt am Main.

Please acknowledge your agreement to the above by signing and returning the enclosed copy to [Existing Lender], [Attn.], Fax: [ ].

Yours faithfully

[Existing Lender]

We acknowledge and agree to the above:

__________________

For and on behalf of

[Potential Lender]

Execution Copy

SCHEDULE 14

Timetables

	Loans in euro	Loans in other currencies

Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	U-4

Delivery of a duly completed Loan Request* (Clause 5.1 (Delivery of a Loan Request))	U-3 3:00 p.m.	U-3 10:00 a.m.

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.5 (Lenders’ participation)	-	U-3 3:00 p.m.

Facility Agent notifies the Facility B Lenders of the Loan in accordance with Clause 5.5 (Lenders’ participation)	U-3 3:00 p.m.	U-3 3:00 p.m.

Facility Agent receives a notification from a Facility B Lender under Clause 5.4 (Unavailability of a currency)	-	Quotation Day noon

Facility Agent gives notice in accordance with Clause 5.4 (Unavailability of a currency)	-	Quotation Day 3:00 p.m.

EURIBOR or LIBOR is fixed	Quotation Day as of 11:00 am (Brussels time) in respect of EURIBOR	Quotation Day as of 11:00 a.m. (London time) in respect of LIBOR

"U" = date of utilisation

"U-x" = Business Days prior to utilisation

* In case of first drawdown, 10:00 a.m. on the Utilisation Date.

Execution Copy

SCHEDULE 15

Form of Process Agent Appointment Letter

To:	[ ] as process agent

From:	[Obligor]

Date:

Dear Sirs

Elster Group SE

EUR 590,000,000 Multicurrency Revolving Credit and Bank Guarantee Facilities

dated _______ 2011 (as amended from time to time) (the "Agreement")

We refer to the Agreement and hereby irrevocably appoint you as our agent for service of process in relation to any proceeding before any German court in connection with the above mentioned Agreement.

Signed:
	Director	Director
	of	of
	[Obligor]	[Obligor]

Execution Copy

SIGNATURES

THE ORIGINAL BORROWERS

Elster Asia GmbH (Germany)

By:

Name(s):

Elster GmbH (to be renamed Elster Europe GmbH) (Germany)

By:

Name(s):

Elster Group SE (Germany)

By:

Name(s):

Elster Holdings GmbH (Germany)

By:

Name(s):

Signature Page 1

Execution Copy

Elster Holdings Netherlands B.V. (Netherlands)

By:

Name(s):

Elster Holdings UK Limited (UK)

By:

Name(s):

Elster Holdings US Inc. (Delaware, US)

By:

Name(s):

Elster International GmbH (Germany)

By:

Name(s):

Signature Page 2

Execution Copy

THE ORIGINAL GUARANTORS

Elster American Meter Company, LLC (Delaware, US)

By:

Name(s):

Elster Asia GmbH (Germany)

By:

Name(s):

Elster GmbH (to be renamed Elster Europe GmbH) (Germany)

By:

Name(s):

Elster Group SE (Germany)

By:

Name(s):

Signature Page 3

Execution Copy

Elster Holdings GmbH (Germany)

By:

Name(s):

Elster Holdings Netherlands B.V. (Netherlands)

By:

Name(s):

Elster Holdings UK Limited (UK)

By:

Name(s):

Elster Holdings US Inc. (Delaware, US)

By:

Name(s):

Elster- Instromet B.V. (Netherlands)

By:

Name(s):

Signature Page 4

Execution Copy

Elster International GmbH (Germany)

By:

Name(s):

Elster Medição de Água S/A (Brazil)

By:

Name(s):

Elster Medição de Energia Ltda. (Brazil)

By:

Name(s):

Elster Medición S.A. (Spain)

By:

Name(s):

Elster Metering Limited (UK)

By:

Name(s):

Signature Page 5

Execution Copy

Elster N.V. (Belgium)

By:

Name(s):

Elster Perfection Corporation (Delaware, US)

By:

Name(s):

Elster S.A.S. (France)

By:

Name(s):

Elster s.r.o. (Slovakia)

By:

Name(s):

Elster Solutions, LLC (Delaware, US)

By:

Name(s):

Signature Page 6

Execution Copy

EnergyICT N.V. (Belgium)

By:

Name(s):

Signature Page 7

Execution Copy

THE COORDINATING MANDATED LEAD ARRANGERS

ING Bank N.V., Frankfurt Branch

By:

Name(s):

Mizuho Corporate Bank, Ltd.

By:

Name(s):

UniCredit Bank AG

By:

Name(s):

Signature Page 8

Execution Copy

THE MANDATED LEAD ARRANGERS

Bank of America, N.A. Frankfurt Branch

By:

Name(s):

Bayerische Landesbank

By:

Name(s):

Commerzbank Aktiengesellschaft

By:

Name(s):

Crédit Agricole Corporate and Investment Bank

By:

Name(s):

Signature Page 9

Execution Copy

Deutsche Bank AG

By:

Name(s):

Goldman Sachs International

By:

Name(s):

J.P. Morgan plc

By:

Name(s):

Landesbank Baden-Württemberg

By:

Name(s):

Natixis

By:

Name(s):

Signature Page 10

Execution Copy

SEB AG

By:

Name(s):

Signature Page 11

Execution Copy

THE ORIGINAL LENDERS

Bank of America, N.A. Frankfurt Branch

By:

Name(s):

Bayerische Landesbank

By:

Name(s):

Commerzbank Aktiengesellschaft

By:

Name(s):

Crédit Agricole Corporate and Investment Bank Deutschland

By:

Name(s):

Signature Page 12

Execution Copy

Deutsche Bank AG, Filiale Deutschlandgeschäft

By:

Name(s):

Deutsche Bank Luxembourg S.A.

By:

Name(s):

Goldman Sachs Bank (Europe) plc

By:

Name(s):

Intesa Sanpaolo S.p.A.

By:

Name(s):

ING Bank N.V., Frankfurt Branch

By:

Name(s):

Signature Page 13

Execution Copy

JPMorgan Chase Bank N.A.

By:

Name(s):

Landesbank Baden-Württemberg

By:

Name(s):

Mizuho Corporate Bank, Ltd.

By:

Name(s):

Natixis

By:

Name(s):

SEB AG

By:

Name(s):

Signature Page 14

Execution Copy

UniCredit Luxembourg S.A.

By:

Name(s):

Signature Page 15

Execution Copy

THE ISSUING BANKS

Commerzbank Aktiengesellschaft

By:

Name(s):

Deutsche Bank AG, Filiale Deutschlandgeschäft

By:

Name(s):

UniCredit Bank AG

By:

Name(s):

Signature Page 16

Execution Copy

THE FACILITY AGENT

Commerzbank Aktiengesellschaft, Filiale Luxemburg

By:

Name(s):

THE BANK GUARANTEE AGENT

UniCredit Bank AG

By:

Name(s):

Signature Page 17